Exhibit 10.1

LEASE

CREEKSIDE LABS

SAN DIEGO CREEKSIDE, LLC,

a Delaware limited liability company,

as Landlord,

and

aTYR PHARMA, INC.,

a Delaware corporation,

as Tenant.

Table of Contents

Page

1.	PREMISES, BUILDING, PROJECT, AND COMMON AREAS	6
2.	LEASE TERM; OPTION TERM	7
3.	BASE RENT	9
4.	ADDITIONAL RENT	10
5.	USE OF PREMISES	17
6.	SERVICES AND UTILITIES	24
7.	REPAIRS	28
8.	ADDITIONS AND ALTERATIONS	29
9.	COVENANT AGAINST LIENS	30
10.	INSURANCE	31
11.	DAMAGE AND DESTRUCTION	33
12.	NONWAIVER	34
13.	CONDEMNATION	35
14.	ASSIGNMENT AND SUBLETTING	35
15.	SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES	39
16.	HOLDING OVER	41
17.	ESTOPPEL CERTIFICATES	41
18.	SUBORDINATION	42
19.	DEFAULTS; REMEDIES	43
20.	COVENANT OF QUIET ENJOYMENT	45
21.	CREDIT ENHANCEMENT	45
22.	INTENTIONALLY OMITTED	46
23.	SIGNS	46
24.	COMPLIANCE WITH LAW	47
25.	LATE CHARGES	48
26.	LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT	48
27.	PROJECT CONTROL BY LANDLORD; ENTRY BY LANDLORD	48
28.	TENANT PARKING	49
29.	MISCELLANEOUS PROVISIONS	50

-i-

EXHIBITS
Exhibit 1.1.1-1	Premises
Exhibit 1.1.1-2	Tenant Work Letter
Exhibit 2.1	Form of Notice of Lease Term Dates
Exhibit 5.2	Rules and Regulations
Exhibit 5.3.1.1	Environmental Questionnaire
Exhibit 17	Form of Tenant’s Estoppel Certificate
Exhibit 21	Form of Letter of Credit

-ii-

Index of Defined Terms

Abatement Period	3
Additional Improvement Allowance	4
Additional Insureds	33
Additional Rent	10
Advocate Arbitrators	9
Alterations	29
Applicable Laws	47
Base Rent	4
Brokers	52
Builders All Risk	31
Building	7
Building Common Areas	7
Building Hours	25
CASp Report	49
CC&Rs	24
Claims	23
Clean-up	22
Closure Letter	22
Code	11
Common Areas	7
Company	39
Comparable Buildings	9
Comparable Transactions	9
Contemplated Effective Date	38
Contemplated Transfer Space	38
Controllable Operating Expenses	17
Damage Termination Notice	35
Determination Termination Notice	35
Direct Expenses	11
Environmental Assessment	21
Environmental Laws	20
Environmental Questionnaire	18
Environmental Report	22
Estimate	17
Estimate Statement	16
Estimated Direct Expenses	17
Expense Year	11
Fair Rental Value	9
Force Majeure	53
Hazardous Materials	19
Hazardous Materials Claims	19
Holidays	25
Intention to Transfer Notice	38
L/C Expiration Date	46
L/C Security	46
Landlord	1
Landlord Indemnitees	23
Landlord Parties	32
Landlord Repair Notice	34
Landlords Hazardous Materials	21
Lease	1
Lease Commencement Date	8
Lease Expiration Date	8
Lease Term	8

-iii-

Lease Year	8
Lender	23
Lines	55
Mail	53
Material Service Interruption	29
Neutral Arbitrator	10
New Improvements	33
Notices	53
Operating Expenses	12
Option Conditions	9
Option Rent	9
Option Term	9
Original Tenant	9
Outside Agreement Date	10
PCBs	19
Permitted Assignee	40
Permitted Dogs	24
Permitted Transferee	39
Permitted User	40
Premises	7
Project	7
Project Common Areas	7
Proposition 13	15
Recapture Notice	38
Regulations	11
REIT	52
Release	19
Renovations	54
Rent	11
Rent Abatement	3
Rules and Regulations	18
Service Interruption	29
Service Interruption Notice	29
Special Systems	55
Statement	16
Subject Space	36
Summary	1
Supplemental Base Rent	4
Tax Expenses	14
Tenant	1
Tenant Parties	19
Tenant Work Letter	4
Tenants Security System	28
Tenants Share	15
Tenants Subleasing Costs	38
Third Parties	33
Transfer Notice	36
Transfer Premium	38
Transferee	36
Transfers	36
Underlying Documents	12

-iv-

CREEKSIDE LABS

LEASE

This Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between San Diego Creekside, LLC, a Delaware limited liability company (“Landlord”), and aTyr Pharma, Inc., a Delaware corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION
1. Dated as of:	May 12, 2022
2. Premises (Article 1).
2.1 Building:	That certain life sciences building containing approximately 70,767 rentable square feet of space located at 10240 Sorrento Valley Road, San Diego, California 92121 (“Building”).
2.2 Premises:	Approximately 23,696 rentable square feet of space designated as Suite 300 in Building (the “Premises”), as further depicted in Exhibit 1.1.1-1 to the Lease.
3. Lease Term (Article 2).
3.1 Length of Term:	One hundred twenty-four (124) months.

3.2 Lease Commencement Date; Delivery Date:

The Rent Commencement Date shall be the earlier to occur of (i) the date the Premises are Ready for Occupancy (as defined in the Tenant Work Letter attached hereto as Exhibit 1.1.1-2) and Tenant commences to conduct business therefrom, and (ii) April 1, 2023 (which date shall also be the “Lease Commencement Date”); provided however, if the Premises are Ready for Occupancy earlier than March 1, 2023, Tenant shall have the right to occupy the Premises without the payment of any Base Rent even if Tenant commences conducting business therefrom, and the Lease Commencement Date and Rent Commencement Date shall be deemed to have occurred on March 1, 2023; provided further however, Landlord shall provide Tenant with thirty (30) days of early access to the Premises prior to the date such Premises are Ready for Occupancy to prepare the Premises for the conduct of Tenant’s business without any obligation to pay Base Rent, Operating Expenses or electric utility charges during such period. Tenant shall be entitled to abatement of Base Rent for months two (2) through five (5), inclusive, of the Lease Term, but Tenant shall pay Tenant’s Share of Direct Expenses and all electric utility charges during such abatement period.

The Delivery Date shall be the date of the mutual execution of this Lease. Landlord shall deliver possession of the Premises on the Delivery Date. Tenant can enter and commence construction of the Tenant Improvements (as defined in Exhibit 1.1.1-2) from and after the Delivery Date, but Tenant acknowledges and understands that from and after the Delivery Date up to the date upon which the Premises are Ready for Occupancy, Landlord and its contractors shall have the right to enter the Premises in connection with the construction of the Landlord Work.

3.3 Lease Expiration Date:

The last day of the one hundredth twenty-fourth (124th) full month after the Lease Commencement Date. As an example, solely to illustrate the foregoing, if the Lease Commencement Date is, in fact, April 1, 2023, then the Lease Expiration Date shall be July 31, 2033.

3.4 Option Term:	One (1) option to extend the Lease Term for five (5) years.

4A.Base Rent for the Premises (Article 3):
	Lease Term (in months) *	Monthly Installment of Base Rent	Monthly Base Rent per Rentable Square Foot**
	1-12***	$136,252.00	$5.75
	13-24	$140,280.32	$5.92
	25-36	$144,545.60	$6.10
	37-48	$148,810.88	$6.28
	49-60	$153,313.12	$6.47
	61-72	$158,052.32	$6.67
	73-84	$162,791.52	$6.87
	85-96	$167,530.72	$7.07
	97-108	$172,506.88	$7.28
	109-120	$177,720.00	$7.50
	121-124	$183,170.08	$7.73

*Note:  If the Rent Commencement Date does not occur on the first day of a calendar month, then Lease months 1 – 12 shall include the first twelve (12) full calendar months of the Lease Term and any partial calendar month in which the Rent Commencement Date occurs, and the Base Rent for such partial calendar month shall be prorated in accordance with Section 3.1 below.

**Note:  Monthly Base Rent per rentable square foot has been rounded off to the nearest cent using conventional rounding principles.

***Note:  Tenant shall be entitled to receive Base Rent abatement for months 2 through 5, inclusive, of the Lease Term (the “Abatement Period“) as to the Base Rent applicable to the Premises (“Rent Abatement”), but Tenant shall be obligated to pay Tenant’s Share of Direct Expenses and separately metered utilities and janitorial costs during the Abatement Period.

4.1 Payment of Rent:

Rent checks shall be made payable to and sent to the following lockbox address:

San Diego Creekside, LLC
P.O. Box 894939
Los Angeles, CA 90189-4939

or wired to

Citibank NA, New York
Account Name:  San Diego Creekside, LLC
Account Number:  6865616135
Routing Number:  021000089

5. Tenant Improvement Allowance:

The improvement allowance shall be Five Million, Four Hundred Fifty Thousand, Eighty Dollars ($5,450,080), to be applied in accordance with the terms of the Tenant Work Letter attached hereto as Exhibit 1.1.1-2B (the “Tenant Work Letter”).  Tenant may obtain an additional improvement allowance of up to Five Hundred Ninety-Two Thousand, Four Hundred Dollars ($592,400) (the “Additional Improvement Allowance”) in accordance with the terms of the Tenant Work Letter, but the Additional Improvement Allowance shall be repaid by Tenant as additional monthly base rent, amortized at eight percent (8%) per annum during the Lease Term, and payable to Landlord at the same time as Tenant pays Base Monthly Rent (which additional monthly base rent may be referred to herein as the “Supplemental Base Rent”); provided, however, the Supplemental Base Rent payments will not be subject to annual escalation at the same time as the Base Rent.  Tenant shall not be required to pay the monthly Supplemental Base Rent during the Abatement Period.  Base Rent and Supplemental Base Rent, if and as applicable, may be referred to together as simply the “Base Rent.”

6. NNN Lease:

In addition to the Base Rent, Tenant shall be responsible to pay (i) Tenant’s Share of Direct Expenses in accordance with the terms of Article 4 of the Lease, and (ii) separately metered utilities and janitorial costs associated with the Premises. For calendar year 2022, Direct Expenses are estimated to be a monthly amount equal to $0.95 per rentable square feet of the Premises.

7. Tenant’s Share (Article 4):

Tenant’s Share of the Building shall be approximately 33.48%, and Tenant’s Share of the Project, currently 132,106 rentable square feet, shall be approximately 17.94%, based on the calculations set forth in Section 4.2.6 of this Lease.

8. Permitted Use (Article 5):

The Premises shall be used for general office, laboratory, biotechnology, research and development, related administrative offices and, storage uses and other lawful accessory uses reasonably related to and incidental to such specified uses, all (i) consistent with comparable life sciences projects in the San Diego, California area, and (ii) in compliance with, and subject to, Applicable Laws and the terms of this Lease.

9. Credit Enhancement (Article 21):	$732,680.00, in the form of a letter of credit pursuant to Article 21 of the Lease.
10. Guarantor (Article 21):	None

11. Parking Space Ratio (Article 28):	Three and one-half (3.5) unreserved parking spaces for every 1,000 rentable square feet of the Premises (i.e., for a total of 83 parking spaces), subject to the terms of Article 28 of the Lease.
12. Address of Tenant (Section 29.18):

Before Lease Commencement Date:

aTyr Pharma, Inc.
3545 John Hopkins Court, Suite #250
San Diego, CA 92121
Attention:  Jill Broadfoot, CFO

After Lease Commencement Date:

aTyr Pharma, Inc.
10240 Sorrento Valley Road
San Diego, CA 92121
Attention:  Jill Broadfoot, CFO

13. Address of Landlord (Section 29.18):

San Diego Creekside, LLC
c/o Longfellow Real Estate Partners, LLC
260 Franklin Street, Suite 1920
Boston, MA 02110
Attn:  Asset Management

with copies to:

San Diego Creekside, LLC
c/o Longfellow Property Management Services CA, Inc.
9330 Scranton Road, Suite 120
San Diego, CA 92121
Attn:  Property Management

14. Broker(s) (Section 29.24):	Newmark Knight Frank (representing exclusively Landlord) and Colliers (representing exclusively Tenant)

1.PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1Premises, Building, Project and Common Areas.

1.1.1The Premises.  Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the “Premises”).  The outline of the Premises is set forth in Exhibit 1.1.1-1 attached hereto.  The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance.  The parties hereto hereby acknowledge that the purpose of Exhibit 1.1.1-1 is to show the approximate location of the Premises in the “Building”, as that term is defined in Section 1.1.2 below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “Common Areas,” as that term is defined in Section 1.1.3 below, or the elements thereof or of the accessways to the Premises or the “Project”, as that term is defined in Section 1.1.2 below.  Subject to the immediately following sentence, Tenant shall accept the Premises in its presently existing “as-is” condition and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises except as otherwise expressly set forth in this Lease or in the Tenant Work Letter attached hereto as Exhibit 1.1.1-2.  Notwithstanding the foregoing, as of the Lease Commencement Date, Landlord shall cause the Premises to be in compliance (to the extent they are not already as of the date of this Lease) with applicable laws, with the plumbing, electrical systems, fire sprinkler and life safety system, lighting, air conditioning and heating systems and all other building systems serving the Premises (collectively, the “Building Systems”) in good operating condition and repair, and the Base, Shell & Core (as defined in the Tenant Work Letter) in compliance with Applicable Laws. Further, prior to the Lease Commencement Date, Landlord shall cause the existing roof membrane of the roof of the Building to be replaced.  The Premises shall exclude Common Areas, including without limitation, the exterior faces of exterior walls, the roof, any entry, vestibule and main lobby of the Building, elevator lobbies, elevators and elevator wells, common lavatories, the common stairways and stairwells, boiler room, sprinkler rooms, elevator rooms, mechanical rooms, loading and receiving areas, electric and telephone closets, janitor closets, and pipes ducts, conduits, wires and appurtenant fixtures and equipment serving exclusively or in common with other parts of the Building.

1.1.2The Building and The Project.  The Premises are a part of the buildings set forth in Section 2.1 of the Summary (the “Building”).  The term “Project” (as used in this Lease) shall mean (i) the Building and the Common Areas, (ii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the Building and the Common Areas are located, (iii) the other two (2) buildings (having street addresses at 10220 and 10260 Sorrento Valley Road, San Diego, California 92121) located in the project known as “Creekside Labs”, and the land upon which such adjacent building is located, and (iv) at Landlord’s discretion, any additional real property, buildings or other improvements added thereto outside of the Project provided such addition does not result in an increase in the amount of Direct Expenses payable by Tenant.

1.1.3Common Areas.  Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project, including, without limitation, the parking facilities at the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, including Tenant, or to be shared by Landlord and certain tenants, including Tenant, are collectively referred to herein as the “Common Areas”).  The Common Areas shall consist of the “Project Common Areas” and the “Building Common Areas”.  The term “Project Common Areas”, as used in this Lease, shall mean the portion of the Project designated as such by Landlord.  The term “Building Common Areas”, as used in this Lease, shall mean the portions of the Common Areas located within the Building designated as such by Landlord.  During Landlord’s ownership of the Project, the Tenant experience will include Longfellow’s ELEVATE Amenity Program- a proprietary tenant experience and hospitality program, cultivating greatness through curated events, programming and services exclusively for Longfellow’s tenants; provided, however, Landlord reserves the right to change and to evolve the program elements and offerings during the Lease Term. Tenant acknowledges that the ELEVATE Amenity Program is unique to Longfellow properties and not transferrable to future owners of the Project. The manner in which the Common Areas are maintained and operated shall be at the sole discretion of Landlord (but shall at all times be consistent with first class life sciences project in the vicinity of the Project) and the use thereof shall be subject to such reasonable, non-discriminatory rules, regulations and restrictions as Landlord may make from time to time in accordance with Section 5.2 below and provided to Tenant in writing.  Any rules and regulations established by the Landlord for use of the Common Areas shall not unreasonably restrict Tenant’s access to or use of the Premises for conduct of its business, nor diminish Tenant’s rights under this Lease. In the event of any conflict between such rules and regulations and the terms of this Lease, the latter shall control. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas, provided that, in connection therewith, Landlord shall perform such closures, alterations, additions or changes in a commercially reasonable manner and, in connection therewith, shall use commercially reasonable efforts to minimize any material interference with Tenant’s use of and access to the Premises and further provided that such changes will not increase Tenant’s obligations under this Lease.

1.2Rentable Square Feet of Premises.  For purposes of this Lease, “rentable square feet” or “Rentable Area” of the Premises are as set forth in Section 2.2 of the Summary. For purposes of this Lease, the “rentable square feet” (i.e., the Rentable Area) of the Premises and the Building and the other buildings in the Project have been calculated by Landlord pursuant to BOMA Industrial Standard Multi Method B for measuring rentable area in industrial buildings or any subsequent updated BOMA standard as may be used by Landlord to measure rentable area in an industrial building (“BOMA”), as modified for the Project to include a portion of the Common Areas and service areas of the Buildings and other building in the Project.  Except in connection with the construction of amenities as set forth below, the parties stipulate that the Premises contains the number of rentable square feet set forth herein and shall not be subject to re-measurement during the initial Lease Term. If Landlord adds one or more common area amenities (e.g., a conference/seminar room) available to all tenants within the Project, Tenant agrees that the rentable square footage of the Premises shall be increased to reflect Tenant’s pro rata portion (i.e., Tenant’s Share of the Project) of such amenities space following the completion of such amenities space (but such increase shall be based on an amenities area that does not exceed 7,500 rentable square feet even if the actual amenities area is in excess of 7,500 rentable square feet), and Tenant’s obligation to pay Base Rent shall be adjusted to reflect such increased square footage attributed to the Premises based on Tenant’s Share of the Project.  If at any time Landlord decreases the area of the amenities space or ceases to provide such amenities space, the rentable area of the Premises will be adjusted to reflect the decrease in size or elimination of the amenities.  Any such adjustment in the rentable square footage of the Premises shall be evidenced by an amendment to this Lease. For the sake of clarity, there will be no usage or amenities fee (other than the additional Base Rent as specified in this Section 1.2 and Tenant’s Share of any Direct Expenses associated with such amenity space) charged to Tenant for the use of such amenity space, and the use of such amenity space will be exclusive to Tenant and the other tenants of the Project.

1.3Amenities.  In the event Landlord constructs an amenities area at the Project, Tenant and the Tenant Parties will have the non-exclusive right to use such amenities in common with other tenants of the Project throughout the Lease Term.  Landlord will establish reasonable rules and regulations governing use of the amenities which will be uniformly applicable to all users.  Other than the increased rentable area of the Premises as set forth in Section 1.2 above, Tenant will not be charged any costs or expenses associated with the construction of the amenities.

2.LEASE TERM; OPTION TERM

2.1Lease Term.  The terms and provisions of this Lease shall be effective as of the date of this Lease.  The term of this Lease (the “Lease Term”) shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the “Lease Commencement Date”), and shall terminate on the date set forth in Section 3.3 of the Summary (the “Lease Expiration Date”) unless this Lease is extended or sooner terminated as hereinafter provided.  Landlord shall allow Tenant to have early access to the Premises, without any obligation to pay Base Rent, Operating Expenses or electric utility charges commencing thirty (30) days prior to the Lease Commencement Date pursuant to the terms and conditions of the Tenant Work Letter attached hereto as Exhibit 1.1.1-2 in order to afford Tenant an opportunity to install its furniture fixtures, equipment, electrical and plumbing installations, and files in connection with preparing the Premises for the conduct of Tenant’s business. For purposes of this Lease, the term “Lease Year” shall mean the consecutive twelve (12) full month period following and including the Lease Commencement Date and each subsequent twelve (12) month period during the Lease Term; provided, however that the first (1st) Lease Year shall commence on the Lease Commencement Date and end on the last day of the month in which the first (1st) anniversary of the Lease Commencement Date occurs (or if the Lease Commencement Date is the first (1st) day of a calendar month, then the first (1st) Lease Year shall end on the day preceding the first (1st) anniversary of the Lease Commencement Date), and the second and each succeeding Lease

Year shall commence on the first (1st) day of the next calendar month; provided further that the last Lease Year shall end on the Lease Expiration Date (or, if applicable, the last day of the Option Term).  At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit 2.1 attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute (or provide factual correction to) and return to Landlord within ten (10) business days of receipt thereof, but execution of such instrument shall not be a condition to Lease commencement or Tenant’s obligations hereunder, and Tenant’s failure to so execute (or provide factual correction to) such notice shall not be a default hereunder, provided that Tenant’s failure to so execute (or provide factual correction to) such notice within such ten (10) business day period shall be deemed Tenant’s unconditional and irrevocable acceptance of the facts set forth therein.

2.2Option Term.

2.2.1Option Right.  Landlord hereby grants to the originally named Tenant herein (“Original Tenant”) and any Permitted Assignee the option to extend the Lease Term for a period of five (5) years (the “Option Term”), which option shall be irrevocably exercised only by written notice delivered by Tenant to Landlord not more than fifteen (15) months nor less than twelve (12) months prior to the expiration of the initial Lease Term, provided that the following conditions (the “Option Conditions”) are satisfied:  (i) as of the date of delivery of such notice, Tenant is not in default under this Lease, after the expiration of any applicable notice and cure period; (ii) as of the end of the initial Lease Term, Tenant is not in monetary or material non-monetary default under this Lease, after the expiration of any applicable notice and cure period; and (iii) Tenant (and/or any Affiliate of Tenant or any Permitted Assignee) physically occupies the entire Premises at the time the option to extend is exercised and as of the commencement of the Option Term. Landlord may, at Landlord’s option, exercised in Landlord’s sole and absolute discretion, waive any of the Option Conditions in which case the option, if otherwise properly exercised by Tenant, shall remain in full force and effect.  Upon the proper exercise of such option to extend, and provided that Tenant satisfies all of the Option Conditions (except those, if any, which are waived by Landlord), the Lease Term, as it applies to the Premises, shall be extended for a period of five (5) years.  The rights contained in this Section 2.2 shall be personal to Original Tenant and any Permitted Assignee and may be exercised by Original Tenant or such Permitted Assignee (and not by any assignee, sublessee or other “Transferee”, as that term is defined in Section 14.1 of this Lease, of Tenant’s interest in this Lease.

2.2.2Option Rent.  The annual Base Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the “Fair Rental Value”, as that term is defined below, for the Premises as of the commencement date of the Option Term.  The “Fair Rental Value”, as used in this Lease, shall be equal to the annual fixed base rent per rentable square foot at which tenants (pursuant to leases consummated within the twelve (12) month period preceding the first day of the Option Term), are leasing non-sublease, non-encumbered, non-equity space which is 15,000 - 40,000 rentable square feet in size than the subject space, for a comparable lease term, in an arm’s length transaction, which comparable space is located in the “Comparable Buildings”, as that term is defined below (transactions satisfying the foregoing criteria shall be known as the “Comparable Transactions”), taking into consideration all reasonable factors considered by landlords and tenants in the determination of fixed annual rent; provided, however, if using 15,000 - 40,000 rentable square feet in size as the lower and upper thresholds for the size of Comparable Transactions fails to yield at least three (3) Comparable Transactions, then the comparable size of the subject space shall be expanded to 10,000 – 45,000 rentable square feet. The term “Comparable Buildings” shall mean the Building and the other two buildings in the Project and those other Class “A” life sciences buildings which are comparable to the Building in terms of age (based upon the date of completion of construction or major renovation of to the building), quality of construction, level of services and amenities, size and appearance, and are located in Sorrento Mesa/Sorrento Valley submarkets within the City of San Diego, California.  The parties acknowledge that Fair Rental Value may include increases in the rental rate payable over the Option Term, but in no event shall the Base Rent to be paid by Tenant during any Option Term ever decrease below the initial Fair Rent Value determined as of the commencement of the Option Term.

2.2.3Determination of Option Rent.  In the event Tenant timely and appropriately exercises an option to extend the Lease Term, Landlord shall notify Tenant of Landlord’s determination of the Option Rent no later than nine (9) months prior to the Lease Expiration Date.  If Tenant, on or before the date which is twenty (20) business days following the date upon which Tenant receives Landlord’s determination of the Option Rent, in good faith objects to Landlord’s determination of the Option Rent, then Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts.  If Landlord and Tenant fail to reach agreement within twenty (20)

business days following Tenant’s objection to the Option Rent (the “Outside Agreement Date”), then each party shall make a separate determination of the Option Rent, as the case may be, within five (5) days, and such determinations shall be submitted to arbitration in accordance with Sections 2.2.3.1 through 2.2.3.7 below.  If Tenant fails to object to Landlord’s determination of the Option Rent within the time period set forth herein, then Tenant shall be deemed to have accepted Landlord’s determination of Option Rent.

2.2.3.1If Landlord and Tenant fail to reach agreement prior to the Outside Agreement Date, then Landlord and Tenant shall each appoint one arbitrator who shall be, at the option of the appointing party, a qualified real estate broker or appraiser who shall have been active over the ten (10) year period ending on the date of such appointment in the leasing of other comparable life sciences buildings located in the city of San Diego.  The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual Option Rent, taking into account the requirements of Section 2.2.2 of this Lease, as determined by the arbitrators.  Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date.  Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions.  The arbitrators so selected by Landlord and Tenant shall be deemed “Advocate Arbitrators”.

2.2.3.2The two (2) Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter to, within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator, agree upon and appoint a third arbitrator (“Neutral Arbitrator”) who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators, except that neither Landlord or Tenant or either party’s Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance.  The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.

2.2.3.3The three arbitrators shall, within thirty (30) days of the appointment of the Neutral Arbitrator, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Option Rent, and shall notify Landlord and Tenant thereof.

2.2.3.4The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.

2.2.3.5If either Landlord or Tenant fails to appoint an Advocate Arbitrator within fifteen (15) days after the Outside Agreement Date, then either party may petition JAMS San Diego to appoint such Advocate Arbitrator subject to the criteria in Section 2.2.3.1 of this Lease.

2.2.3.6If the two (2) Advocate Arbitrators fail to agree upon and appoint the Neutral Arbitrator, then either party may petition the JAMS San Diego to appoint the Neutral Arbitrator, subject to criteria in Section 2.2.3 of this Lease.

2.2.3.7The cost of the Neutral Arbitrator shall be paid by Landlord and Tenant equally and each of Landlord and Tenant shall pay the cost of its respective Advocate Arbitrator.

2.2.3.8If the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to pay the Option Rent initially provided by Landlord to Tenant, and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts of Option Rent due, and the appropriate party shall make any corresponding payment to the other party.

2.2.3.9The terms of the Lease during any Option Term shall be the same as the terms during the initial Lease Term, other than as expressly set forth in this Section 2.2.

3.BASE RENT

3.1Payment of Rent.  Beginning on the Rent Commencement Date, Tenant shall pay, without prior notice or demand, at such place as Landlord may from time to time designate in writing, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America or pursuant to wire or electronic payment instructions provided by Landlord, base rent (“Base Rent”) as set forth in Section 4 of the Summary (including, without limitation, Supplemental Base Rent, as applicable) payable in equal monthly installments as set forth in Section 4 of the Summary, in advance, on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever, except as may be expressly set forth in this Lease.  Base Rent for the first full month of the Lease Term shall be paid at the time of Tenant’s execution of this Lease.  If any Rent payment date (including the Rent Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent.  All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.  Base Rent and Additional Rent shall together be denominated “Rent”. Without limiting the foregoing, Tenant’s obligation to pay Rent shall be absolute, unconditional and independent of any Landlord covenant and shall not be discharged or otherwise affected by any law or regulation now or hereafter applicable to the Premises, or any other restriction on Tenant’s use, or (except as expressly provided herein) any casualty or taking, or any failure by Landlord to perform any covenant contained herein, and Tenant waives all rights now or hereafter existing to terminate or cancel this Lease or quit or surrender the premises or any part thereof, or to assert any defense in the nature of constructive eviction to any action seeking to recover rent (except as expressly provided therein); provided, however, Tenant does not waive its rights to recover damages or obtain an injunction or other equitable relief.  Tenant’s covenants contained herein are independent and not dependent, and Tenant hereby waives the benefit of any statute or judicial law to the contrary.

3.2Rents from Real Property.  Landlord and Tenant hereby agree that it is their intent that all Base Rent, Additional Rent and other rent and charges payable to the Landlord under this Lease (hereinafter individually and collectively referred to as “Rent”) shall qualify as “rents from real property” within the meaning of Section 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Department of the U.S. Treasury Regulations promulgated thereunder (the “Regulations”).  Should the Code or the Regulations, or interpretations thereof by the Internal Revenue Service contained in revenue rulings or other similar public pronouncements, be changed so that any Rent no longer so qualifies as “rent from real property” for purposes of Section 856(d) of the Code and the Regulations promulgated thereunder, such Rent shall be adjusted in such manner as the Landlord may require so that it will so qualify; provided, however, that any adjustments required pursuant to this Section 3.2 shall be made so as to produce the equivalent (in economic terms) Rent as payable prior to such adjustment.

4.ADDITIONAL RENT

4.1General Terms.  In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay “Tenant’s Share” of the annual “Direct Expenses” as those terms are defined in Sections 4.2.6 and 4.2.2 of this Lease, respectively.  Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease other than Base Rent, are hereinafter collectively referred to as the “Additional Rent”.  All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent.  Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term, subject to Section 4.4.1 below.

4.2Definitions of Key Terms Relating to Additional Rent.  As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1Intentionally Omitted.

4.2.2“Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses”.

4.2.3“Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.4“Operating Expenses” shall mean all expenses, costs and amounts which Landlord pays or accrues during any Expense Year in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project (including without limitation the amenities within the Project to which Tenant enjoys a right to use in common with other tenants of the Project), or any portion thereof as determined in accordance with sound real estate management accounting principles, consistently applied. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following:  (i) the cost of supplying all utilities  (except to the extent Tenant and the other tenants of the Project pay for such utilities directly on a submetered or metered basis), the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with any federal, state or municipal governmentally mandated transportation demand management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project; (iv) the cost of landscaping, re-lamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) the cost of parking area operation, repair, restoration, and maintenance (to the extent the same do not constitute capital expenses in accordance with sound real estate management and accounting practices and are not otherwise includable as set forth in items (xiii) below; (vi) subject to items (h) and (q) below, fees and other costs, including management, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space; (viii) subject to item (f) below, wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project; (ix) intentionally omitted; (x) operation, repair, maintenance and replacement (but with respect to replacement, only to the extent necessitated by normal wear and tear during the Lease Term) of all systems and equipment and components thereof of the Project, subject to (xiii) below; (xi) the cost of janitorial for the Common Area, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in Common Areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing  (to the extent the same do not constitute capital expenses in accordance with sound real estate management and accounting practices and are not otherwise includable as set forth in items (xiii) below; (xii) amortization (including reasonable interest on the unamortized cost) over such period of time as Landlord shall reasonably determine, of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements (as determined in accordance with real estate management and accounting practices) (A) which are reasonably intended to reduce current or future Operating Expenses or to enhance the safety or security of the Project or its occupants, (B) that are required to comply with present or anticipated mandatory energy conservation programs, (C) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in the same good order and condition as of the Lease Commencement Date, or (D) that are required under any federal, state or municipal governmental law or regulation that was not in force or effect as of the Lease Commencement Date; provided, however, that the costs of any capital improvement shall be amortized (including reasonable interest on the amortized cost as reasonably determined by Landlord) over such period of time as Landlord shall reasonably determine in accordance with sound real management and accounting practices, consistently applied; and (xiv) mandatory costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or municipal government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in Section 4.2.5, below, (xv) the cost of tenant relation programs reasonably established by Landlord, and (xvi) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building, including, without limitation, any covenants, conditions, restrictions affecting the Project, and reciprocal easement agreements affecting the Project, and any agreements with governmental agencies affecting the Project (any of the foregoing that now or hereafter affect the Property, collectively, the “Underlying Documents”), except to the extent resulting from Landlord’s violation of any Underlying Documents. In the event that Landlord or Landlord’s managers or agents perform services for the benefit of the Building off-site which would otherwise be performed on-site (e.g., accounting), the cost of such services shall be reasonably allocated among the properties benefitting from such service and shall be included in Operating Expenses.  Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

(a)costs, including legal fees, space planners’ fees, advertising and promotional expenses, and brokerage fees incurred in connection with the original construction or development, redevelopment,

or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for tenants or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project or in connection with the construction of any amenities or similar facilities at the Project, relocation of any tenants and costs for the repair or replacement of the Building or Project (or any component thereof) made necessary as a result of defects in the original design, workmanship or materials;

(b)except as set forth in items (xii), (xiii), and (xiv) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest, and costs of capital improvements, repairs, alterations and equipment (as distinguished from non-capital repairs or replacements) as determined in accordance with sound real estate management and accounting practices;

(c)costs for which Landlord is reimbursed by any tenant or occupant of the Project (other than as Direct Expenses) or by insurance by its carrier or any tenant’s carrier or by anyone else (or would have been reimbursed if Landlord had carried the insurance Landlord is required to carry pursuant to this Lease or enforced its rights against such third-party, as applicable), and electric power or utility costs for which any tenant directly contracts with the local public service company or pays directly to Landlord;

(d)any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(e)costs associated with the operation of the business of the partnership or entity which constitutes Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project).  Costs associated with the operation of the business of the partnership or entity which constitutes Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating the Project or any of Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;

(f)the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Project manager;

(g)amount paid as ground rental for the Project by Landlord;

(h)a property management fee in excess of a market rate taking into account the services provided by such property manager and all other reasonable factors in the setting of a market-based property management fee, including without limitation, the quality and reputation of the Project in the market;

(i)except for a property management fee (which is subject to the limitation described in (h) above), overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(j)any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord, provided that any compensation paid to any concierge at the Project shall be includable as an Operating Expense;

(k)all items and services for which Tenant or any other tenant in the Project reimburses (or is obligated to reimburse) Landlord (other than as Direct Expenses) or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(l)rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of comparable buildings in the vicinity of the Building, with adjustment where appropriate for the size of the applicable project;

(m)costs incurred to comply with laws relating to the removal of Hazardous Materials (other than Hazardous Materials typically found in comparable buildings, such as recyclable materials and typical construction materials, and costs to comply with the Operation and Maintenance Plan described on Exhibit 5.3.1.1, if any);

(n)Landlord’s general overhead expenses not related to the Project;

(o)legal fees, accountants’ fees (other than normal bookkeeping expenses) and other expenses incurred in connection with disputes of tenants or other occupants of the Project or associated with the enforcement of the terms of any leases with tenants or the defense of Landlord’s title to or interest in the Project or any part thereof;

(p)any reserve funds;

(q)costs arising due to a violation by Landlord or any other tenant of the Project of the terms and condition of a lease, or arising from the gross negligence or willful misconduct of Landlord, or its agents, employees, vendors, contractors, or providers of materials or services;

(r)advertising and promotional expenditures, and costs of signs in or on the Project identifying the owner of the Project or any tenant of the Project;

(s)fees, penalties and interest resulting from Landlord’s failure to pay any Operating Expense as and when due;

(t)costs to remove Hazardous Materials from the Building or Project, except those caused or permitted by Tenant or any Tenant Parties;

(u)costs incurred in connection with upgrading the Building or Project to comply with Applicable Laws where such violation of Applicable Laws existed prior to the date of this Lease, if and only to the extent such violation was of such a nature that a federal, state or municipal governmental authority, if it then had knowledge of the violation, in the state and under the conditions that it then existed in the Building or Project, would have then required the remediation thereof; and

(v)any costs expressly excluded from Operating Expenses elsewhere in this Lease.

If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord (and Landlord is providing such work or service to Tenant), Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant.  If the Project is not at least one hundred percent (100%) occupied during all or a portion of any Expense Year, Landlord shall make an appropriate adjustment to the components of Operating Expenses for such year to determine the amount of Operating Expenses that would have been incurred had the Project been one hundred percent (100%) occupied, in accordance with sound property management accounting, consistently applied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year. Notwithstanding the foregoing, Landlord shall not recover more than 100% of the Operating Expenses actually incurred by Landlord.

4.2.5Taxes.

4.2.5.1“Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, transit taxes, payments in lieu of taxes, business improvement district charges, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used by Landlord in connection with the Project, or any portion thereof  (to the extent not attributable to the personal property of a tenant of the Project)), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.

4.2.5.2Tax Expenses shall include, without limitation:  (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project's contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; and it being further acknowledged that voters of the state of California may repeal or change the effect of Proposition 13 on the assessment or imposition of real property taxes on commercial real property and that Tax Expenses includes any increases or adjustments in any assessment, tax, fee, levy or charge included in the future in the definition of real property tax; (iii) any assessment, tax, fee, levy, or charge in the nature of a real property tax or personal property tax  allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and (iv) any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises or the improvements thereon.  If at any time during the Lease Term there shall be assessed on Landlord, in addition to or in lieu of the whole or any part of the ad valorem tax on real or personal property, a capital levy or other tax on the gross rents or other measures of building operations, or a governmental income, franchise, excise or similar tax assessment, levy, charge or fee measured by or based, in whole or in part, upon building valuation, gross rents or other measures of building operations or benefits of governmental services furnished to the Building, then any and all of such taxes, assessments, levies, charges and fees, to the extent so measured or based, shall be included within the term Tax Expenses, but only to the extent that the same would be payable if the Building and Land were the only property of Landlord.

4.2.5.3Any out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees) incurred in attempting to protest, reduce or minimize Tax Expenses in good faith shall be included in Tax Expenses in the Expense Year such expenses are incurred.  Tax refunds shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as on account of Tax Expenses under this Article 4 for such Expense Year.  The foregoing sentence shall survive the expiration or earlier termination of this Lease.  If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord Tenant’s Share of any such increased Tax Expenses within thirty (30) days of Landlord’s request, together with supporting documentation of such increase.  Notwithstanding anything to the contrary contained in this Section 4.2.5, there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, transfer tax or fee, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any penalty, late charge or interest imposed as a result of Landlord's failure to pay Tax Expenses when due, and (iii) any items paid by Tenant under Section 4.4 of this Lease.

4.2.6“Tenant’s Share” is based upon the following ratios, as applicable:  (i) for the Premises, the ratio that of the rentable square feet of the Premises bears to the rentable square feet of the Building (i.e., 23,696 ÷ 70,767) and shall mean the percentage set forth in Section 7 of the Summary, and (ii) for the Project, the ratio that of the rentable square feet of the Premises bears to the rentable square feet of the Project (i.e., 23,696 ÷ 132,106), subject to adjustment in the event that Landlord constructs the amenities area pursuant to Section 1.2 above or Tenant physically expands or contracts the Premises within the Building. For the avoidance of doubt, except as provided herein, no remeasurement of the Building or Project shall result in an increase in the Base Rent payable under this Lease during the initial Lease Term.

4.2.7Allocation of Direct Expenses.  The parties acknowledge that the Buildings are a part of a multi-building project and that the costs and expenses incurred in connection with the Common Areas of the Project (i.e., the Direct Expenses allocated Project-wide) should be shared among all of the tenants in the Project.  Accordingly, as set forth in Section 4.2 above, Direct Expenses (which consist of Operating Expenses and Tax Expenses) are determined annually for the Project as a whole, and a portion of the Direct Expenses attributed to Common Areas, which portion shall be reasonably determined by Landlord on an equitable basis based upon the rentable area of each building or the relative benefit each building receives from such item, shall be allocated to the tenants of such Building (as opposed to the tenants of any other buildings in the Project).  Such portion of Direct Expenses allocated to the tenants of a particular Building shall include all Direct Expenses attributable solely to such Building and an equitable portion of the Direct Expenses attributable to the Project as a whole.  In addition, the Direct Expenses payable by Tenant will not include any Direct Expenses which are solely attributable to or solely benefit another building in the Project, and Landlord will allocate Direct Expenses solely attributable to any building to that building and will equitably allocate Direct Expenses attributable to the entire Project to each building within the Project based on the relative square footage of each building or the relative benefit each building receives from such item of Direct Expense.  Further, Landlord shall have the right, from time to time, to allocate equitably some or all of the Direct Expenses for particular Buildings or the Project among different portions or occupants of particular Buildings or the Project, in Landlord’s reasonable discretion, in a manner reflecting commercially reasonable cost pools for such Direct Expenses so allocated.  The Direct Expenses within each cost pool shall be allocated and charged to the tenants within such cost pool in an equitable manner.

4.3Calculation and Payment of Additional Rent.  Tenant shall pay to Landlord, in the manner set forth in Section 4.3.1 below, and as Additional Rent, Tenant’s Share of Direct Expenses for each Expense Year.

4.3.1Statement of Actual Direct Expenses and Payment by Tenant.  Landlord shall give to Tenant within six (6) months following the end of each Expense Year, a statement (the “Statement”) which shall state in reasonable detail the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of Tenant’s Share of Direct Expenses.  Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, Tenant shall pay, with its next installment of Base Rent due, the full amount of Tenant’s Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Direct Expenses” (as that term is defined in Section 4.3.2, below), and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses, Tenant shall receive a credit in the amount of Tenant’s overpayment against Rent next due under this Lease or, if Landlord elects, Landlord shall reimburse such overpayment amount to Tenant or, if the Lease Term has ended, Landlord shall refund such amount to Tenant within thirty (30) days after delivery to Tenant of such Statement.  The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Direct Expenses for the Expense Year in which this Lease terminates, if Tenant’s Share of Direct Expenses is greater than the amount of Estimated Direct Expenses previously paid by Tenant to Landlord, Tenant shall pay to Landlord such amount within thirty (30) days after delivery of the applicable Statement to Tenant, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses, Landlord shall, within thirty (30) days after delivery of the applicable Statement to Tenant, pay to Tenant the amount of the overpayment.  The provisions of this Section 4.3.1 shall survive the expiration or earlier termination of the Lease Term.  Notwithstanding the foregoing to the contrary, Tenant shall not be responsible for Tenant’s Share of any Direct Expenses attributable to any Expense Year which are first billed to Tenant more than two (2) calendar years after the earlier of the expiration of the applicable Expense Year or the Lease Expiration Date, provided that in any event Tenant shall be responsible for Tenant’s Share of Direct Expenses levied by any governmental authority or by any public utility companies at any time following the Lease Expiration Date which are attributable to any Expense Year (provided that Landlord delivers Tenant a bill for such amounts within two (2) years following Landlord’s receipt of the bill therefor).

4.3.2Statement of Estimated Direct Expenses.  In addition, Landlord shall use commercially reasonable efforts to give Tenant a yearly, expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Tenant’s Share of Direct Expenses (the “Estimated Direct Expenses”).  The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Direct Expenses theretofore delivered to the extent necessary (but not more than twice per Expense Year). Thereafter, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.3.2).  Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator.  Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time (but not more than twice per Expense Year), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.4Taxes and Other Charges for Which Tenant Is Directly Responsible.  Tenant shall be liable for and shall pay before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises.  If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall, within thirty (30) days after Landlord’s demand (together with reasonable back-up evidencing the same), repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5Audit Rights. If the Controllable Operating Expenses (as defined below) increase by more than seven and one-half percent (7.5%) in any Expense Year (as measured against the Controllable Operating Expenses for the immediately preceding Expense Year), then Tenant may audit Landlord’s records and all information pertaining to Operating Expenses in order to verify the accuracy of Landlord’s determination of the Tenant’s Share subject to the procedure noted below.   Controllable Operating Expenses shall include all Operating Expenses other than utilities (e.g., electricity, gas, water and sewer), management fees (other than Tenant’s right to confirm that such management fees comply with the limitation described in Section 4.2.4(h) above), security expenses, insurance, taxes, assessments, weather related charges, association fees and charges under any declaration, storm water fees and similar governmental or quasi-governmentally imposed fees, and any other expenses which are set or determined by a governmental entity or other third party and are non-negotiable or are otherwise beyond Landlord’s reasonable control including minimum wage increases, hereafter, “Controllable Operating Expenses.”  Tenant must comply with the following in order to audit Landlord’s records and information pertaining to Operating Expenses:

(i)Tenant must give notice to Landlord of its election to undertake said audit within one hundred twenty (120) days after receipt of the statement of the actual amount of Tenant’s Share for the preceding calendar year from Landlord, and with respect to such audit, Tenant may audit the two preceding calendar years;

(ii)Such audit will be conducted only during regular business hours at the office where Landlord maintains records of Operating Expenses and only after Tenant gives Landlord fourteen (14) days’ advance written notice;

(iii)Tenant shall deliver to Landlord a copy of the results of such audit within fifteen (15) days of its receipt by Tenant and no such audit shall be conducted if any other tenant of the Building has conducted an independent audit for the time period Tenant intends to audit and Landlord furnishes to Tenant a copy of such audit and makes all reconciliations with respect to Tenant’s payment of Operating Expenses necessitated by such audit;

(iv)No audit shall be conducted at any time that Tenant is in monetary default (after the expiration of any applicable grace and/or cure period) of any of the terms of this Lease;

(v)No subtenant shall have any right to conduct an audit and no assignee (other than a Permitted Assignee) shall conduct an audit for any period during which such assignee was not in possession of the Premises;

(vi)Such audit review by Tenant shall not postpone or alter the liability and obligation of Tenant to pay any amounts due under the terms of this Lease; and

(vii)Such audit shall be conducted by an independent, reputable accounting firm which is not being compensated by Tenant on a contingency fee basis.

Within thirty (30) days after Tenant’s receipt of such audit, Tenant must give notice to Landlord of any disputed amounts and identify all items being contested in Landlord’s statement of the Tenant Share.  If Landlord and Tenant cannot agree upon any such item as to which Tenant shall have given such notice, the dispute shall be resolved by an audit by a major accounting firm mutually and reasonably acceptable to Landlord and Tenant and the cost of said joint audit shall be paid by the non-prevailing party; provided however, Tenant will not be considered the “prevailing party” for purposes of this paragraph unless the accounting firm’s audit reveals an overcharge by Landlord in excess of three percent (3%) of the Tenant Share for the particular calendar year in question.

Any adjustment required as a result of any audit shall be paid by the obligor party within thirty (30) days following the final resolution of said audit.

5.USE OF PREMISES

5.1Permitted Use.  Tenant shall use the Premises solely for the Permitted Use set forth in Section 8 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever.  Tenant shall have unrestricted access to the Premises and the parking facilities twenty-four (24) hours per day, seven (7) days per week and three hundred sixty-five (365) days per year, subject to casualties, condemnation and emergencies.

5.2Prohibited Uses.  Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons claiming by, through, or under Tenant to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations attached hereto as Exhibit 5.2, as the same may be amended by Landlord from time to time (the “Rules and Regulations”), or in violation of Applicable Laws or any Underlying Documents.  Any modifications to the Rules and Regulations shall be reasonable and non-discriminatory and shall be provided to Tenant in writing or posted to a conspicuous place in the Building.  In the event of a conflict between any Rules and Regulations (whether current or modified) and the terms of this Lease, the latter shall control.  Tenant shall not do or permit anything to be done in or about the Premises which will unreasonably interfere with the rights of other tenants or occupants of the Project or injure or annoy them or use or allow the Premises to be used for any unlawful purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises.  Tenant shall comply with, and Tenant’s rights and obligations under the Lease and Tenant’s use of the Premises shall be subject and subordinate to, all Underlying Documents; provided that, following the date of this Lease, Landlord shall not voluntarily enter into new, or modify existing, Underlying Documents that would unreasonably interfere with Tenant’s access to the Premises or use of the Premises for the Permitted Use.  Tenant shall only place equipment within the Premises with floor loading consistent with the Building's structural design, and such equipment shall be placed in a location designed to carry the weight of such equipment.  Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations therefrom from extending into the Common Areas or other offices in the Project.

5.3Hazardous Materials.

5.3.1Tenant’s Obligations.

5.3.1.1Prohibitions.  As a material inducement to Landlord to enter into this Lease with Tenant, Tenant has fully and accurately completed Landlord’s Pre-Leasing Environmental Exposure Questionnaire (the “Environmental Questionnaire”), which is attached as Exhibit 5.3.1.1.  Tenant hereby represents, warrants and covenants that except for those chemicals or materials, and their respective quantities, specifically listed on the

Environmental Questionnaire (as may be updated from time to time), neither Tenant nor Tenant’s subtenants or assigns, or any of their respective employees, contractors and subcontractors of any tier, entities with a contractual relationship with such parties (other than Landlord), or any entity acting as an agent or sub-agent of such parties or any of the foregoing (collectively, “Tenant Parties”) will produce, use, store or generate any “Hazardous Materials”, as that term is defined below, on, under or about the Premises, nor cause or permit any Hazardous Material to be brought upon, placed, stored, manufactured, generated, blended, handled, recycled, used or “Released”, as that term is defined below, on, in, under or about the Premises or Project.  If any information provided to Landlord by Tenant on the Environmental Questionnaire, or otherwise relating to information concerning Hazardous Materials is intentionally false, incomplete or misleading in any material respect, the same shall be deemed a default by Tenant under this Lease. Upon Landlord’s request, or in the event of any material change in Tenant’s use of Hazardous Materials at the Premises, Tenant shall deliver to Landlord an updated Environmental Questionnaire.  Landlord’s prior written consent shall be required for any Hazardous Materials use for the Premises not described on the initial Environmental Questionnaire, such consent not to be unreasonably withheld, conditioned or delayed.  Tenant shall not install or permit any underground storage tank on the Premises.  In addition, Tenant agrees that it: (i) shall not cause or suffer to occur, the Release (as defined below) of any Hazardous Materials at, upon, under or within the Premises or any contiguous or adjacent premises; and (ii) shall not engage in activities at the Premises that give rise to, or lead to the imposition of, liability upon Tenant or Landlord or the creation of an environmental lien or use restriction upon the Premises.  For purposes of this Lease, “Hazardous Materials” means all flammable explosives, petroleum and petroleum products, oil, radon, radioactive materials, toxic pollutants, asbestos, polychlorinated biphenyls (“PCBs”), medical waste, chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including without limitation any chemical, element, compound, mixture, solution, substance, object, waste or any combination thereof, which is or may hereafter be determined to be hazardous to human health, safety or to the environment due to its radioactivity, ignitability, corrosiveness, reactivity, explosiveness, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, or defined as, regulated as or included in, the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, or “toxic substances” under any Environmental Laws.  The term “Hazardous Materials” for purposes of this Lease shall also include any mold, fungus or spores, whether or not the same is defined, listed, or otherwise classified as a “hazardous material” under any Environmental Laws, if such mold, fungus or spores may pose a risk to human health or the environment.  Hazardous Materials shall also include any “biohazardous waste,” “medical waste,” or other waste under California Health and Safety Code Division 20, Chapter 6.1 (Medical Waste Management Act).  For purposes of this Lease, “Release” or “Released” or “Releases” shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing, or other movement of Hazardous Materials into the environment.

Any use or storage of Hazardous Materials by Tenant permitted pursuant to this Article 5 shall not exceed Tenant’s proportionate share (measured on a per floor basis) of similarly classed Hazardous Materials.  Notwithstanding anything contained herein to the contrary, in no event shall Tenant or anyone claiming by through or under Tenant perform work above the risk category Biosafety Level 2 as established by the Department of Health and Human Services (“DHHS”) and as further described in the DHHS publication Biosafety in Microbiological and Biomedical Laboratories (5th Edition) (as it may be or may have been further revised, the “BMBL”) or such nationally recognized new or replacement standards as Landlord may reasonable designate. Tenant shall comply with all applicable provisions of the standards of the BMBL to the extent applicable to Tenant’s operations in the Premises.

5.3.1.2Notices to Landlord.  Unless Tenant is required by Applicable Laws to give earlier notice to Landlord, Tenant shall notify Landlord in writing as soon as possible but in no event later than five (5) days after (i) Tenant becomes aware of the occurrence of any actual, alleged or threatened Release of any Hazardous Material in, on, under, from, about or in the vicinity of the Premises (whether past or present), regardless of the source or quantity of any such Release, or (ii) Tenant becomes aware of any regulatory actions, inquiries, inspections, investigations, directives, or any cleanup, compliance, enforcement or abatement proceedings (including any threatened or contemplated investigations or proceedings) relating to or potentially affecting the Premises, or (iii) Tenant becomes aware of any claims by any person or entity relating to any Hazardous Materials in, on, under, from, about or in the vicinity of the Premises, whether relating to damage, contribution, cost recovery, compensation, loss or injury.  Collectively, the matters set forth in clauses (i), (ii) and (iii) above are hereinafter referred to as “Hazardous Materials Claims”.  Tenant shall promptly forward to Landlord copies of all orders, notices, permits, applications and other communications and reports in connection with any Hazardous Materials Claims.  Additionally, Tenant shall promptly advise Landlord in writing of Tenant’s discovery of any occurrence or condition on, in, under or about the Premises that could subject Tenant or Landlord to any liability, or restrictions on ownership, occupancy, transferability or use of the Premises under any “Environmental Laws”, as that term is defined below.  Tenant shall not enter into any legal proceeding or other action, settlement, consent decree or other compromise with respect to any Hazardous Materials Claims without first notifying Landlord of Tenant’s intention to do so and affording Landlord the opportunity to join and participate, as a party if Landlord so elects, in such proceedings and in no event shall Tenant enter into any agreements which are binding on Landlord or the Project without Landlord’s prior written consent.  Landlord shall have the right to appear at and participate in, any and all legal or other administrative proceedings concerning any Hazardous Materials Claim.  For purposes of this Lease, “Environmental Laws” means all applicable present and future laws relating to the protection of human health, safety, wildlife or the environment, including, without limitation, (i) all requirements pertaining to reporting, licensing, permitting, investigation and/or remediation of emissions, discharges, Releases, or threatened Releases of Hazardous Materials, whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials; and (ii) all requirements pertaining to the health and safety of employees or the public.  Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 USC § 9601, et seq., the Hazardous Materials Transportation Authorization Act of 1994, 49 USC § 5101, et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, and Hazardous and Solid Waste Amendments of 1984, 42 USC § 6901, et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC § 1251, et seq., the Clean Air Act of 1966, 42 USC § 7401, et seq., the Toxic Substances Control Act of 1976, 15 USC § 2601, et seq., the Safe Drinking Water Act of 1974, 42 USC §§ 300f through 300j, the Occupational Safety and Health Act of 1970, as amended, 29 USC § 651 et seq., the Oil Pollution Act of 1990, 33 USC § 2701 et seq., the Emergency Planning and Community Right-To-Know Act of 1986, 42 USC § 11001 et seq., the National Environmental Policy Act of 1969, 42 USC § 4321 et seq., the Federal Insecticide, Fungicide and Rodenticide Act of 1947, 7 USC § 136 et seq.; oil and hazardous materials as defined in any other state or local laws, as amended, as such Applicable Laws, are in effect as of the Lease Commencement Date, or thereafter adopted, published or promulgated.

5.3.1.3Releases of Hazardous Materials.  If due to the acts or omissions of Tenant or any Tenant Party any Release of any Hazardous Material in, on, under, from or about the Premises for which Tenant is responsible in violation of, or requiring any Clean-Up (as defined below), shall occur during Tenant’s tenancy, in addition to notifying Landlord as specified above, Tenant, at its own sole cost and expense, shall (i)  comply with any and all reporting requirements imposed pursuant to any and all Environmental Laws, (ii) provide a written certification to Landlord indicating that Tenant has complied with all applicable reporting requirements, (iii) take any and all necessary investigation, corrective, remedial and other Clean-up action in accordance with any and all applicable Environmental Laws, utilizing an environmental consultant reasonably approved by Landlord, all in accordance with the provisions and requirements of this Section 5.3, including, without limitation, Section 5.3.4, and (iv) take any such additional investigative, remedial and corrective actions as Landlord shall in its reasonable discretion deem necessary such that the Premises and Project are remediated to a condition allowing unrestricted use of the Premises (i.e., to a level that will allow any future use of the Premises, including residential, without any engineering controls or deed restrictions), all in accordance with the provisions and requirements of this Section 5.3.  Landlord may, as required by any and all Environmental Laws, report the Release of any Hazardous Material by Tenant or any Tenant Party to the appropriate governmental authority.  Tenant shall deliver to Landlord copies of all administrative orders, notices, demands, directives or other communications directed to Tenant from any governmental authority with respect to any Release of Hazardous Materials in, on, under, from, or about the Premises, together with copies of all investigation, assessment, and remediation plans and reports prepared by or on behalf of Tenant in response to any such regulatory order or directive.

5.3.1.4Indemnification.

5.3.1.4.1In General.  Without limiting in any way Tenant’s obligations under any other provision of this Lease, Tenant shall be responsible for and shall protect, defend, indemnify and hold the Landlord Parties harmless from and against any and all claims, judgments, losses, damages, costs, expenses, penalties, enforcement actions, taxes, fines, remedial actions, liabilities (including, without limitation, actual attorneys’ fees, litigation, arbitration and administrative proceeding costs, expert and consultant fees and laboratory costs) including, without limitation, consequential damages and sums paid in settlement of claims, which arise during or after the Lease Term, whether foreseeable or unforeseeable, directly or indirectly, arising out of or attributable to the presence, use, generation, manufacture, treatment, handling, refining, production, processing, storage, Release or presence of Hazardous Materials in, on, under or about the Premises or Project by Tenant and/or any Tenant Party, except to the extent such liabilities result from the negligence or willful misconduct of Landlord following the Lease Commencement Date.  The foregoing obligations of Tenant shall include, without limitation: (i) the costs of any required or necessary removal, repair, cleanup or remediation of the Premises and Project, and the preparation and implementation of any closure, removal, remedial or other required plans relating to such Hazardous Materials; (ii) judgments for personal injury or property damages; and (iii) costs and expenses actually incurred by Landlord in connection therewith.

5.3.1.4.2Limitations.  Notwithstanding anything in this Lease to the contrary, Tenant shall not be responsible to remediate nor otherwise be liable or responsible for (not shall Tenant be responsible to indemnify Landlord with respect to) any Hazardous Materials (i) located in, on, under or about the Project, Building and/or Premises prior to the date of mutual execution of this Lease, (ii) brought upon the Project by Landlord or any Landlord Party(ies), or (C) that have migrated onto the Project, Building and/or Premises from other properties or premises (“Landlord’s Hazardous Materials”), except to the extent any of the Hazardous Materials described in items (i), (ii) or (iii) are generated, used, transported, exacerbated, released or disturbed, by Tenant or any Tenant Party.

5.3.1.5Compliance with Environmental Laws.  Without limiting the generality of Tenant’s obligation to comply with Applicable Laws as otherwise provided in this Lease, Tenant shall, at its sole cost and expense, comply with all Environmental Laws applicable to Tenant’s use of the Premises.  Tenant shall obtain and maintain any and all necessary permits, licenses, certifications and approvals appropriate or required for the use, handling, storage, and disposal of any Hazardous Materials used, stored, generated, transported, handled, blended, or recycled by Tenant on the Premises.  Landlord shall have a continuing right, without obligation, to require Tenant to obtain, and to review and inspect any and all such permits, licenses, certifications and approvals, together with copies of any and all Hazardous Materials management plans and programs, any and all Hazardous Materials risk management and pollution prevention programs, and any and all Hazardous Materials emergency response and employee training programs respecting Tenant’s use of Hazardous Materials.  If Landlord has reasonable grounds to be concerned that Tenant has failed to comply with the provisions of this Article 5, then upon request of Landlord, Tenant shall deliver to Landlord a narrative description explaining the nature and scope of Tenant’s activities involving Hazardous Materials and showing to Landlord’s reasonable satisfaction compliance with all Environmental Laws and the terms of this Lease.

5.3.2Assurance of Performance.

5.3.2.1Environmental Assessments In General.  Provided that Landlord gives Tenant no less than five (5) days prior notice of intended entry (except in the case of an emergency) and complies with Tenant’s reasonable security measures then in effect, Landlord may, but shall not be required to, engage from time to time such contractors as Landlord determines to be appropriate to perform “Environmental Assessments” (as that term is defined below), to ensure Tenant’s compliance with the requirements of this Lease with respect to Hazardous Materials.  For purposes of this Lease, “Environmental Assessment” means an assessment including, without limitation:  (i) an environmental site assessment conducted in accordance with the then-current standards of the American Society for Testing and Materials and meeting the requirements for satisfying the “all appropriate inquiries” requirements; and (ii) sampling and testing of the Premises based upon potential recognized environmental conditions or areas of concern or inquiry identified by the environmental site assessment.

5.3.2.2Costs of Environmental Assessments.  All costs and expenses incurred by Landlord in connection with any such Environmental Assessment initially shall be paid by Landlord; provided that if any such Environmental Assessment shows that Tenant has failed to comply with the provisions of this Section 5.3, then all of the reasonable costs and expenses of such Environmental Assessment relating to the Premises shall be reimbursed by Tenant as Additional Rent within thirty (30) days after receipt of written demand therefor, together with documentation of such cost.

5.3.3Tenant’s Obligations upon Surrender.  At the expiration or earlier termination of the Lease Term, Tenant, at Tenant’s sole cost and expense, shall:  (i) cause an Environmental Assessment of the Premises to be conducted in accordance with Section 15.3; (ii) cause all Hazardous Materials for which Tenant is responsible hereunder to be removed from the Premises and disposed of in accordance with all Environmental Laws and as necessary to allow the Premises to be used for the Permitted Use or any other purpose; and (iii) cause to be removed all containers installed or used by any Tenant Parties to store any Hazardous Materials on the Premises, and cause to be repaired any damage to the Premises caused by such removal.

5.3.4Clean-up.

5.3.4.1Environmental Reports; Clean-Up.  If any written report, including any report containing results of any Environmental Assessment (an “Environmental Report”) shall indicate (i) the presence of any Hazardous Materials as to which Tenant has a removal or remediation obligation under this Section 5.3, and (ii) that as a result of same, the investigation, characterization, monitoring, assessment, repair, closure, remediation, removal, or other clean-up (the “Clean-up”) of any Hazardous Materials is required, Tenant shall prepare and submit to Landlord within thirty (30) days after receipt of the Environmental Report a comprehensive plan, subject to Landlord’s written approval, not to be unreasonably withheld, specifying the actions to be taken by Tenant to perform the Clean-up so that the Premises are restored to the conditions required by this Lease.  Upon Landlord’s approval of the Clean-up plan, Tenant shall, at Tenant’s sole cost and expense, without limitation of any rights and remedies of Landlord under this Lease, immediately implement such plan with a consultant reasonably acceptable to Landlord and proceed to Clean-Up Hazardous Materials in accordance with all applicable laws and as required by such plan and this Lease.  If, within thirty (30) days after receiving a copy of such Environmental Report, Tenant fails either (a) to complete such Clean-up, or (b) with respect to any Clean-up that cannot be completed within such 30-day period, fails to proceed with diligence to prepare the Clean-up plan and complete the Clean-up as promptly as practicable, then Landlord shall have the right, but not the obligation, and without waiving any other rights under this Lease, to carry out any Clean-up recommended by the Environmental Report or required by any governmental authority having jurisdiction over the Premises, and recover all of the costs and expenses thereof from Tenant as Additional Rent, payable within thirty (30) days after receipt of written demand therefor.

5.3.4.2No Rent Abatement.  Tenant shall continue to pay all Rent due or accruing under this Lease during any Clean-up, and shall not be entitled to any reduction, offset or deferral of any Base Rent or Additional Rent due or accruing under this Lease during any such Clean-up.

5.3.4.3Surrender of Premises.  Tenant shall complete any Clean-up required by this Section 5.3 prior to surrender of the Premises upon the expiration or earlier termination of this Lease, and shall fully comply with all Environmental Laws and requirements of any governmental authority with respect to such completion, including, without limitation, fully comply with any requirement to file a risk assessment, mitigation plan or other information with any such governmental authority in conjunction with the Clean-up prior to such surrender. If applicable, Tenant shall obtain and deliver to Landlord a letter or other written determination from the overseeing governmental authority confirming that the Clean-up has been completed in accordance with all requirements of such governmental authority and that no further response action of any kind is required for the unrestricted use of the Premises (“Closure Letter”), unless such governmental authority’s standard practices at the relevant time do not provide for such Closure Letter.  Upon the expiration or earlier termination of this Lease, Tenant shall also be obligated to close all permits obtained in connection with Hazardous Materials in accordance with Applicable Laws.

5.3.4.4Failure to Timely Clean-Up.  Should any Clean-up for which Tenant is responsible for under this Section 5.3 not be completed, or should Tenant not receive the Closure Letter (unless such governmental authority’s standard practices at the relevant time do not provide for such Closure Letter) and any governmental approvals required under Environmental Laws in conjunction with such Clean-up prior to the expiration or earlier termination of this Lease, and Tenant’s failure to receive the Closure Letter is prohibiting Landlord from leasing the Premises or any material part thereof to a third party, then Tenant shall be liable to Landlord as a holdover tenant (as more particularly provided in Article 16), prorated on a per-square-foot basis in proportion to the portion of the Premises rendered unavailable (provided the portion of the Premises not rendered unavailable is usable and available to be leased), until Tenant has fully complied with its obligations under this Section 5.3.

5.3.5Confidentiality.  Unless required to do so by Applicable Law, Tenant agrees that Tenant shall not disclose, discuss, disseminate or copy any information, data, findings, communications, conclusions and reports regarding the environmental condition of the Premises to any Person (other than Tenant’s consultants, contractors, insurance professionals, attorneys, property managers, employees and others that have a need to know such information), including any governmental authority, without the prior written consent of Landlord.  In the event Tenant reasonably believes that disclosure is required by Applicable Laws, it shall provide Landlord ten (10) days’

advance notice (or such shorter time as may be necessary due to Applicable Laws) of disclosure of confidential information (unless disclosure is required sooner, in which case Tenant will provide as much notice as reasonably practicable given the situation) so that Landlord may attempt to obtain a protective order.  Tenant may additionally release such information to bona fide prospective purchasers, investors, lenders, assignees or subtenants, subject to any such parties’ written agreement to be bound by the terms of this Section 5.3.

5.3.6Copies of Environmental Reports.  Within thirty (30) days of receipt thereof, Tenant shall provide Landlord with a copy of any and all environmental assessments, audits, studies and reports regarding Tenant’s activities with respect to the Premises, or ground water beneath the Land, or the environmental condition or Clean-up thereof that are in Tenant’s possession or control.  Tenant shall be obligated to provide Landlord with a copy of such materials without regard to whether such materials are generated by Tenant or prepared for Tenant, or how Tenant comes into possession of such materials, unless to do so would be a violation of Applicable Law.

5.3.7Signs, Response Plans, Etc.  Tenant shall be responsible for posting on the Premises any signs required under applicable Environmental Laws relating to Tenant’s use.  Tenant shall also complete and file any business response plans or inventories required by any applicable Environmental Laws relating to Tenant’s use.  Tenant shall concurrently file a copy of any such business response plan or inventory with Landlord.

5.3.8Survival.  Each covenant, agreement, representation, warranty and indemnification made by Landlord and Tenant set forth in this Section 5.3 shall survive the expiration or earlier termination of this Lease and shall remain effective until all of Tenant’s obligations under this Section 5.3 have been completely performed and satisfied.

5.3.9Hazardous Waste Area1.

5.4Premises Compliance with ADA.  Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for all liabilities, costs and expenses arising out of or in connection with the compliance of its use of the Premises with the Americans with Disabilities Act, 42 U.S.C. § 1210 I, et seq., and any state and local accessibility laws, codes, ordinances and rules (collectively, and together with regulations promulgated pursuant thereto, the “ADA”), and Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold Landlord and its affiliates, employees, agents and contractors; and any lender, mortgagee or beneficiary (each, a “Lender” and, collectively with Landlord its partners and subpartners, and their respective officers, members, directors, shareholders, agents, property managers, employees and independent contractors, the “Landlord Indemnitees”) harmless from and against any demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses (including reasonable attorneys’ fees, charges and disbursements) incurred in investigating or resisting the same (collectively, “Claims”) arising out of any such failure of the Premises to comply with the ADA, including without limitation changes in the ADA or amendments to the ADA first enacted after the Lease Commencement Date. Notwithstanding the foregoing or anything to the contrary in this Lease: (i) Tenant’s foregoing indemnity obligations shall not apply to any liability arising from noncompliance of the Premises with the ADA where such noncompliance existed prior to the Lease Commencement Date and relates solely to the Landlord Work (as defined in the Tenant Work Letter), and (ii) Tenant shall not be liable or responsible for making physical changes to the Premises or Building to correct noncompliance with the ADA unless such noncompliance results from Tenant’s specific use of the Premises (as opposed to office and life science use in general) or Tenant’s Tenant Improvements to the Premises as contemplated by the Tenant Work Letter or any Alterations of the Premises or Building made by Tenant. Notwithstanding the foregoing, Landlord shall deliver to Tenant the shell and core of the Building, the Common Areas, and the Landlord Work ADA compliant. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

5.5Rules and Regulations, CC&Rs, Parking Facilities and Common Areas.

5.5.1Tenant shall have the non-exclusive right, in common with others, to use the Common Areas, subject to the Rules and Regulations.  The manner in which the Common Areas are maintained and operated shall at all times be consistent with similar first-

[1]	Note: Landlord is in the process of finalizing a plan for a common disposal area to which Tenant will have access relative to Tenant’s Share of the Building. Details will be forthcoming.

class life sciences projects in the vicinity of the Project and the use thereof shall be subject to the Rules and Regulations, as Landlord may make from time to time, subject to Section 5.2.

5.5.2This Lease is subject to any recorded covenants, conditions or restrictions on the Project or Property (the “CC&Rs”) previously provided to Tenant, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time; provided that any such amendments, restatements, supplements or modifications do not materially modify Tenant’s rights or obligations hereunder, or materially restrict or impair Tenant’s access to Premises or, other than on a temporary basis, the parking facilities. Tenant shall comply with the CC&Rs to which this Lease is subject.  Notwithstanding the foregoing, Landlord is not aware of any CC&Rs affecting Tenant’s use of the Premises.

5.5.3Tenant shall have a non-exclusive, irrevocable license to use throughout the Lease Term the number of unreserved parking passes (or unreserved parking spaces if Landlord does not issue parking passes) set forth in Section 2.11 of the Summary at such locations in the parking facilities serving the Building as may be determined by Landlord from time to time in common with the other occupants of the Building, on an unreserved basis at no cost to Tenant. Tenant shall use only such parking facilities to park Tenant’s vehicles. In no event shall Tenant park or store any items other than automotive vehicles at such parking facilities unless approved by Landlord.

5.5.4Tenant agrees not to unreasonably overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of the parking facilities. Landlord reserves the right to determine that parking facilities are becoming overcrowded and to limit Tenant’s use thereof in a non-discriminatory manner with respect to other tenants of the Project (and provided that Tenant still has the right to the number of unreserved parking passes or unreserved parking spaces set forth in Section 11 of the Summary). Landlord may reasonably allocate parking spaces among Tenant and other tenants of the Building or the Project and Tenant shall be entitled to use throughout the Lease Term the number of unreserved parking passes set forth in Section 11 of the Summary. Nothing in this Section, however, is intended to create an affirmative duty on Landlord’s part to monitor parking.

5.5.5Landlord reserves the right to modify the Common Areas, including the right to add or remove exterior and interior landscaping and to subdivide real property, in accordance with the terms and conditions of this Lease. Tenant acknowledges that Landlord specifically reserves the right to allow the exclusive use of corridors and restroom facilities located on specific floors to one or more tenants occupying such floors, provided, however, that Tenant shall not be deprived of the use of the corridors reasonably required to serve the Premises or of restroom facilities serving the floor upon which any portion of the Premises is located. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas; provided that any such changes or closures will be performed in a manner which reasonably minimizes interference with Tenant’s use, occupancy and access to the Premises.

5.6Dogs.  Subject to the terms and conditions of this Section 5.6, Tenant may allow its employees to bring “Permitted Dogs” within the Premises so long as Tenant complies with all the following terms and conditions (as used herein, the term “Permitted Dogs” means and refers only to dogs for which their presence within the Premises or at the Project satisfies all of the following terms and conditions):

5.6.1Tenant shall be always responsible for the behavior and actions of all dogs within the Premises and, to the extent such dogs are owned by one of Tenant’s employees, within the Project.

5.6.2Dogs will not be left unattended at any time.

5.6.3Tenant will require the owner of the dog to be always in control of their dog, and such dogs will always be constrained on a leash or in a pet carrier whether inside or outside of the Premises.  Tenant shall not permit any dog to escape from the Premises.

5.6.4Tenant will require the owner of the dog to clean up after the dog inside and outside of the Premises and properly dispose of pet waste.  If the dog owner fails to clean up after their dog, Tenant shall be responsible for doing so and if Tenant fails to do so, Tenant shall be liable for the cost of Landlord handling the cleanup.

5.6.5Tenant will take reasonable actions not to allow any dog to create a nuisance, annoyance or disturbance to other tenants of the Project and their respective employees, invitees, contractors and agents.  Tenant will remove any dog from the Premises if such dog barks excessively or otherwise creates a nuisance, annoyance or disturbance.

5.6.6Tenant shall not allow more than two (2) dogs to be within the Premises at any one time (other than an annual one day “Take Your Dog to Work Day”).

5.6.7Tenant will require any of its employees bringing dogs on to the Premises to access the Premises via a Landlord designated “path of travel” for dog access to the Premises.  Tenant acknowledges that the Project prohibits dogs (other than service dogs) within the Common Areas of the Building (except to the extent necessary to use the Landlord designated path of travel for dog access to the Premises).

5.6.8Tenant shall never allow dogs within the laboratory areas of the Premises.

5.6.9Tenant shall be solely liable for any damage, loss or injury caused by any dog brought on to the Premises or the Project by any employee of Tenant.  Tenant shall be responsible for any additional costs arising from the presence of dogs more than the costs that would have been incurred had such dogs not been allowed within the Premises or Project.

5.6.10Tenant’s commercial general liability insurance must cover dog-related injuries and damages, and Tenant will provide to Landlord with a certificate of insurance evidencing such coverage before Tenant may allow its employees to bring dogs onto the Premises.

5.6.11Tenant shall indemnify, defend and hold Landlord harmless from all claims, losses, injuries, damages and judgments resulting from any acts of any dog, including without limitation, biting and other bodily injury, and/or the presence of such dog at the Premises and in or about the Project to the extent the presence of such dog is in any way attributable to Tenant or its employees.

5.6.12Tenant shall not allow any dangerous breeds, specifically any of the following: pit bulls, Staffordshire terriers, Doberman Pinschers, Rottweilers, Chow Chows, Great Danes, Perro de Presa Canario, Akitas, Alaskan Malamutes, German Shepherds and Siberian Huskies or any other dog with known dangerous propensities.

5.6.13Tenant shall comply with all Applicable Laws associated with or governing the presence of the Permitted Dogs at the Premises or the Project.

5.6.14Tenant shall cause any dog to be promptly removed from the Premises or the Project if requested by Landlord or its property manager to do so.

6.SERVICES AND UTILITIES

6.1Landlord Provided Services. Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term.

6.1.1Landlord shall provide (i) heating, ventilating and air conditioning systems (“HVAC”) when necessary for normal comfort in the Building Common Areas from 8:00 A.M. to 6:00 P.M. Monday through Friday, and on Saturdays from 9:00 A.M. to 1:00 P.M. (collectively, the “Building Hours”), except for the date of observance of New Year’s Day, Independence Day, Labor Day, Memorial Day, Thanksgiving Day, Christmas Day and, at Landlord’s discretion, other locally or nationally recognized holidays which are observed by other buildings comparable to and in the vicinity of the Building (collectively, the “Holidays”).  For clarity, Tenant shall at all times have the ability from within the Premises to access thermostats for controlling the temperature settings for the HVAC serving the Premises.

6.1.2Landlord shall provide adequate electrical wiring and facilities for connection to Tenant’s lighting fixtures and incidental use equipment, consistent with Comparable Buildings, provided that the connected electrical load of the incidental use equipment and the connected electrical load of Tenant’s lighting fixtures does not exceed the capacity of the Building.  Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

6.1.3Landlord shall provide city water to the regular Building outlets and to the Project Common Areas for drinking, lavatory and toilet purposes and for laboratory purposes within the Premises.

6.1.4Landlord shall provide a dumpster and/or trash compactor at the Buildings for use by Tenant and other tenants for ordinary office waste (and not for Hazardous Materials) and janitorial, trash services and cleaning to Building Common Areas consistent with Comparable Buildings.

6.1.5Landlord shall provide passenger elevator service from the ground floor to the Premises during the Lease Term.

6.1.6Landlord agrees to provide and maintain utility connections to the Building and, where applicable, Common Areas, for electricity, water and sewer.

6.1.7Landlord shall provide Tenant reasonable, non-exclusive access to a freight elevator.

6.1.8Subject to the provisions of this Article, Landlord shall furnish, at Tenant’s cost for such electricity, the electric energy that Tenant shall reasonably require in the Premises for the purposes permitted under this Lease.  Landlord confirms that such electric energy is separately sub-metered to the Premises. When reasonably requested by Tenant, Tenant and its authorized representatives may have access to such meter on at least three (3) days’ prior notice to Landlord for the purpose of verifying Landlord’s meter readings. Tenant shall timely pay for its use of electric energy directly to Landlord, and Landlord will pay directly to the electric provider based on charges invoiced by the utility provider (as more particularly described in Section 6.2.3 below).

6.2Tenant Provided Services and Utilities.  Except as otherwise expressly set forth in Section 6.1 above, Tenant will be responsible, at its sole cost and expense, for the furnishing of all services and utilities to the Premises, including without limitation electricity, water, telephone, janitorial and Premises security services.

6.2.1Tenant shall be solely responsible for performing all janitorial and trash services and other cleaning of the Premises, all in compliance with Applicable Laws.  In the event such service is provided by a third party janitorial service, and not by employees of Tenant, such service shall be a janitorial service reasonably approved in advance by Landlord (Landlord shall provide Tenant with a list of approved vendors upon Tenant’s request).  The janitorial and cleaning of the Premises shall be adequate to maintain the Premises in a manner consistent with Comparable Buildings.

6.2.2Subject to Applicable Laws and the other provisions of this Lease (including, without limitation, the Rules and Regulations, and except in the event of an emergency) and Landlord’s reasonable security measures, Tenant shall have access to the Building, the Premises and the Common Areas of the Building, other than Common Areas requiring access with a Building engineer, twenty-four (24) hours per day, seven (7) days per week, every day of the year; provided, however, that Tenant shall only be permitted to have access to and use of the limited access areas of the Building during the normal operating hours of such portions of the Building.

Tenant shall cooperate with and abide by Landlord’s reasonable, non-discriminatory regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems; provided that such regulations and requirements do not unreasonably interfere with Tenant’s use of the Premises for the Permitted Use.

6.2.3Tenant shall pay for all water (including the cost to service, repair and replace reverse osmosis, de-ionized and other treated water), gas, heat, light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the Premises, together with any fees, surcharges and taxes thereon.  Any utilities and services provided to the Premises that are separately metered shall be paid by Tenant directly to the supplier of such utility or service.  If any such utility is not separately metered to Tenant, Tenant shall pay Tenant’s Share of all charges of such utility jointly metered with other premises as Additional Rent (to the extent permitted under Article 4) or, in the alternative, Landlord may, at its option, monitor the usage of such utilities by Tenant and charge Tenant with the cost of monitoring such metering equipment, provided that Landlord shall pay for the cost of any such metering equipment (i.e., initial purchase and installation) as part of the Landlord Work. For the sake of clarity, electricity supplied to the Building is measured on a house meter and paid for by Landlord as an Operating Expense, and Landlord bills to tenants of the Building for their electricity usage based on sub-meters measuring such tenant’s consumption. To the extent that Tenant uses more than Tenant’s Pro Rata Share of any utilities, then Tenant shall pay Landlord Tenant’s Share of Operating Expenses to reflect such excess.  In the event that the Building or the Project is less than fully occupied, Tenant acknowledges that Landlord may extrapolate utility usage that vary depending on the occupancy of the Building or Project, as applicable, by dividing (a) the total cost of utility usage by (b) the Rentable Area of the Building or Project (as applicable) that is occupied, then multiplying (y) the resulting quotient by (z) ninety-five percent (95%) of the total Rentable Area of the Building or Project (as applicable).  Tenant shall pay Tenant’s Share of the product of (y) and (z), subject to adjustment based on actual usage as reasonably determined by Landlord; provided, however, that Landlord shall not recover more than one hundred percent (100%) of such utility costs.

6.2.4Landlord shall maintain, repair and operate the HVAC systems serving the Premises (both the office areas and the lab areas of the Premises) and the Common Areas to the extent such existing HVAC system is a full building system, and (b) furnish HVAC as reasonably required (except as this Lease otherwise provides) for reasonably comfortable occupancy of the Premises for Tenant’s Permitted Use during the Lease Term, subject to casualty, eminent domain or as otherwise specified in this Article.  Throughout the Lease Term, Landlord shall be responsible for the replacement costs of all HVAC systems serving the Premises; provided, however, Landlord may pass through to Tenant an amortized cost thereof based on the Tenant’s remaining Lease Term relative to the useful life of such replacement as reasonably determined by Landlord.

6.2.5For any utilities serving the Premises for which Tenant is billed directly by such utility provider, Tenant agrees to furnish to Landlord (a) any invoices or statements for such utilities within thirty (30) days after Tenant’s receipt thereof and (b) within thirty (30) days after Landlord’s request, any other utility usage information reasonably requested by Landlord.  Tenant shall retain records of utility usage at the Premises, including invoices and statements from the utility provider, for at least sixty (60) months, or such other shorter period of time as may be requested by Landlord.  Tenant acknowledges that any utility information for the Premises, the Building and the Project may be shared with third parties as required to allow Landlord to comply with Applicable Laws, including Landlord’s consultants and Governmental Authorities.  In the event that Tenant fails to comply with this Section, Tenant hereby authorizes Landlord to collect utility usage information directly from the applicable utility providers.

6.2.6Tenant, at its sole cost, shall furnish and install all replacement lighting tubes, lamps, bulbs and ballasts required in the Premises.

6.2.7Tenant’s use of electric energy in the Premises shall not at any time exceed the capacity of any of the electrical conductors and equipment in or otherwise serving the Premises.  In order to ensure that such capacity is not exceeded, and to avert a possible adverse effect upon the Project’s distribution of electricity via the Project’s electric system, Tenant shall not, without Landlord’s prior written consent in each instance (which consent Landlord may condition upon the availability of electric energy in the Project as equitably allocated by Landlord to various areas of the Project based on rentable area or other reasonable and equitable basis) connect any fixtures, appliances or equipment which use electric current in amounts materially in excess of normal and typical office an lab equipment (other than equipment approved by Landlord as part of the initial Tenant Improvements or any subsequent Alterations or normal business and laboratory machines) to the Building’s or Project’s electric system or make any alterations or additions to the electric system of the Premises existing on the date hereof (other than as part of the initial Tenant Improvements or any subsequent Alterations and approved by Landlord pursuant to this Lease).  Should Landlord grant such consent, any additional risers, distribution cables or other equipment required therefor outside of the Premises shall be provided by Landlord and the cost thereof shall be pre-approved by Tenant and paid by Tenant to Landlord within thirty (30) days after demand (or, at Tenant’s option, shall be provided by Tenant pursuant to plans and contractors approved by Landlord, and otherwise in accordance with the provisions of this Lease).  Landlord shall have the right to require Tenant to pay sums on account of such cost prior to the installation of any such risers or equipment.

6.2.8Landlord reserves the right, upon reasonable, prior written notice to Tenant absent exigent circumstances in which the giving of such notice is not reasonably possible, to stop service of the elevator, plumbing, ventilation, air conditioning and electric systems, when Landlord deems reasonably necessary, due to accident, emergency or the need to make repairs, alterations or improvements, until such repairs, alterations or improvements shall have been completed, and, subject to Section 6.4, Landlord shall further have no responsibility or liability for failure to supply elevator facilities, plumbing, ventilation, air conditioning or electric service when prevented from doing so by Force Majeure or Tenant’s negligence; a failure by a third party to deliver gas, oil or another suitable fuel supply; or Landlord’s inability by exercise of reasonable diligence to obtain gas, oil or another suitable fuel.  If any such repairs, alterations or improvements might require or cause an interruption in electrical or other utility service to the Premises or any portion thereof, Landlord will give to Tenant at least three (3) business days prior written notice whenever practicable.  Without limiting the foregoing, it is expressly understood and agreed that any covenants on Landlord’s part to furnish any service pursuant to any of the terms, covenants, conditions, provisions or agreements of this Lease, or to perform any act or thing for the benefit of Tenant, shall not be deemed breached if Landlord is unable to furnish or perform the same by virtue of Force Majeure or Tenant’s negligence.

6.2.9Tenant may, at its own expense, install its own security system (“Tenant’s Security System”) within the Premises; provided, however, Tenant shall coordinate the installation and operation of Tenant’s Security System with Landlord to assure that Tenant’s Security System is compatible with Landlord’s security system and the Building Systems and equipment, and to the extent that Tenant’s Security System is not compatible with Landlord’s security system and the Building Systems and equipment, Tenant shall not be entitled to install or operate the Tenant’s Security System.  Tenant’s Security System may not include any surveillance cameras either installed outside of its Premises or surveilling any area outside of the Premises; provided, however, if Tenant installs any surveillance cameras within its Premises, Tenant’s commercial general liability insurance shall have coverage for libel, false arrest, assault and battery, discrimination, wrongful, detention or imprisonment, wrongful eviction from, wrongful entry into, invasion of the right to privacy, and slander and/or defamation.  Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the installation, monitoring, operation and removal of Tenant’s Security System.  Tenant’s Security System shall be installed by Tenant as part of the Tenant Improvements or in accordance with terms of Article 8 of this Lease.

6.3Capacities; Overstandard Tenant Use.  The Premises are, or will be, separately metered to measure electrical consumption by Tenant.  If Tenant uses water or other utilities in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, within thirty (30) days after Tenant’s receipt of an invoice and supporting documentation therefor, the actual cost of such excess consumption; and if Tenant does not cease such excessive usage promptly following written notice from Landlord, Landlord may install devices to separately meter any utility use (or use other reasonable industry standard methods to reasonably estimate such use) and in such event Tenant shall pay the cost directly to Landlord, within thirty (30) days after Tenant’s receipt of an invoice therefor, at the rates charged by the public utility company furnishing the same, including the cost of installing, testing and maintaining of such additional metering devices.  Tenant’s use of electricity and any other utility serving the Premises shall never exceed the capacity of the feeders to the Project or the risers or wiring installation or the capacity to the Premises.  If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time establish as appropriate (but in no event more than twenty-four (24) hours given on a business day), of Tenant’s desired use in order to supply such utilities, and Landlord shall supply such utilities to Tenant at such hourly cost per zone to Tenant (which shall be treated as Additional Rent) as Landlord shall from time to time establish based upon its reasonably estimated out-of-pocket costs.

6.4Interruption of Use.  Subject to the below, Tenant agrees that, to the extent permitted pursuant to Applicable Laws, Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service required to be provided by Landlord under this Lease, or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever (other than the gross negligence or willful misconduct of Landlord, its employees or agents), by act or default of Tenant or other parties, or by any other cause; and such failures or delays or diminution shall, except if caused by the gross negligence or willful misconduct of Landlord, its employees or agents, never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease.  Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6. Notwithstanding the foregoing to the contrary, in the event that there shall be an interruption, curtailment or suspension of any service required to be provided by Landlord pursuant to Section 6.1 (and no reasonably equivalent alternative service or supply is provided by Landlord) that shall materially interfere with Tenant’s use and enjoyment of a material portion of the Premises, and Tenant actually ceases to use the affected portion of the Premises (any such event, a “Service Interruption”), and if (i) such Service Interruption shall continue for ten (10) consecutive business days following receipt by Landlord of written notice from Tenant describing such Service Interruption (the “Service Interruption Notice”), and (ii) such Service Interruption shall not have been caused, in whole or in part, by reasons beyond Landlord’s reasonable control or by an act or omission in violation of this Lease by any Tenant Party or by any negligence of Tenant any Tenant Parties, (a Service Interruption that satisfies the foregoing conditions being referred to hereinafter as a “Material Service Interruption”) then, as liquidated damages and Tenant’s sole remedy at law or equity, Tenant shall be entitled to an equitable abatement of Base Rent and Tenant’s Share of Direct Expenses, based on the nature and duration of the Material Service Interruption, the area of the Premises affected, and the then current Rent amounts, for the period that shall begin on the commencement of such Material Service Interruption and that shall end on the day such Material Service Interruption shall cease. To the extent a Material Service Interruption is caused by an event covered by Articles 11 or 13 of this Lease, then Tenant’s right to abate rent shall be governed by the terms of such Article 11 or 13, as applicable, and the provisions of this paragraph shall not apply.

6.5Triple Net Lease.  Landlord and Tenant acknowledge that, except as otherwise provided to the contrary in this Lease, it is their intent and agreement that this Lease be a “TRIPLE NET” lease and that as such, the provisions contained in this Lease are intended to pass on to Tenant or reimburse Landlord for the costs and expenses reasonably associated with this Lease, the Building and the Project (subject to the inclusions and exclusions from Operating Expenses described in Section 4.2.4 above), and Tenant’s operation therefrom except as expressly described herein.  To the extent such costs and expenses payable by Tenant cannot be charged directly to, and paid by, Tenant, such costs and expenses shall be paid by Landlord but reimbursed by Tenant as Additional Rent.

7.REPAIRS

7.1Tenant Repairs.  Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures, furnishings, and systems and equipment within the Premises or elsewhere exclusively serving the Premises, in good order, repair and condition at all times during the Lease Term.  In addition, Tenant shall, at Tenant’s own expense, but under the supervision and subject to the prior reasonable approval of Landlord (with respect to repairs reasonably estimated to cost more than $1,000 per repair or any repairs affecting one or more of the Building Systems), promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, except for damage caused by ordinary wear and tear or casualty; provided however, that if Tenant fails to make such repairs within applicable notice and cure periods, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a management fee of five percent (5%) of such costs.  Without limitation, Tenant shall be responsible for electrical, plumbing, heating, ventilating and air-conditioning systems and other utility services serving the Premises from the Building connection point to the Premises (but only to the extent any such system serves Tenant exclusively, meaning it is a system dedicated solely to Tenant), and Tenant shall secure, pay for, and keep in force contracts with appropriate and reputable service companies reasonably approved by Landlord providing for the regular maintenance of such systems. Tenant’s obligation hereunder shall include maintenance and repair of all telecommunications wire and cabling with the Building’s network cabling exclusively serving the Premises.

7.2Landlord Repairs.  Notwithstanding the foregoing, Landlord shall be responsible, at its sole cost and expense, for repairs to and the maintenance of, in a manner consistent with comparable life science projects, the exterior walls, exterior windows, foundation and roof (including roof membrane) of the Building, the structural portions of the floors of the Building and all other Building structural components, and the base Building Systems and equipment of the Building and Common Areas (to the extent not serving Tenant exclusively); provided, however, that if such repairs are due to the negligence or willful misconduct of Tenant, Landlord shall nevertheless make such repairs at Tenant’s expense, or, if covered by Landlord’s insurance, Tenant shall only be obligated to pay any deductible in connection therewith.  Landlord shall maintain and repair the Common Areas of the Project and such costs shall be included in Operating Expenses.  In addition, as of the Lease Commencement Date, all Building Systems (including the replacement of the existing roof membrane) and equipment serving the Premises (including items which Tenant is required to repair and maintain hereunder such as the HVAC) shall be in good working order. Subject to the terms of Article 27 below, Landlord may, but shall not be required to, enter the Premises at all reasonable times and upon reasonable prior notice to make such repairs, alterations, improvements or additions to the Premises or to the

Project or to any equipment located in the Project as Landlord reasonably determines may be necessary or as Landlord may be required to do by this Lease or governmental or quasi-governmental authority or court order or decree.  Tenant hereby waives and releases its right to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code or under any similar law, statute or ordinance now or hereafter in effect.

8.ADDITIONS AND ALTERATIONS

8.1Landlord’s Consent to Alterations.  Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing, HVAC facilities or other utility or Building Systems pertaining to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than fifteen (15) days prior to the commencement thereof.  Landlord shall not unreasonably withhold, condition or delay its consent to any proposed nonstructural Alterations, provided that such Alterations (1) are not visible from the outside of any Building, (2) do not affect the use of or require access to any part of the Buildings other than the Premises, (3) do not do not violate any certificate of occupancy for the Buildings or any other permits or licenses relating to the Project, (4) do not adversely affect any service required to be furnished to Tenant or to any other tenant or occupant of the Buildings, (5) do not affect any Building Systems or Common Areas, (6) do not reduce the value or utility of either one of the Buildings, and (7) otherwise comply with the Rules and Regulations and this Article 8.  Prior to commencing any Alterations affecting air distribution or disbursement from ventilation systems serving Tenant or the Building, including without limitation the installation of Tenant’s exhaust systems, Tenant shall provide Landlord with a third party report from a consultant, and in a form reasonably acceptable to Landlord, showing that such work will not adversely affect the ventilation systems or air quality of the Building (or of any other tenant in the Building) and shall, upon completion of such work, provide Landlord with a certification reasonably satisfactory to Landlord from such consultant confirming that no such adverse effects have resulted from such work. Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following ten (10) business days’ notice to Landlord, but without Landlord's prior consent, to the extent that such Alterations (i) are cosmetic in nature (e.g., painting, carpeting and the like), (ii) do not affect the Building Systems or Common Areas, (iii) are not visible from the exterior of the Building, and (iv) cost less than $50,000.00 for a particular job of work.  The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.

8.2Manner of Construction.  Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such reasonable requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, subcontractors, materials, mechanics and materialmen selected by Tenant and approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) and the requirement that upon Landlord’s request at the time Landlord approves such Alterations (subject to the terms of Section 8.5 below), Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all Applicable Laws and, where required by Applicable Law, pursuant to a valid building permit.  Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas.  Upon completion of any Alterations (or repairs), Tenant shall deliver to Landlord final lien waivers from all contractors, subcontractors, design professionals, service providers, suppliers and materialmen who performed such work and whose labor, supplies or services give rise to a lien under California law.  In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant shall deliver to the Project construction manager a reproducible copy of the “as built” drawings of the Alterations in CAD format as well as copies of all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3Payment for Improvements.  If Tenant orders any work directly from Landlord, Tenant shall pay to Landlord an amount equal to five percent (5%) of the cost of such work to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work.  If Tenant does not order any work directly from Landlord, Tenant shall reimburse Landlord for Landlord’s reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord’s review of any proposed Alterations.

8.4Construction Insurance.  In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant or Tenant’s general contractor carries “Builder’s All Risk” insurance (to the extent that the cost of the work shall exceed $100,000.00) in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof.  In addition, Tenant’s contractors and subcontractors shall be required to carry Commercial General Liability Insurance, Auto Liability Insurance, and Workers’ Compensation Insurance in amounts reasonably approved by Landlord and otherwise in accordance with the requirements of Article 10 of this Lease and such Commercial General Liability and Auto Liability insurance shall name Tenant and the Landlord Parties (as defined below) as additional insureds on a primary and non-contributory basis for both ongoing and completed operations.  Tenant shall maintain and require its contractors and subcontractors to maintain products-completed operations coverage for not less than the greater of ten (10) years after substantial completion of any Alterations or the time under which a claim may be properly brought under the applicable statute of limitations or repose.  For Alterations more than One Hundred Thousand dollars ($100,000), Landlord may, in its discretion, require Tenant to obtain and record a statutory form of lien bond, or obtain performance and payment bonds, or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee, in each case in form and substance reasonably satisfactory to Landlord. In addition, Tenant’s contractors and subcontractors shall be required to carry workers compensation insurance with a waiver of subrogation in favor of the Landlord Parties.

8.5Landlord’s Property.  All Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord and remain in place at the Premises following the expiration or earlier termination of this Lease. Notwithstanding the foregoing, Landlord may, concurrently with its consent to an Alteration (or with respect to Alterations not requiring Landlord consent, upon Tenant’s request for a determination), require Tenant, at Tenant’s expense, to remove any Alterations and/or improvements and/or systems and equipment within the Premises (excluding the Tenant Improvements, which Tenant shall not be required to remove or restore to the extent that Tenant’s buildout of the Premises is in conformance with floor plan depicted in Exhibit 1.1.1-1 attached hereto) and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to a building standard tenant improved condition as reasonably determined by Landlord. If Tenant fails to complete any required removal and/or to repair any damage caused by the removal of any Alterations and/or improvements and/or systems and equipment in the Premises and return the affected portion of the Premises to a building standard tenant improved condition as determined by Landlord, Landlord may do so and may charge the actual and reasonable cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation expense or claim of lien in any manner relating the installation, placement, removal or financing of any such Alterations, improvements fixture and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.  All property of Tenant which is not affixed to the Premises, including all lab equipment, lab benches and movable casework (but only if such lab benches and movable casework was paid for by Tenant when acquired as opposed to being paid for by Landlord (i.e., out of the Tenant Improvement Allowance or Additional Improvement Allowance) will remain the property of Tenant and may be removed by Tenant at any time.

9.COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials or services furnished or obligations incurred by or on behalf of Tenant (which expressly excludes the Landlord Work), and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith.  Tenant shall give Landlord notice at least ten (10) days prior to the commencement of any work, services or obligations related to the Premises giving rise to any such liens or encumbrances (or such additional time as may be necessary under Applicable Laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility (to the extent applicable pursuant to then Applicable Laws).  Tenant shall remove any such lien or encumbrance by statutory lien bond or otherwise within ten (10) business days after written notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof.

10.INSURANCE

10.1Indemnification and Waiver.  To the maximum extent permitted pursuant to Applicable Laws, Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever (including, but not limited to, any personal injuries resulting from a slip and fall in, upon or about the Premises) and agrees that, to the extent permitted pursuant to Applicable Laws, Landlord, its lenders, partners, subpartners, the Additional Insureds, and each of their respective officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant, except to the extent resulting from the gross negligence or willful misconduct of Landlord or any of the Landlord Parties.  Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, injury, expense and liability (including without limitation court costs and reasonable attorneys’ fees) during the Lease Term, or any period of Tenant’s occupancy of the Premises prior to the commencement or after the expiration of the Lease Term, incurred in connection with or arising from (i) any cause in, on or about the Premises (including, but not limited to, a slip and fall), provided that the terms of the foregoing indemnity shall not apply to the extent of any gross negligence or willful misconduct of Landlord or any of the Landlord Parties, (ii) any negligent acts or omissions of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees or invitees of Tenant or any such person, in, on or about the Project, or (iii) any breach of the terms of this Lease by Tenant, either prior to, during, or after the expiration of the Lease Term.  Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy of the Premises, Tenant shall pay to Landlord its reasonable costs and expenses incurred in such suit, including without limitation, its actual professional fees such as reasonable appraisers’, accountants’ and attorneys’ fees.  The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease.

Landlord hereby indemnifies and agrees to defend, save and hold Tenant and its officers, agents, servants, employees, and independent contractors harmless from and against any and all claims for injury or death to persons or damage to property to the extent resulting from the negligent or tortious acts or omissions of Landlord or any Landlord Parties or any breach of the terms of this Lease by Landlord.  Should Tenant be named as a defendant in any suit brought against Landlord in connection with or arising out of the foregoing, Landlord shall pay to Tenant its costs and expenses incurred in such suit, including without limitation, its actual professional fees such as reasonable appraisers', accountants' and attorneys' fees.

10.2Tenant’s Compliance With Landlord’s Property Insurance.  Tenant shall, at Tenant’s expense, comply with all insurance company requirements pertaining to the use of the Premises.  If Tenant’s conduct or use of the Premises for any purpose other than the Permitted Use causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3Tenant’s Insurance.  Tenant shall maintain, at its sole cost and expense, the following coverages with limits no less than those set forth below:

10.3.1Commercial General Liability Insurance issued on terms no less broad than the most current ISO CG 00 01 occurrence form, covering the insured against claims of bodily injury, personal and advertising injury and property damage (including loss of use thereof) arising out of Tenant’s operations, products/completed operations, social or host liquor liability (if applicable), and “insured contracts” (as defined by the most current ISO CG 00 01 form), including a Separation of Insureds provision with no exclusion for cross-liability, and including the Additional Insureds (as defined hereunder) as additional insureds with respect to both ongoing and completed operations coverage on a primary and non-contributory basis, for limits of liability of not less than:

$1,000,000 each occurrence $2,000,000 annual aggregate per location

$2,000,000 personal and advertising injury $2,000,000 products-completed operations No deductible or self-insured retention in excess of $50,000.

10.3.2Property Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, and (ii) the Tenant Improvements described in Exhibits 1.1.1-2 and any other tenant improvements that exist in the Premises as of the Lease Commencement Date, but excluding the Landlord Work as described and defined in Exhibits 1.1.1-2 (the “New Improvements”).  Such insurance shall be written on an “all risks” of physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, hail, windstorm, flood, earthquake, terrorism, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, earthquake sprinkler leakage, bursting or stoppage of pipes, and explosion.

10.3.3Business Income Interruption for one (1) year plus Extra Expense insurance in such amounts as will reimburse Tenant for actual direct or indirect loss of earnings and continuing expenses, including rent, attributable to the risks outlined in Section 10.3.2 above.

10.3.4Auto Liability Insurance covering liability arising out of any auto, including owned (if any), non-owned, leased, and hired autos, with a limit of not less than $1,000,000 combined single limit each accident for bodily injury and property damage.

10.3.5Worker’s Compensation and Employer’s Liability or other similar insurance pursuant to all applicable state and local statutes and regulations, together with Employer’s Liability Insurance with limits of not less than $1,000,000 bodily injury (each accident), $1,000,000 bodily injury by disease (each employee), and $1,000,000 bodily injury by disease (policy limit) or such greater amounts as may be required by Tenant’s Umbrella/Excess Liability policy in order to effect such coverage.  The worker’s compensation policy will include a waiver of subrogation in favor of the Landlord Parties.

10.3.6Umbrella and/or Excess Liability Insurance policy in excess of Commercial General Liability, Auto Liability, and Employer’s Liability Insurance policies, concurrent to, and at least as broad as the underlying primary insurance policies, which must “drop down” over reduced or exhausted aggregate limits as to such underlying policies and contain a “follow form” statement.  The limits must be no less than $5,000,000 each occurrence and $5,000,000 in the aggregate.  Such Umbrella/Excess Liability policy must be endorsed to provide that this insurance is primary to, and non-contributory with, any other insurance on which the Additional Insureds are an insured, whether such other insurance is primary, excess, contingent, self-insurance, or insurance on any other basis.  This endorsement must cause the Umbrella/Excess coverage to be vertically exhausted, whereby such coverage is not subject to any “Other Insurance” clause under this Umbrella and/or Excess Liability policy.

10.3.7Tenant’s Agents/Contractors.  In the case of Tenant’s contractors, subcontractors, and any vendors/consultants brought on to the property for any Alterations or other Tenant Improvements (collectively, for purposes of this Article 10, Tenant’s “Third Parties”), Tenant shall cause such Third Parties to obtain and maintain such insurance as is required under Sections 10.3.1, 10.3.4 and 10.3.5 herein, unless granted written approval from Landlord to waive such requirements.  Such Third Parties’ coverage under Sections 10.3.1 and 10.3.4 shall include Tenant and the Additional Insureds each as additional insureds on a primary and non-contributory basis for both ongoing and completed operations.  Additionally, the commercial general liability limit required to be carried by any contractor or subcontractors of Tenant shall be not less than the following: (x) general contractors – $5,000,000, (y) any subcontractors for work costing $250,000 or more – $2,000,000, and (z) any subcontractors for work costing less than $250,000 – $1,000,000.  The foregoing limits may be satisfied by a combination of primary and/or excess policies.

10.4Form of Policies.  The minimum limits of policies of insurance required of Tenant and its agents/contractors under this Lease shall in no event limit the liability of Tenant under this Lease.  Such insurance shall (i) name Landlord, its subsidiaries and affiliates, Longfellow Property Management Services CA Inc.; San Diego

Creekside Holdings, LLC; San Diego Creekside REIT, LLC; Longfellow Strategic Value Fund II, LLC; Longfellow Strategic Value Master Fund, LLC; LSVF Americas, LP; LSVF Pacific, LP; Longfellow Capital Partners II, LP; Longfellow Real Estate Partners, LLC; Invesco CMI Investments, LP, and any other party the Landlord so specifies (collectively, the “Additional Insureds”), as additional insureds under the policies listed in Sections 10.3.1, 10.3.3, 10.3.4 and 10.3.6 above.  All insurance policies required to be maintained by Tenant shall (i) be issued by an insurance company having a rating of not less than A:VIII in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (ii) be primary insurance as to all claims thereunder and provide that any insurance carried by the Additional Insureds is excess and is non-contributing with any insurance required of Tenant; (iii) be in commercially reasonable, industry standard form and content reasonably acceptable to Landlord; and (iv) be endorsed with waiver of subrogation endorsements in favor of the Additional Insureds; (v) not contain deductible or self-insured retention in excess of $50,000 unless otherwise approved by Landlord in writing; and (vi) Tenant shall provide thirty (30) days’ written notice to Landlord and any mortgagee of Landlord, to the extent such names are furnished to Tenant prior to the cancellation of such policy (but only ten (10) days’ for non-payment of premium).  Tenant shall deliver certificates of insurance or copies of such policies to Landlord on or before the earlier to occur of (A) the Lease Commencement Date, and (B) the date upon which Tenant is first provided access to the Premises, and at least ten (10) days before the expiration dates thereof.  In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate within ten (10) days after written notice from Landlord, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor. Landlord and the Additional Insureds will not be responsible for any deductibles or self-insured retentions related to any insurance under this Article 10.

10.5Subrogation.  Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder.  The parties each hereby waive all rights and claims against each other for such losses and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right of the insured to recover thereunder.  The parties agree that their respective insurance policies are now or shall specify that the waiver of subrogation shall not affect the right of the insured to recover thereunder.  Tenant will waive, and cause its Third Parties to waive, all causes of action or claims they may have against the Additional Insureds for any liability and workers compensation claims they incur in relation to the Lease or any Alterations, or any other work or activities performed in connection with the Project.

10.6Additional Insurance Obligations.  Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of insurance and such additional coverages as Landlord may reasonably require.

10.7Landlord’s Insurance.  Landlord shall maintain its usual liability insurance as well as property insurance for the Building (excluding any Alterations and Tenant Improvements).

11.DAMAGE AND DESTRUCTION

11.1Repair of Damage to Premises by Landlord.  Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty.  If the Premises, Buildings or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore such Common Areas and the Premises and Building to substantially the same condition as existed prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project, provided that access to the Premises shall not be materially impaired.  Upon the occurrence of any damage to the Premises, upon notice (the “Landlord Repair Notice”) to Tenant from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3.2(ii) of this Lease and Landlord’s obligation to restore any Alterations or Tenant Improvements shall be limited to the extent of such proceed received by Landlord.  To the extent permitted pursuant to Applicable Laws, Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises, Building or Common Areas necessary to Tenant’s occupancy, and the Premises are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the Permitted Use bears to the total rentable square feet of the Premises.

11.2Landlord’s Option to Repair.  Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, repairs cannot reasonably be completed within two hundred seventy (270) days after being commenced (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Buildings or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) such damage is not fully covered by Landlord’s insurance policies (unless such shortfall is a result of Landlord’s failure to maintain the insurance that Landlord is required to maintain pursuant to Section 10.2 above); (iv) Landlord decides to rebuild the Buildings or Common Areas so that they will be substantially different structurally or architecturally; or (v) the damage occurs during the last twelve (12) months of the Lease Term (unless Tenant has validly exercised or exercises an option to extend the Lease Term); provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, Landlord shall provide written notice thereof to Tenant (a “Landlord Repair Notice”) stating Landlord’s reasonable opinion of the timeframe to make repairs, and, if the repairs cannot, in the reasonable opinion of Landlord, be completed within two hundred seventy (270) days after being commenced, Tenant may elect, no earlier than sixty (60) days after the receipt of the Landlord Repair Notice, and not later than ninety (90) days after the receipt of the Landlord Repair Notice, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant. Furthermore, if neither Landlord nor Tenant has terminated this Lease, and the repairs are not actually completed within two hundred seventy (270) days after being commenced, then Tenant shall have the right to terminate this Lease at any time thereafter until such time as the repairs are complete, by notice to Landlord (the “Damage Termination Notice”), effective as of a date set forth in the Damage Termination Notice (the “Determination Termination Date”). Notwithstanding the provisions of this Section 11.2, Tenant shall have the right to terminate this Lease under this Section 11.2 only if each of the following conditions is satisfied:  (a) the damage to the Project by fire or other casualty was not caused by the negligence or intentional act of Tenant or any Tenant Party; (b) as a result of the damage, Tenant cannot reasonably conduct business from the Premises; and, (c) as a result of the damage to the Project, Tenant does not occupy or use the Premises.  In addition, Tenant may terminate this Lease if the damage to the Premises occurs during the last twelve (12) months of the Lease Term, and, as a result of such damage, Tenant cannot reasonably conduct business from the Premises for a period of at least one-half (1/2) of the then-remaining term. In no event shall Landlord have any obligation to undertake restoration on account of any casualty except to the extent of the insurance proceeds actually received by Landlord.

11.3Waiver of Statutory Provisions.  The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

12.NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby.  The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained.  The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent.  No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due.  No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

13.CONDEMNATION

13.1If the whole or substantially all of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if all reasonable access to the Building is so taken or condemned, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority.  Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant.  All Rent shall be apportioned as of the date of such termination.  If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated.  Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, and provided that such temporary taking does not materially preclude or unreasonably diminish Tenant’s ability to conduct business from the Premises, then this Lease shall not terminate but the Base Rent and Tenant’s Share of Direct Expenses shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises.  Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure.  Landlord shall be entitled to receive the entire award made in connection with any such temporary taking, provided, however, that Tenant shall be entitled to a share of the award for any loss of fixtures and improvements and for moving and other reasonable expenses that do not otherwise reduce Landlord’s recovery.   If this Lease does not terminate on account of any such eminent domain or condemnation proceeding, then Landlord shall, to the extent practicable, restore the affected area of the Premises, Building or Project. In no event shall Landlord have any obligation to undertake restoration on account of any condemnation or eminent domain proceeding except to the extent of the award actually received by Landlord.

14.ASSIGNMENT AND SUBLETTING

14.1Transfers.  Tenant may, with the prior written consent of Landlord (except in connection with a Permitted Transfer as that term is defined in Section 14.8 below), not to be unreasonably withheld, conditioned or delayed, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”).  If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than twenty (20) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the “Transfer Premium”, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, and (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space.  Except with respect to a Transfer to a Permitted Transferee, any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease.  Landlord shall respond to Tenant’s request for a Transfer within twenty (20) days after Landlord’s receipt of the information required under this Section 14.1. If Landlord fails to respond within such twenty (20) day period, Tenant may send a written “reminder notice” containing the following legend: “THIS NOTICE CONSTITUTES TENANT’S SECOND NOTICE OF ITS REQUEST FOR CONSENT TO A TRANSFER PURSUANT TO SECTION 14.1 OF THE LEASE; LANDLORD’S FAILURE TO RESPOND TO THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS SHALL BE DEEMED LANDLORD’S CONSENT TO THE REQUESTED TRANSFER.” If Landlord fails to respond to such request within five (5) business days after delivery of the “reminder notice”, then such nonresponse shall be deemed Landlord’s approval of such Transfer request. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s reasonable review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys’, accountants’, architects’, engineers’ and consultants’ fees) incurred by Landlord, not to exceed six thousand dollars ($6,000) per request in the ordinary course, within thirty (30) days after written request by Landlord.

14.2Landlord’s Consent.  Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer of the Subject Space on the terms specified in the Transfer Notice.  Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any Applicable Law for Landlord to withhold consent to any proposed sublet or assignment where one or more of the following apply:

14.2.1The Transferee is in Landlord’s commercially reasonable business judgement, of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;

14.2.2The Transferee is either a governmental agency or instrumentality thereof;

14.2.3The Transferee is not, in Landlord’s commercially reasonable business judgement, a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;

14.2.4The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease;

14.2.5Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, is actively negotiating with Landlord or has negotiated with Landlord during the four (4) month period immediately preceding the date Landlord receives the Transfer Notice, to lease space in the Project; and there is vacant space in the Project then available for such Transferee within the Project; or

14.2.6In Landlord’s reasonable determination, the sub-rent, additional rent or other amounts received or accrued by Tenant from subleasing, assigning or otherwise Transferring all or any portion of the Premises is based on the income or profits of any person, or the assignment or sublease could cause any portion of the amounts received by Landlord pursuant to this Lease to fail to qualify as “rents from real property” within the meaning of section 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar or successor provision thereto or which would cause any other income of Landlord to fail to qualify as income described in section 856(c)(2) of the Code.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease).  Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent in violation of this Section 14.2 or otherwise has breached its obligations under this Article 14, their sole remedies shall be a suit for contract damages (other than damages for injury to, or interference with, Tenant’s business including, without limitation, loss of profits, however occurring) or declaratory judgment and an injunction for the relief sought, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all Applicable Laws, on behalf of the proposed Transferee.

14.3Transfer Premium.  If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium”, as that term is defined in this Section 14.3, received by Tenant from such Transferee (“Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable third party expenses incurred by Tenant for (i) any design and construction costs incurred on account of changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any free base rent, tenant improvement allowances or other economic concessions provided to the Transferee in connection with the Transfer (provided that such free rent, tenant improvement allowances and concessions shall be deducted only to the extent the same is included in the calculation of total consideration payable by such Transferee), (iii) any brokerage commissions and reasonable marketing costs in connection with the Transfer, and (iv) legal fees and disbursements reasonably incurred in connection with the Transfer (collectively, “Tenant’s Subleasing Costs”).  “Transfer Premium” shall also include, but not be limited to, any lump sum payment, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee.  The determination of the amount of Landlord’s applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is received by Tenant under the Transfer. No Transfer Premium shall be payable in connection with any Permitted Transfer.

14.4Landlord’s Option as to Subject Space.  Notwithstanding anything to the contrary contained in this Article 14, in the event Tenant contemplates a Transfer, constituting a sublease of more than twenty-five percent (25%) of the Premises for more than three (3) years (or, if less than three (3) years remain in the then remaining Lease Term, then for substantially all of the then remaining Lease Term (taking into account any extension of the Lease Term which has irrevocably exercised by Tenant) or an assignment of this Lease (other than in connection with a Permitted Transfer), Tenant shall give Landlord notice (the “Intention to Transfer Notice”) of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined).  The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer (the “Contemplated Transfer Space”), the contemplated date of commencement of the Contemplated Transfer (the “Contemplated Effective Date”), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4 in order to allow Landlord to elect to recapture the Contemplated Transfer Space.  Thereafter, Landlord shall have the option, by giving written notice to Tenant (a “Recapture Notice”) within fifteen (15) days after receipt of any Intention to Transfer Notice, to recapture the Contemplated Transfer Space. Such recapture shall cancel and terminate this Lease with respect to such Contemplated Transfer Space as of the Contemplated Effective Date. If Landlord elects to recapture the Premises, then Tenant may, within five (5) business days following such election by Landlord, rescind its Intention to Transfer Notice, in which case Landlord's recapture of the Premises with respect to such Intention to Transfer Notice shall be null and void and this Lease shall continue to full force and effect and Tenant shall not proceed with the Transfer contemplated by the Intention to Transfer Notice. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same.  Landlord and Tenant shall share equally in the costs to demise any such portion of the Premises recaptured by Landlord pursuant to this Section 14.4.

14.5Effect of Transfer.  If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in reasonable detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space.  Landlord or its authorized representatives shall have the right at all reasonable times and upon reasonable prior notice to audit the books, records and papers of Tenant relating to any Transfer Premium at Tenant’s office and shall have the right to make copies thereof.  If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than two percent (2%), Tenant shall pay Landlord’s reasonable costs of such audit.

14.6Sublease/Transfer Restrictions.  Notwithstanding anything contained herein to the contrary and without limiting the generality of Section 14.1 above, Tenant shall not:  (a) sublet all or part of the Premises or assign or otherwise Transfer this Lease on any basis such that the rental or other amounts to be paid by the subtenant or assignee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of the subtenant or assignee; (b) sublet all or part of the Premises or assign this Lease to any person or entity in which, under Section 856(d)(2)(B) of the Code, Longfellow REIT, Inc., a Delaware corporation (the “Company”), or any affiliate of the Company owns, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d) (5) of the Code), a ten percent (10%) or greater interest; or (c) sublet all or part of the Premises or assign this Lease in any other manner or otherwise derive any income which could cause any portion of the amounts received by Landlord pursuant hereto or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or which could cause any other income received by Landlord to fail to qualify as income described in Section 856(c) (2) of the Code.  The requirements of this Section 14.4 shall likewise apply to any further subleasing, assignment or other Transfer by any subtenant or assignee.  All references herein to Section 856 of the Code also shall refer to any amendments thereof or successor provisions thereto.

14.7Occurrence of Default.  Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to (and each sublease shall provide Landlord with the ability to): (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer.  If Tenant shall be in default under this Lease beyond applicable notice and cure periods, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured.  Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant.  Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease from and after the date of such assignment.  No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing.  In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person.  If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.8Non-Transfers. Notwithstanding anything to the contrary contained in this Article 14, (i) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant), (ii) an assignment of the Premises to an entity which acquires all or substantially all of the assets or beneficial interests (partnership, stock or other) of Tenant, (iii) an assignment of the Premises to an entity which is the resulting entity of a merger or consolidation of Tenant (including, without limitation, a merger or consolidation in which Tenant is the surviving entity), or (iv) a sale of corporate shares of capital stock in Tenant, or any other transfer of Tenant’s stock, on a nationally-recognized stock exchange (any of the foregoing, a “Permitted Transferee”), shall not be deemed a Transfer under this Article 14, provided that (A) except in the case of clause (iv), above,  Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information requested by Landlord regarding such assignment or sublease or such affiliate, (B) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, and (C) with respect to an assignment to a Permitted Transferee or a Transfer pursuant to clause (ii) or (iii), above, the resulting Tenant under this Lease shall have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles (“Net Worth”) at least equal to the Net Worth of Tenant on the date of execution of this Lease and on the day that is three (3)  months prior to the effective date of such assignment or sublease.  An assignee of Tenant’s entire interest that is also a Permitted Transferee may also be known as a “Permitted Assignee”.  “Control”, as used in this Section 14.8, shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity and the ability to direct the day-to-day affairs of such person or entity.  No such permitted assignment or subletting or other Transfer permitted with or without Landlord’s consent pursuant to this Article 14 shall serve to release Tenant from any of its obligations under this Lease.

14.9Permitted Users. Notwithstanding any contrary provision of this Article  14, Tenant shall have the right, without the receipt of Landlord’s consent (so long as all of the conditions contained in this Section 14.9 are satisfied), but on not less than ten (10) days prior written notice to Landlord, to permit the occupancy of portions of the Premises to any individual(s) or companies with an ongoing, bona-fide business relationship and/or strategic partnership with Tenant, or companies spun off from Tenant, where each company benefits in the research and subsequent products resulting from such research (other than the relationship created by the dual occupancy of the Premises) (each, a “Permitted User”), which occupancy may include the use of a corresponding interior support area and other portions of the Premises which shall be common to Tenant and the permitted occupants (i.e. not separately demised), on and subject to the following conditions: (i) Landlord shall not have litigated against any such proposed Permitted User, (ii) the Permitted User shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity and shall be subject to service of process in and subject to the jurisdiction of, the courts of the State, (iii) each Permitted User shall be of a character and reputation consistent with the quality of the Building and the Project, (iv) no Permitted User shall occupy a separately demised portion of the Premises or which contains an entrance to such portion of the Premises other than the primary entrance to the Premises, (v) proposed Permitted User shall not cause a violation of another lease or occupancy agreement for space in the Project, or give an occupant of the Project a right to cancel its lease or occupancy agreement, (vi) the Permitted User or any of its legal predecessors has not been required by any prior landlord, lender or governmental authority at any time to take remedial action in connection with Hazardous Materials contaminating a property which contamination was permitted by Permitted User or such predecessor or resulted from Permitted User’s or such predecessor’s action or use of the property in question, (vii) the Permitted User is not subject to any enforcement order issued by any governmental authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any governmental authority), (viii) the use of the Permitted User is in compliance with the Permitted Use, (ix) all provisions of this Lease, including without limitation, the insurance requirements, shall apply to the Permitted User, and (viii) such occupancy shall not be a subterfuge by Tenant to avoid its obligations under this Lease or the restrictions on Transfers pursuant to this Article 14.  Tenant shall promptly supply Landlord with any documents or information reasonably requested by Landlord regarding any such individuals or entities.  Any occupancy permitted under this Section 14.9 shall not be deemed a Transfer.  Notwithstanding the foregoing, no such occupancy shall relieve Tenant from any liability under this Lease, and Tenant shall have responsibility for all Permitted Users.

15.SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES

15.1Surrender of Premises.  No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord.  The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated.  The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to

Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2Removal of Tenant Property by Tenant.  Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord and casualty hereunder excepted.  Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all Alterations that Tenant is required to remove in accordance with Section 8.5 of this Lease, any debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant (unless Landlord, in its sole discretion, waives the requirement that any item of personal property be removed; provided that Tenant, in its sole discretion, may remove all of Tenant’s personal property, at any time within thirty (30) days after such election by Landlord, regardless of any such election by Landlord), and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal. Tenant’s personal property includes only those items that are not permanently affixed to the Premises or that have not been constructed or installed by Landlord.  Tenant may remove or replace any such items of personal property at any time during the Lease Term, in its sole discretion.

15.3Environmental Assessment.  Prior to the expiration of the Lease (or within thirty (30) days after any earlier termination), Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing in or serving the Premises, and all exhaust or other ductwork in or serving the Premises, in each case that has carried, released or otherwise been exposed to any Hazardous Materials due to Tenant’s use or occupancy of the Premises, and shall otherwise clean the Premises so as to permit the Environmental Assessment called for by this Section 15.3 to be issued. Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant, at Tenant’s expense, shall obtain for Landlord a report (an “Environmental Assessment”) addressed to Landlord (and, at Tenant’s election, Tenant) by a reputable licensed environmental consultant or industrial hygienist that is designated by Tenant and acceptable to Landlord in Landlord’s reasonable discretion, which report shall be based on the environmental consultant’s inspection of the Premises and shall state, to Landlord’s reasonable satisfaction, that (a) the Hazardous Materials described in the first sentence of this paragraph, to the extent, if any, existing prior to such decommissioning, have been removed in accordance with Applicable Laws; (b) all Hazardous Materials described in the first sentence of this paragraph, if any, have been removed in accordance with Applicable Laws from the interior surfaces of the Premises (including floors, walls, ceilings, and counters, piping, supply lines, waste lines and  plumbing, and all such exhaust or other ductwork in the Premises) in conformance with the custom and practice of the industry facilitating the re-use of the Premises by a subsequent tenant without incurring special costs or undertaking special procedures for demolition, disposal, investigation, assessment, cleaning or removal of such Hazardous Materials and without giving notice in connection with such Hazardous Materials; and (c) the Premises may be reoccupied for office, research and development, or laboratory use, demolished or renovated without incurring special costs or undertaking special procedures for disposal, investigation, assessment, cleaning or removal of Hazardous Materials described in the first sentence of this paragraph and without giving notice in connection with Hazardous Materials. Further, for purposes of clauses (b) and (c) of the foregoing, “special costs” or “special procedures” shall mean costs or procedures, as the case may be, that would not be incurred but for the nature of the Hazardous Materials as Hazardous Materials instead of non-hazardous materials.  The report shall also include reasonable detail concerning the clean-up measures taken, the clean-up locations, the tests run and the analytic results.  Tenant shall submit to Landlord the identity of the applicable consultants and the scope of the proposed Environmental Assessment for Landlord’s reasonable review and approval at least 30 days prior to commencing the work described therein or at least 30 days prior to the expiration of the Lease Term, whichever is earlier.

If Tenant fails to perform its obligations under this Section 15.3, without limiting any other right or remedy, Landlord may, on five (5) business days’ prior written notice to Tenant perform such obligations at Tenant’s expense if Tenant has not commenced to do so within said five-day period, and Tenant shall within ten (10) days after written demand (together with supporting documentation) reimburse Landlord for all reasonable out-of-pocket costs and expenses incurred by Landlord in connection with such work.  Tenant’s obligations under this Section 15.2 shall survive the expiration or earlier termination of this Lease.  In addition, at Landlord’s election, Landlord may inspect the Premises and/or the Project for Hazardous Materials at Landlord’s cost and expense within sixty (60) days of Tenant’s surrender of the Premises at the expiration or earlier termination of this Lease.  Tenant shall pay for all such costs and expenses incurred by Landlord in connection with such inspection if such inspection reveals that a release or threat of release of Hazardous Materials exists at the Project or Premises as a result of the acts or omission of Tenant, its officers, employees, contractors, and agents (except to the extent resulting from (i) Hazardous Materials existing in the Premises as at the delivery of possession to Tenant (in which event Landlord shall be responsible for any Clean-up, as provided in this Lease), (ii) the acts or omissions of Landlord or Landlord’s agents, employees or contractors),  or (iii) Landlord’s Hazardous Materials.

16.HOLDING OVER

If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with the express written consent of Landlord, such tenancy shall be from month-to-month only on the same terms and conditions of this Lease and shall not constitute a renewal hereof or an extension for any further term.  If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, without the express written consent of Landlord, such tenancy shall be deemed to be a tenancy by sufferance only and shall not constitute a renewal hereof or an extension for any further term.  In either case, Base Rent shall be payable at a monthly rate equal to one hundred twenty-five percent (125%) for the initial thirty (30) day period immediately following the last day of the Lease Term and one hundred fifty percent (150%) of the Base Rent applicable for the period following the thirty (30) day initial holdover period of the Lease Term for each day thereafter.  Such month-to-month tenancy or tenancy by sufferance, as the case may be, shall be subject to every other applicable term, covenant and agreement contained herein, including without limitation the obligation to pay Additional Rent.  Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease.  The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.  If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, and Landlord sends, or has previously sent to, Tenant written notice stating that Landlord has executed, or intends to execute, a lease for the Premises that may be adversely affected by Tenant’s holdover, then, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and/or any lost profits and consequential or indirect damages to Landlord resulting therefrom.

17.ESTOPPEL CERTIFICATES

Within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit 17 attached hereto (or such other commercially reasonable form as may be reasonably required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other factual information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee.  Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project.  Tenant shall execute and deliver whatever other commercially reasonable instruments may be reasonably required for such purposes.  Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgement by Tenant that statements included in the estoppel certificate are true and correct, without exception.  At any time during the Lease Term, but not more often than twice per year (excluding any requests when Tenant is in default hereunder beyond applicable notice and cure periods), within ten (10) business days following a request in writing by Landlord, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year.  Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. If no audited financial statement is prepared, such statement will be certified by the CFO or Treasurer of Tenant.  Notwithstanding anything to the contrary in this Section 17, Tenant will not be required to deliver financial statements if Tenant is publicly traded.

18.SUBORDINATION

This Lease shall be subject and subordinate to all future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases require in writing that this Lease be superior thereto; provided that, for so long as Tenant is not in default hereunder, Tenant’s occupancy of the Premises shall not be disturbed.  Tenant covenants and agrees that in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, provided that, for so long as Tenant is not in default hereunder, Tenant’s occupancy of the Premises shall not be disturbed. Notwithstanding any other provision of this Lease to the contrary, no holder of any such mortgage, trustee deed or other encumbrance and no such ground lessor, shall be obligated to perform or liable in damages for failure to perform any of Landlord’s obligations under this Lease unless and until such holder shall foreclose such mortgage, trust deed or other encumbrance, or the lessors under such ground lease or underlying leases otherwise acquire title to the Property, and then shall only be liable for Landlord’s obligations arising or accruing after such foreclosure or acquisition of title, provided the foregoing shall not release any such holder or ground lessor from performing ongoing obligations of Landlord from and after the date of such foreclosure or acquisition of title, such as repair and maintenance obligations.  No such holder shall ever be obligated to perform or be liable for damages for any of Landlord’s obligations arising or accruing before such foreclosure or acquisition of title. Tenant shall, within ten (10) business days of request by Landlord, execute a commercially reasonable subordination, non-disturbance and attornment agreement as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any foreclosure proceeding or sale.

Landlord’s interest herein may be assigned as security at any time to any Mortgagee. Notwithstanding the foregoing or anything to the contrary herein, no Mortgagee succeeding to the interest of Landlord hereunder shall be (i) liable in any way to Tenant for any act or omission, neglect or default on the part of Landlord under this Lease, (ii) responsible for any monies owing by or on deposit with Landlord to the credit of Tenant (except to the extent any such deposit is actually received by such mortgagee or ground lessor), (iii) subject to any counterclaim or setoff which theretofore accrued to Tenant against Landlord, (iv) bound by any amendment or modification of this Lease subsequent to such mortgage, or by any previous prepayment of Rent for more than one (1) month, which was not approved in writing by the Mortgagee (unless actually received by such mortgagee or ground lessor), (v) liable beyond such Mortgagee’s interest in the Project, or (vi) responsible for the payment or performance of any work to be done by Landlord under this Lease to render the Premises ready for occupancy by Tenant or for the payment of any tenant improvements allowances.  Nothing in clause (i), above, shall be deemed to relieve any Mortgagee succeeding to the interest of Landlord hereunder of its obligation to comply with the obligations of Landlord under this Lease from and after the date of such succession.

No Mortgagee shall, either by virtue of the Mortgage or any assignment of leases executed by Landlord for the benefit of such Mortgagee, be or become a mortgagee in possession or be or become subject to any liability or obligation under the Lease or otherwise until such Mortgagee shall have acquired the interest of Landlord in the Property, by foreclosure or otherwise, or in fact have taken possession of the Property as a mortgagee in possession and then such liability or obligation of Mortgagee under the Lease shall extend only to those liability or obligations accruing subsequent to the date that such Mortgagee has acquired the interest of Landlord in the Premises, or in fact taken possession of the Property as a mortgagee in possession.

19.DEFAULTS; REMEDIES

19.1Events of Default.  The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due and such failure shall continue for five (5) days after written notice of such failure is given to Tenant; except that if Landlord shall have given two (2) such notices in any twelve (12) month period, Tenant shall not be entitled to any further notice of its delinquency in the payment of Rent or any other charge required to be paid under this Lease until such time as twelve (12) consecutive months shall have elapsed without Tenant having  defaulted in any such payment; or

19.1.2Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or

19.1.3Abandonment of the Premises by Tenant; or

19.1.4The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than three (3) business days after written notice from Landlord;

If a receiver, guardian, conservator, trustee in bankruptcy or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant’s or any guarantor’s property and such appointment is not discharged within ninety (90) days thereafter or if a petition including, without limitation, a petition for reorganization or arrangement is filed by Tenant or any guarantor under any bankruptcy law or is filed against Tenant or any guarantor and, in the case of a filing against Tenant only, the same shall not be dismissed within ninety (90) days from the date upon which it is filed.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

19.2Remedies Upon Default.  Upon the occurrence of any event of default by Tenant beyond applicable notice and cure periods, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

19.2.1Terminate this Lease (pursuant to Section 1951.2 of the California Civil Code), in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i)The worth at the time of award of the unpaid rent which has been earned at the time of such termination; plus

(ii)The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv)Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred; expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v)At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others.  As used in Sections 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law.  As used in Section 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations).  Accordingly, if Landlord does not elect to terminate this Lease on account of any event of default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under this Section 19.2, or any law or other provision of this Lease), without prior demand or notice except as required by Applicable Law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.  The provisions of this Section 19.2.3 are not dependent upon the occurrence of a default.

19.2.4Any obligation imposed by law upon Landlord to relet the Premises after any termination of the Lease shall be subject to the reasonable requirements of Landlord to lease to high quality tenants on such terms as Landlord typically applies to leases within the Project.

19.2.5Nothing herein shall limit or prejudice the right of Landlord to prove and obtain in a proceeding for bankruptcy, insolvency, arrangement or reorganization, by reason of the termination, an amount equal to the maximum allowed by a statute of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount is greater to, equal to, or less than the amount of the loss or damage which Landlord has suffered.

19.3Subleases of Tenant.  Whether or not Landlord elects to terminate this Lease on account of any event of default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements.  In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4Efforts to Relet.  No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant.  Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

19.5Landlord Default.

19.5.1General.  Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity.

20.COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, so long as Tenant is not in default after the expiration of any applicable notice and cure period, may peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord.  The foregoing covenant is in lieu of any other covenant express or implied.

21.CREDIT ENHANCEMENT

Concurrently with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a letter of credit (the “L/C Security”) in the amount set forth in Section 9 of the Summary as credit enhancement for the faithful performance by Tenant of all of its obligations under this Lease as follows:

(a)Tenant shall provide Landlord, and maintain in full force and effect throughout the Term and until the date that is ninety (90) days after the Lease Expiration Date (“L/C Expiration Date”), an evergreen (i.e., subject to automatic annual renewal absent timely notice from the issuer as described below) letter of credit substantially in the form of Exhibit 21 issued by an issuer reasonably satisfactory to Landlord, in the amount set forth in Section 9 of the Summary. Landlord hereby approves City National Bank, JPMorgan Chase Bank, Silicon Valley Bank, Bank of America NA, Wells Fargo Bank or Goldman Sachs Bank as the initial issuer of the L/C Security. If at any time during the Term (i) Landlord determines in its reasonable discretion that the financial condition of such issuer has changed in any materially adverse way from the financial condition of such issuer as of the date of execution of this Lease, including, without limitation, if such issuer is declared insolvent or is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, if a trustee, receiver or liquidator is appointed for such issuer, if the credit rating of the long-term debt of the issuer of the letter of credit (according to Moody’s, Standard & Poor’s or similar national rating agency reasonably identified by Landlord) is downgraded to a grade below investment grade, if the issuer enters into any supervisory agreement with any governmental authority or fails to meet any capital requirements imposed by applicable law, Landlord may require the L/C Security to be replaced by an L/C Security issued by a different issuer, in which event Tenant shall within ten (10) business days after written notice from Landlord deliver to Landlord a replacement L/C Security issued by a commercial bank or savings and loan association acceptable to Landlord in its reasonable discretion and that meets all other requirements of this Article.  If Tenant has actual notice, or Landlord notifies Tenant at any time, that any issuer of the L/C Security has become insolvent or placed into FDIC receivership, then Tenant shall promptly deliver to Landlord (without the requirement of further notice from Landlord) substitute L/C Security issued by a commercial bank or savings and loan association acceptable to Landlord in its sole discretion and that meets all other requirements of this Article.  As used herein with respect to the issuer of the L/C Security, “insolvent” shall mean the determination of insolvency as made by such issuer’s primary bank regulator (i.e., the state bank supervisor for state-chartered banks; the OCC or OTS, respectively, for federally chartered banks or thrifts; or the Federal Reserve for its member banks).

(b)Landlord may draw upon the L/C Security, and hold and apply the proceeds for the payment of any Rent or any other sum in default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default, if:  (i) a default beyond applicable notice and cure periods exists (or would have existed with the giving of notice and passage of applicable cure periods, but only if transmittal of a default notice is stayed or barred by applicable bankruptcy or other similar law); (ii) as of the date forty-five (45) days before any L/C Security expires Tenant has not delivered to Landlord an amendment or replacement for such L/C Security, reasonably satisfactory to Landlord, extending the expiry date to the date that is ninety (90) days after the then-current Lease Expiration Date; (iii) Tenant fails to pay any bank charges for Landlord’s transfer of the L/C Security when due; or (iv) the issuer of the L/C Security ceases, or announces that it will cease, to maintain an office in the city where Landlord may present drafts under the L/C Security (and fails to permit drawing upon the L/C Security by either overnight courier or facsimile).  This Section does not limit any other provisions of this Lease allowing Landlord to draw the L/C Security under specified circumstances.  In the event of any such draw upon the L/C Security, Tenant shall within ten (10) business days thereafter provide Landlord with a replacement letter of credit, or amendment to the existing letter of credit reinstating the amount of such letter of credit (together with funds being held by Landlord as a cash Security Deposit), in the amount of L/C Security, and in the form, required hereunder, and Tenant’s failure to do so shall be a material breach of this Lease.  Landlord shall hold the proceeds of any draw not applied as set forth above as a cash Security Deposit as further described below.

(c)If Landlord transfers its interest in the Premises, then Landlord shall transfer the L/C Security to the transferee of its interest and notify Tenant of such transfer, and Tenant shall at Tenant’s expense, within fifteen (15) business days after receiving a request from Landlord, deliver (and, if the issuer requires, Landlord shall consent to) an amendment or endorsement to the L/C Security naming Landlord’s grantee as substitute beneficiary.  If the required Security Deposit changes while L/C Security is in force, then Tenant shall deliver (and, if the issuer requires, Landlord shall consent to) a corresponding amendment to the L/C Security.

(d)If and to the extent Landlord is holding the proceeds of the L/C Security in cash from time to time, such cash shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the period commencing on the Execution Date and ending upon the expiration or termination of Tenant’s obligations under this Lease.  If Tenant defaults (beyond applicable notice and cure periods) with respect to any provision of this Lease, including any provision relating to the payment of Rent, then Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default as provided in this Lease.  The provisions of this Article shall survive the expiration or earlier termination of this Lease.  In the event of bankruptcy or other debtor-creditor proceedings against Tenant, any cash security then being held by Landlord shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings.  Landlord shall deliver or credit to any purchaser of Landlord’s interest in the Premises the funds then held hereunder by Landlord, and thereupon (and upon confirmation by the transferee of such funds, whether expressly or by written assumption of this Lease, generally) Landlord shall be discharged from any further liability with respect to such funds.  This provision shall also apply to any subsequent transfers. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, then the cash security, if any, or any balance thereof, shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within forty-five (45) days after the expiration or earlier termination of this Lease.  If and to the extent the security held by Landlord hereunder shall be in cash, Landlord shall hold such cash in an account at a banking organization selected by Landlord; provided, however, that Landlord shall not be required to maintain a separate account for the cash security but may intermingle it with other funds of Landlord.  Landlord shall be entitled to all interest and/or dividends, if any, accruing on such cash security.

22.INTENTIONALLY OMITTED

23.SIGNS

23.1Signage. Tenant shall not install any signage (including, without limitation, any signs identifying Tenant’s name or advertising Tenant’s merchandise or otherwise) in or about the Premises that is visible from the exterior of the Premises or in any other part of the Project except as expressly permitted in this Section 23.1; provided, however, Tenant, at its sole cost and expense shall have the right to (i) entry door signage, (ii) one (1) slot on the monument sign serving the Building, and (iii) one exterior building top sign at mutually acceptable location on the Building (provided, however, Tenant acknowledges and agrees that another tenant within the Building, Shoreline Biosciences, Inc. or any permitted assignee thereof, will have priority over choice of location (i.e., first choice) with respect to any exterior building top signage). All such signage shall be comparable to that used by Landlord for other lessees within the Project and shall comply with Landlord’s then-current Building standard signage program and the City of San Diego sign ordinances.  All permitted signs installed by Tenant shall be maintained by Tenant at its expense in a first-class and safe condition and appearance.  Upon the expiration or earlier termination of this Lease, Tenant shall remove all signs installed by Tenant at Tenant’s sole cost and expense.  Tenant shall repair any damage to the Premises or Project, inside or outside, resulting from the erection, maintenance or removal of any signs. Tenant’s signage must also comply with all Applicable Laws.  All signage shall be subject to any declaration of covenants for the Project.

23.2Prohibited Signage and Other Items.  Any signs, notices, logos, pictures, names or advertisements which are installed and are visible from the exterior of the Premises or in any other part of the Project and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant.  Except as expressly permitted pursuant to Section 23.1 above, Tenant may not install any signs on the exterior or roof of the Project or the Common Areas.  Any signs, displays, window coverings, window lettering, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items or Alterations visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its reasonable discretion.  Tenant shall not place or install any projections, antennae, aerials, or similar devices inside or outside of the Building, without the prior written approval of Landlord, subject to Tenant’s rights pursuant to Section 23.2 above.

24.COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done by any Tenant Party in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other federal, state or local governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated (collectively, “Applicable Laws”).  At its sole cost and expense (and subject to Section 5.4 above), Tenant shall promptly comply with all such Applicable Laws which relate to (i) Tenant’s use of the Premises, (ii) any Alterations or Tenant Improvements (provided, however, that Landlord and not Tenant shall be responsible for compliance with Applicable Laws with respect to the Landlord Work and the path-of-travel to the Premises), or (iii) the Building, but as to the Building, only to the extent such obligations are triggered by Alterations or Tenant Improvements, or Tenant’s particular use of the Premises and Project as opposed to office and laboratory use generally. Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Premises as are required to comply with the Applicable Laws to the extent required in this Article 24.  Notwithstanding the foregoing terms of this Article 24 to the contrary, Tenant may defer such compliance with Applicable Laws while Tenant contests, in a court of proper jurisdiction, in good faith, the applicability of such Applicable Laws to the Premises or Tenant’s specific use or occupancy of the Premises; provided, further however, Tenant may only defer such compliance if such deferral shall not (a) prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, (b) prohibit Landlord from obtaining or maintaining a certificate of occupancy for the Building or any portion thereof, (c) unreasonably and materially affect the safety of the employees and/or invitees of Landlord or of any tenant in the Building (including Tenant), (d) create a significant health hazard for the employees and/or invitees of Landlord or of any tenant in the Building (including Tenant), (e) otherwise materially and adversely affect Tenant’s use of or access to the Buildings or the Premises, or (f) impose material obligations, liability, fines, or penalties upon Landlord or any other tenant of the Building, or would materially and adversely affect the use of or access to the Building by Landlord or other tenants or invitees of the Building.  The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.  Landlord shall comply with all Applicable Laws relating to the base Building or Common Areas of the Building, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord’s failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would unreasonably and materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees, or would otherwise materially and adversely affect Tenant’s use of or access to the Premises.  Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent not prohibited by the terms of Article 4 above.

For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that neither the Premises, the Building nor the Common Areas have undergone inspection by a Certified Access Specialist (CASp).  Pursuant to California Civil Code Section 1938, Tenant is hereby notified as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy of the lessee or tenant, if requested by lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of any CASp inspection, the payment of the fee for the CASp inspection and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”  If Tenant requests to perform a CASp inspection of the Premises, Tenant shall, at its cost, retain a CASp reasonably approved by Landlord (provided that Landlord may designate the CASp, at Landlord’s option) to perform the inspection of the Premises at a time agreed upon by the parties.  Tenant shall provide Landlord with a copy of any report or certificate issued by the CASp (the “CASp Report”).  Landlord and Tenant agree that any modifications necessary to correct violations of construction related accessibility standards identified in any CASp Report requested by Tenant shall be the responsibility of Tenant.  Tenant agrees to keep the information in the CASp Report confidential except as necessary for the Tenant to complete such modifications.

25.LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) business days after the date due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any reasonable attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder.  Notwithstanding the foregoing, Landlord shall not charge Tenant a late charge for the first (1st) late payment in any twelve (12) month period unless Tenant fails to timely pay such amount within five (5) business days following notice from Landlord that such amount is past due.  The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner.  In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at a rate per annum equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication H.15, published on the first Tuesday of each calendar month (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus seven (7) percentage points, and (ii) the highest rate permitted by Applicable Law.

26.LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1Landlord’s Cure.  All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein.  If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2 above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within twenty (20) days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1, (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all reasonable legal fees and other amounts so expended.  Tenant’s obligations under this Section 26.1 shall survive the expiration or sooner termination of the Lease Term.

27.PROJECT CONTROL BY LANDLORD; ENTRY BY LANDLORD

27.1Project Control. Landlord reserves full control over the Building and the Project to the extent not inconsistent with Tenant’s enjoyment of the Premises as provided by this Lease. This reservation includes Landlord’s right to subdivide the Project or to convert the Building to condominium units; change the size of the Project by selling all or a portion of the Project or adding real property and any improvements thereon to the Project; grant assessments and licenses to third parties; maintain or establish ownership of the Building separate from fee title to the Project; make additions to or reconstruct portions of the Building and the Project; install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building or the Project pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises, the Building or elsewhere at the Project; and alter or relocate any other Common Area or facility, including private drives, lobbies and entrances. Landlord’s right pursuant to this Section 27.1, including without limitation the rights to construct, maintain, relocate, alter, improve, or adjust the Building or the Project shall be subject to the condition that (i) the exercise of any of such rights shall not materially and adversely interfere with Tenant’s use of the Premises or materially decrease the number of Tenant’s parking spaces, (ii) Landlord shall provide reasonable prior notice to Tenant before exercising any such rights which may materially and adversely interfere with Tenant’s use of the Premises, provided that such use of the Premises is in accordance with the Permitted Use, and (iii) Landlord shall use commercially reasonable efforts to minimize to the extent possible any interference with Tenant’s business, including, when reasonable, scheduling such work after business hours or on weekends. Possession of areas of the Premises necessary for utilities, services, safety and operation of the Building is reserved to Landlord. Notwithstanding the foregoing, Landlord shall provide Tenant reasonable prior notice of required access to the Premises for such activities.

27.2Entry by Landlord.  Subject to compliance with Tenant's reasonable safety and security protocols, Landlord reserves the right at all reasonable times (except in the case of an emergency) and upon at least twenty-four (24) hours prior notice to Tenant which may be given by telephone or electronic mail (except in the case of an emergency or with respect to regularly scheduled services) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers or, during the last ten (10) months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility (to the extent applicable pursuant to then Applicable Law); or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs, or improvements to the Buildings or the Buildings’ systems and equipment.  Provided that Landlord employs commercially reasonable efforts to minimize interference with the conduct of Tenant’s business in connection with entries into the Premises, Landlord may make any such entries without creating a default by Landlord and shall take such reasonable steps as required to accomplish the stated purposes. In making any such entry, Landlord shall use commercially reasonable efforts to follow, and cause third-parties making entry at the request of Landlord to follow, Tenant’s reasonable safety and security protocols of which Landlord has prior notice.   In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises.  Landlord also shall have the right at any time, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor, to change the arrangement or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets, or other public parts of the Building and to change the name, address, number or designation by which the Premises is commonly known, provided any such change does not (A) unreasonably reduce, interfere with or deprive Tenant of access to the Premises, or (B) reduce the rentable area (except by a de minimis amount) of the Premises.  Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises and the Base Rent (and any other item of Rent) shall under no circumstances abate while said repairs, alterations, improvements, additions or restorations are being made, by reason of loss or interruption of business of Tenant, or otherwise. If Tenant shall not be present when for any reason entry into the Premises shall be necessary or permissible (provided that a representative of Tenant may accompany Landlord during any entry, so long as Tenant makes such representative available during any such entry), Landlord or Landlord’s agents, representatives, contractors or employees may enter the same without rendering Landlord or such agents liable therefor if during such entry Landlord or Landlord’s agents shall accord reasonable care under the circumstances to Tenant’s Property, and without in any manner affecting this Lease. Tenant shall, at all times during the Term, be responsible for ensuring that Landlord has any and all keys, cards, codes or other means necessary to access the Premises.

28.TENANT PARKING

During the Lease Term, Tenant shall be entitled to parking spaces for use by standard size automobiles and small utility vehicles in an amount equal to the number of parking spaces set forth in Section 11 of the Summary, which parking spaces shall pertain to the on-site parking facility serving the Project.  All such parking shall be on a first come, first-serve basis in common with others entitled to use the same; provided, however, Landlord will use commercially reasonable efforts to enforce the parking facility (or facilities) to ensure that Tenant enjoys the availability of the number of parking spaces that corresponds to the total number of parking passes (or parking spaces) set forth in Section 11 of the Summary. Tenant shall not be required to pay for parking passes for using unreserved parking stalls during the initial Lease Term or any exercised option extension term. Tenant’s continued right to use the parking spaces is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking spaces are located (including any sticker or other identification or parking pass system established by Landlord and the prohibition of vehicle repair and maintenance activities in the parking facilities), and Tenant shall cooperate in seeing that any Tenant Parties and Tenant visitors also comply with such rules and regulations.  Tenant’s use of the parking spaces for parking at the Project shall be at Tenant’s sole risk and Tenant acknowledges and agrees that Landlord shall have no liability whatsoever for damage to the vehicles of Tenant, its employees and/or visitors, or for other personal injury or property damage or theft relating to or connected with the parking rights granted herein or any of Tenant’s, its employees’ and/or visitors’ use of the parking facilities.  Landlord shall have the right to assign its obligations under this Section 28 to an affiliate of Landlord or a third-party parking manager or operator, provided that such assignment shall not adversely impact Tenant’s rights herein.

29.MISCELLANEOUS PROVISIONS

29.1Terms; Captions.  The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular.  The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.  The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2Binding Effect.  Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3No Air Rights.  No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.  If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.4Modification of Lease.  Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever commercially reasonable documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor.

29.5Transfer of Landlord’s Interest.  Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease to the extent assumed by such transferee accruing from and after the date of such transfer and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord and Tenant shall attorn to such transferee.

29.6Prohibition Against Recording.  Landlord and Tenant agree not to record this Lease.

29.7Landlord’s Title.  Landlord’s title is and always shall be paramount to the title of Tenant.  Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8Relationship of Parties.  Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9Application of Payments.  Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10Time of Essence.  Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11Partial Invalidity.  If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12No Warranty.  In executing and delivering this Lease, and except as expressly set forth in this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not expressly set forth herein.

29.13Exculpation.  The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Project.  Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.  The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns.  Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease.  Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for consequential or indirect damages, including without limitation injury or damage to, or interference with, Tenant’s business, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

29.14Entire Agreement.  It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease.  None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15REIT.  Tenant acknowledges that the Company, an affiliate of Landlord, elects to be taxed as a real estate investment trust (a “REIT”) under the Code.  Tenant hereby agrees to modifications of this Lease required to retain or clarify the Company’s status as a REIT, provided such modifications: (a) are reasonable, (b) do not adversely affect in a material manner Tenant’s use of the Premises as herein permitted, and (c) do not increase the Base Rent, Additional Rent and other sums to be paid by Tenant or Tenant’s other obligations pursuant to this Lease, or reduce any rights of Tenant under this Lease, then Landlord may submit to Tenant an amendment to this Lease incorporating such reasonable and required modifications, and Tenant shall execute, acknowledge and deliver such amendment to Landlord within ten (10) days after Tenant’s receipt thereof.

29.16Right to Lease.  Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project.  Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.17Force Majeure.  Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, pandemics or national health crisis, governmental action or inaction, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid pursuant to this Lease (collectively, a “Force

Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

29.18Notices.  All notices, demands, statements, designations, approvals  or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (B) delivered by a nationally recognized overnight courier, or (C) delivered personally.  Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 12 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, and to Landlord at the addresses set forth in Section 13 of the Summary, or to such other places as Landlord may from time to time designate in a Notice to Tenant.  Any Notice will be deemed given (i) three (3) days after the date it is posted if sent by Mail, (ii) the date the overnight courier delivery is made, or (iii) the date personal delivery is made.

29.19Joint and Several.  If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.20Authority. Tenant hereby represents and warrants that Tenant (a) is a duly formed and existing entity qualified to do business in the State of Delaware and is qualified as a foreign entity authorized to do business in the State of California and (b) has full right and authority to execute and deliver this Lease, and (c) each person signing on behalf of Tenant is authorized to do so.

29.21Attorneys’ Fees.  In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party.

29.22Governing Law; WAIVER OF TRIAL BY JURY.  This Lease shall be construed and enforced in accordance with the laws of the State of California. Landlord and Tenant agree that any disputes arising in connection with this Lease (including but not limited to a determination of any and all of the issues in such dispute, whether of fact or of law) shall be resolved (and a decision shall be rendered) by way of a general reference as provided for in Part 2, Title 8, Chapter 6 (§§ 638 et. seq.) of the California Code of Civil Procedure, or any successor California statute governing resolution of disputes by a court appointed referee. Nothing within this Section 29.22 shall apply to an unlawful detainer action. LANDLORD AND TENANT EACH ACKNOWLEDGES THAT IT IS AWARE OF AND HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHT TO TRIAL BY JURY, AND, TO THE EXTENT PERMITTED BY LAW, EACH PARTY DOES HEREBY EXPRESSLY AND KNOWINGLY WAIVE AND RELEASE ALL SUCH RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE. The waiver of trial by jury in the immediately preceding Section 29.22 is voluntary and intentionally made by Landlord and Tenant. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

29.23 Submission of Lease.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24Brokers.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 14 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.  The terms of this Section 29.24 shall survive the expiration or earlier termination of the Lease Term. Landlord shall pay a commission to the Brokers pursuant to a separate written agreement between Landlord and the Brokers.

29.25Project or Building Name, Address and Signage.  Landlord shall have the right at any time to change the name and/or address of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire.  Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

29.26Counterparts.  This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document, and this Lease may be executed by either party, or both parties, using electronic signing technology (e.g., DocuSign or other similar electronic signing technology). Both counterparts shall be construed together and shall constitute a single lease. Delivery by fax, electronic signature technology or by electronic mail file attachment of any executed counterpart to this Lease will be deemed the equivalent of the delivery of the original executed instrument.

29.27Confidentiality.  Tenant acknowledges that the content of this Lease, any information regarding the Building or Project received from Landlord, and any related documents are confidential information.  Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants on a ‘need to know’ basis, or to its current or prospective lenders, investors and Transferees (provided that such other parties are made aware of Tenant’s obligations under this Section 29.27 and Tenant shall be responsible for any disclosure by such parties in violation of this paragraph), or as required by applicable law (including, without limitation, any disclosures to the United States Securities and Exchange Commission but only to the extent required by Applicable Law).

29.28Development of the Project.

29.28.1Subdivision.  Landlord reserves the right to subdivide all or a portion of the Project.  Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional commercially reasonable documents needed to conform this Lease to the circumstances resulting from a subdivision and any all maps in connection therewith.  Notwithstanding anything to the contrary set forth in this Lease, the separate ownership of any buildings and/or Common Areas by an entity other than Landlord shall not affect the calculation of Direct Expenses or Tenant’s payment of Tenant’s Share of Direct Expenses.

29.28.2Construction of Property and Other Improvements.  Tenant acknowledges that portions of the Project may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project.  Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction, except as expressly provided herein.  However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project and/or the Building.  Landlord shall use commercially reasonable efforts to complete any Renovations in a manner which does not materially, adversely affect Tenant’s use of or access to the Premises nor shall such changes materially affect the configuration of the Premises. Notwithstanding the foregoing, Tenant hereby agrees that such Renovations performed in accordance with this paragraph shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent.  Landlord shall have no responsibility and shall not be liable to Tenant for any injury to or interference with Tenant’s business arising from the Renovations performed in accordance with this paragraph, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations, provided that the foregoing shall not limit Landlord’s liability, if any, pursuant to applicable law for personal injury and property damage to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors.

29.29No Violation.  Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from Tenant’s breach of this warranty and representation.

29.30Communications and Computer Lines.  Tenant may install, maintain, replace, remove or use any communications or computer wires and cables serving the Premises (collectively, the “Lines”), provided that Tenant shall obtain Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease.  Tenant shall pay all costs in connection therewith.  Landlord reserves the right, upon notice to Tenant prior to the expiration or earlier termination of this Lease, to require that Tenant, at Tenant’s sole cost and expense, remove any Lines located in or serving the Premises prior to the expiration or earlier termination of this Lease.  Landlord will endeavor to give to Tenant at least thirty (30) days prior notice of any removal obligation.

29.31Transportation Management. Tenant shall fully comply with all present or future programs mandated by law and intended to manage parking, transportation or traffic in and around the Project and/or the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.  Such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Project, Building or area-wide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees.

29.32Other Special Appurtenant Rights.  Tenant shall have the right in common with others to connect to and use the following systems:

(a)an emergency generator, compressed air and vacuum systems (collectively, the “Special Systems”) located at the Building subject to the following conditions:

(1)Tenant’s use of the Special Systems shall be at Tenant’s sole risk to the extent permitted pursuant to Applicable Laws (Landlord making no representation or warranty regarding the sufficiency of the Special Systems for Tenant’s use);

(2)Tenant’s use of the Special Systems shall be undertaken by Tenant in compliance with all Applicable Laws, including Environmental Laws, and Tenant shall obtain any permits requited in connection with Tenant’s connecting and using any of the Special Systems;

(3)Tenant shall be responsible for connecting to the Special Systems in connection with the Tenant Improvements.  Tenant further acknowledges that Landlord may discontinue one or more of the Special Systems at Landlord’s election by prior written notice given to Tenant at least sixty (60) days in advance.  If Landlord elects to discontinue any such service, then Landlord shall provide Tenant with a location mutually agreeable to Landlord and Tenant for Tenant to install its own Special System on the terms and conditions set forth in Article 8 of this Lease;

(4)To the extent Landlord is obligated to operate and maintain the Special Systems, all of the costs to operate and maintain the Special Systems shall be included in Operating Expenses (to the extent permitted by Article 4).  Tenant use of the Special Systems shall not exceed Tenant’s Share of the capacity available to tenants of any such Special System;

(5)The use of the Special Systems shall be subject to the Rules and Regulations.

(6)Tenant acknowledges and agrees that there are no warranties of any kind, whether express or implied, made by Landlord or otherwise with respect to the Special Systems or any services (if any) provided in the Special Systems, and Tenant disclaims any and all such warranties.

Landlord may, at its sole election and by prior written notice to Tenant, add additional Special Systems to the Building in the future and make the same available to all laboratory tenants, in which case such additional systems shall be treated as Special Systems hereunder.

[Remainder of this Page intentionally left blank—signature page follows]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD:			TENANT:

San Diego Creekside, LLC,			aTyr Pharma, Inc.,
a Delaware limited liability company			a Delaware corporation

By:	/s/ Jessica Brock		By:	/s/ Jill Broadfoot

	Name:	Jessica Brock		Name:	Jill Broadfoot

	Its:	Authorized Signatory		Its:	Chief Financial Officer

By:

Name:

Its:

EXHIBIT 1.1.1-1

PREMISES2

[2]

This depiction of the Premises is based on Tenant’s preliminary test fit. Tenant is leasing the third floor of the Building.  The above depiction is a general depiction of the footprint of the Premises.

EXHIBIT 1.1.1-1

EXHIBIT 1.1.1-2

tenant WORK LETTER

This Tenant Work Letter (“Tenant Work Letter”) shall set forth the terms and conditions relating to the construction of the Premises.  All references in this Tenant Work Letter to “Lease” shall mean the relevant portions of the Lease to which this Tenant Work Letter is attached as Exhibit 1.1.1-2.

section 1

LANDLORD WORK

Landlord shall, at Landlord’s sole cost and expense (and not as part of Operating Expenses), cause the construction or renovation of the Building as described on Attachment 1 attached hereto (interchangeably, the “Landlord Work” or “Base Building Work”) to be completed prior to the Lease Commencement Date.  Except for the Landlord Work and the Tenant Improvement Allowance (and, if applicable, the Additional Allowance) set forth below, Landlord shall not be obligated to make or to pay for any alterations or improvements to the Premises, the Building or the Project.  Subject to the terms of the Lease and this Tenant Work Letter, Tenant hereby accepts the base, shell and core of the Premises and the Building on which the Premises are located (collectively, the “Base, Shell and Core”), in its current “AS‑IS” condition existing as of the date of the Lease and the Delivery Date; provided, however, the Landlord Work shall be performed in a good and workmanlike manner and in compliance with all Applicable Laws.  For the sake of clarity, Landlord and Tenant have agreed to a detailed list/matrix reflecting the allocation of various elements of improvement work as between the Landlord (responsible for the Landlord Work) and the Tenant (responsible for the Tenant Improvements), all as more particularly set forth in the Base Building Matrix set forth in Attachment 2 attached hereto. Tenant acknowledges that certain elements of the Landlord Work [e.g., the exterior upgrades to the Building, amenities on the first floor of the Building and all Base Building restroom upgrades (including the third floor Base Building restroom improvements using Building standard materials and finishes)] shall be constructed simultaneously with the Tenant Improvements; provided, however, Tenant acknowledges and agrees that the third floor Base Building restroom improvements will be permitted as part of Tenants working drawings and permit set of improvements, and Tenant’s contractor will either (i) invoice Landlord directly for the design costs and construction costs (including the costs reasonably incurred by Tenant for its construction manager to oversee such design and construction) associated with such Base Building restroom improvements, or (ii) Landlord and such contractor will contract directly for such Base Building restroom improvements.  Even though Tenant’s contractor will be installing the Base Building restroom improvements, Landlord (as opposed to Tenant by virtue of its construction manager) will be responsible for overseeing and managing such construction.  Landlord will cause the Base Building Work to be substantially completed before the Lease Commencement Date.

section 2

TENANT IMPROVEMENTS

2.1Tenant Improvement Allowance.  Tenant shall be entitled to a one‑time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of up to, but not exceeding Two Hundred Thirty Dollars ($230.00) per rentable square foot of the Premises (i.e., up to Five Million, Four Hundred Fifty Thousand, Eighty Dollars ($5,450,080.00), for the costs relating to the initial design and construction of Tenant’s improvements which are permanently affixed to the Premises, including without limitation, power distribution (the “Tenant Improvements”); provided, however, Landlord shall have no obligation to disburse all or any portion of the Tenant Improvement Allowance to Tenant unless Tenant makes one or more requests for disbursement pursuant to the terms and conditions of Section 2.2 below prior to the second anniversary of the Delivery Date. In addition, Tenant shall, by written notice given to Landlord (the “Allowance Increase Notice”) given no later than thirty (30) days after the Final Costs are determined in accordance with Section 4.2.1 below, have the one-time right to increase the amount of the Tenant Improvement Allowance by an amount not to exceed Five Hundred Ninety-Two Thousand, Four Hundred Dollars ($592,400.00) (i.e., $25.00 per rentable square foot of the Premises) (the “Additional Allowance”).  The Additional Allowance, if and to the extent elected by Tenant, shall be added to the Tenant Improvement Allowance and used on the terms and conditions set forth herein with respect to the Tenant Improvement Allowance (and the

EXHIBIT 1.1.1-2

Tenant Improvement Allowance shall be deemed to have been increased accordingly).  If Tenant gives the Allowance Increase Notice, Tenant shall repay the amount of the Additional Allowance used by Tenant to Landlord in equal monthly installments determined by amortizing the amount of the Additional Allowance used by Teannt over the remainder of the initial term of the Lease (excluding any Abatement Period and annual rent increases), together with interest at eight percent (8%) per annum (such monthly payments, the “Supplemental Base Rent”), on the first calendar day of each month commencing on the Rent Commencement Date and continuing thereafter during the initial Lease Term with Tenant’s regular payments of Base Rent (and if requested by either Landlord or Tenant, the parties shall enter into an amendment to the Lease to confirm the same promptly following the giving of the Additional Allowance Notice).  Landlord agrees that such Additional Allowance may be repaid or prepaid, but only in whole upon at least ten (10) days prior written notice given by Tenant to Landlord, at any time during the Lease Term without penalty, and, in such event, the parties shall enter into an amendment to the Lease to confirm the same promptly following such prepayment.  In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance (as increased by any Additional Allowance).  Any unused portion of the Tenant Improvement Allowance shall belong to Landlord.  Tenant shall be solely liable for all costs associated with the design and construction of the Tenant Improvements in excess of the Tenant Improvement Allowance (as increased by any Additional Allowance).

2.2Disbursement of the Tenant Improvement Allowance.

2.2.1Tenant Improvement Allowance Items.  Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively, the “Tenant Improvement Allowance Items”):

2.2.1.1payment of the fees of the “Consultant”, the “Architect” and the “Engineers” (as those terms are defined in Section 3.1 of this Tenant Work Letter) in the sum of up to, but not exceeding $355,440.00 (i.e., $15.00 per rentable square foot of the Premises); and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings” (as that term is defined in Section 3.1 of this Tenant Work Letter) provided, however, Landlord shall pay to the Architect an amount not to exceed Twenty Cents ($0.20) per rentable square foot of the Premises (i.e., up to $4,739.20 for a preliminary “test fit” and two (2) revisions thereto) and such amount shall be in addition to the Tenant Improvement Allowance;

2.2.1.2the payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.1.3the cost of construction of the Tenant Improvements, including, without limitation, power distribution costs, contractors’ fees and general conditions, testing and inspection costs, costs of utilities, trash removal, and hoists;

2.2.1.4the cost of any changes in the Base, Shell and Core work when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.5the cost of any changes to the Construction Drawings or Tenant Improvements required by Applicable Laws;

2.2.1.6sales and use taxes and Title 24 fees;

2.2.1.7the “Coordination Fee” (as that term is defined in Section 4.2.2.2 of this Tenant Work Letter);

2.2.1.8all other costs to be expended by Tenant in connection with the construction of the Tenant Improvements; and

EXHIBIT 1.1.1-2

2.2.1.9the fees charged by Tenant’s project manager for supervising and overseeing the design and construction of the Tenant Improvements in an amount up to, but not exceeding, the product of (i) three percent (3%) of the sum of the total cost of the Tenant Improvements.  Landlord hereby approves Kirt Gilliland of JLL as Tenant’s project manager.

2.2.2Disbursement of Tenant Improvement Allowance.  Subject to Section 2.1 above, during the design and construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance (as increased by any Additional Allowance) for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:

2.2.2.1Monthly Disbursements.  On or before the last day of each calendar month during the design and construction of the Tenant Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for payment of the  “Consultant,” “Architect,” “Engineers,” or “Contractor” (as defined in Section 4.1 below), approved by Tenant, in a reasonable form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the design and/or construction of the Tenant Improvements in the Premises, detailing the portion of the design and/or work completed and the portion not completed, and demonstrating that the relationship between the cost of the design or work completed and the cost of the design or work to be completed complies with the terms of the “Construction Budget” (as defined in Section 4.2.1 below); (ii) invoices from all of “Tenant’s Contractors” (as defined in Section 4.1.2 below), for labor rendered and materials delivered to the Premises; (iii) executed mechanic’s lien releases from all of Tenant’s Contractors which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 8122 et seq.; and (iv) all other information reasonably requested by Landlord.  On or before the last day of the following calendar month, Landlord shall either (1) deliver a check to Tenant made payable to Tenant in payment of the lesser of (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1 above, less a ten percent (10%) retention of the amount payable to the Contractor (but such retention deduction shall not apply if Tenant’s monthly disbursement request already reflects a ten percent (10%) retention in accordance with Tenant’s contract with the Contractor and no retention shall be applicable with respect to payment to other parties) (the aggregate amount of such retentions to be known as the “Final Retention”) and (B) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention), or (2) at Tenant’s request, issue a check to the Contractor (or other payees) directly; provided that Landlord may withhold an amount it reasonably estimates to be necessary to correct work it contends is not in compliance with the “Approved Working Drawings” (as defined in Section 3.4 below), or due to any substandard work.  If Landlord disputes any request for payment or withholds any of the amount requested, Landlord shall promptly pay the amount of the request not disputed and specify in writing and in reasonable detail the basis for the dispute as to the remaining amount and the corrective actions requested by Landlord as a condition of payment. Landlord’s payment of requested amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

2.2.2.2Final Retention.  Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable to Tenant shall be delivered by Landlord to Tenant following the completion of construction of the Premises, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases, which may be conditioned on payment, in compliance with California Civil Code Section 8134 and either Section 8136 or Section 8138 and any successor statutes, as applicable, and (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life‑safety or other systems of the Building, the curtain wall of the Building, or the structure or exterior appearance of the Building.

2.2.2.3Other Terms.  Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items.

EXHIBIT 1.1.1-2

section 3

CONSTRUCTION DRAWINGS

3.1Selection of Architect/Construction Drawings.  Tenant shall select and retain McFarlane Architects as the architect/space planner (the “Architect”) to prepare the Construction Drawings.  Tenant shall retain engineering consultants reasonably approved by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in the Premises; provided, that  the Engineers agree to perform their services on commercially reasonable terms acceptable to Tenant, and specifically that the Engineers agree to perform their work in accordance with generally accepted standards of care in the Engineer’s profession, otherwise the engineers shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld.  Tenant acknowledges that the floor of the Premises is planned to have 400 amps, and Tenant is currently assessing its needs and may determine that an increase to 600 amps is needed.  If Tenant determines additional capacity is needed, the installation of such addition capacity shall be at Tenant’s cost (but Tenant may use the Tenant Improvement Allowance to pay for such costs).  Further, the floor in the laboratory portion of the Premises is designed to have a live load of 100 lbs.   Any increase in laboratory size with required structural reinforcement to increase the live load above the condition and specifications of the Base Building Work) shall be at Tenant’s costs (but Tenant may use the Tenant Improvement Allowance to pay for such costs). The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings”. All Construction Drawings shall comply with the drawing format and specifications reasonably determined by Landlord and shall be subject to Landlord’s reasonable approval as set forth below.  Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith.  Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters.  Notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

3.2Final Space Plan.  Tenant shall supply Landlord with an electronic copy of its final space plan for the Premises before any architectural working drawings or engineering drawings have been commenced for Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed.  The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein.  Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan.  Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Space Plan for the Premises that the same is either satisfactory or unsatisfactory (or incomplete), and if unsatisfactory or incomplete, describing what is necessary to make them satisfactory or complete with detail sufficient to enable the Architects and Engineers to make corrections.  If Tenant is so advised, Tenant shall promptly (i) cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require, and (ii) deliver such revised Final Space Plan to Landlord, for approval or comment within the time periods required by this paragraph.

3.3Final Working Drawings.  After the Final Space Plan has been approved by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and cause the Architect to compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits for the Tenant Improvements (collectively, the “Final Working Drawings”), and shall submit the same to Landlord for Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed.  Tenant shall supply Landlord with an electronic copy of such Final Working Drawings approved by Tenant.    Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Working Drawings for the Premises that the same is unsatisfactory or incomplete, and if unsatisfactory or incomplete, describing what is necessary to make them satisfactory or complete with detail sufficient to enable the Architects and Engineers to make corrections.  If Tenant is so advised, Tenant shall promptly (i) revise the Final Working Drawings in accordance with

EXHIBIT 1.1.1-2

such review and any reasonable disapproval of Landlord in connection therewith, and (ii) deliver such revised Final Working Drawings to Landlord, for approval or comment within the time periods required by this paragraph.

3.4Approved Working Drawings.  Construction shall not commence until Landlord’s approval of the Final Working Drawings has been obtained (the “Approved Working Drawings”).  After approval by Landlord of the Final Working Drawings, Tenant, Architect or Contractor shall promptly submit the same to the appropriate governmental authorities for all applicable building permits.  Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy and will perform any work required to Landlord Work or the Common Areas required for Tenant to obtain its certificate of occupancy or its legal equivalent.  No changes, modifications or alterations in the Approved Working Drawings (other than those required by the appropriate governmental authorities) may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.  Landlord shall respond to any Tenant requested changes to the Approved Working Drawings within five (5) business days of the request.

3.5

Approval Process and Deemed Approvals.  Where this Tenant Work Letter specifies a timeframe for either Tenant or Landlord to give its consent, approval, or acceptance of an item, action, selection, or other matter, and if the party required to give such consent, approval, disapproval, or acceptance, fails to respond within the specific timeframe set forth for such consent, approval, or acceptance, then upon expiration of such timeframe, the party seeking such consent, approval, or acceptance may deliver a notice demanding a response within two (2) business days, which notice shall specify in conspicuous lettering the following: [TENANT’S / LANDLORD’S (as applicable)] NOTICE PURSUANT TO SECTION __ OF THE TENANT WORK LETTER REQUESTING LANDLORD’S / TENANT’S (as applicable)] CONSENT, APPROVAL, OR ACCEPTANCE.  Failure to deliver any objection and detailed reasons for such objection to the party seeking such consent, approval, or acceptance within two (2) business days after the date of delivery of such notice, shall be deemed consent, approval, or acceptance of the matter requiring approval, consent, or acceptance except to the extent otherwise expressly provided herein.

section 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1Tenant’s Selection of Contractor and Tenant’s Agents.

4.1.1The Contractor.  Tenant shall hire a general contractor reasonably acceptable to Landlord (the “Contractor”) as the general contractor to construct the Tenant Improvements, and Tenant will enter into a contract with the Contractor on commercially reasonable terms.  Landlord hereby pre-approves JB Pacific as a qualified general contractor on the bid list.

4.1.2Tenant’s Contractors.  All subcontractors, laborers, materialmen, and suppliers contracted by Tenant or the Contractor (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Contractors”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed; provided however, the mechanical, electrical and plumbing (MEP) contractors selected by Landlord and currently performing Landlord Work at the Building shall be used by Tenant for those trades so long as their bids for their respective portions of the Tenant Improvements are reasonably competitive or otherwise superior bids.  If Tenant reasonably determines that any of the MEP contractors selected by Landlord failed to submit reasonably competitive bids and are not otherwise the superior bidder, any MEP Contractor selected by Tenant must be approved by Landlord in writing, which approval shall not be unreasonably withheld.

4.2Construction of Tenant Improvements by Tenant’s Contractors.

4.2.1Cost Budget.  Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a written detailed cost breakdown (the “Final Costs Statement”), of the final costs to be incurred, or which have been incurred, as set forth more particularly in Section 2.2.1.1 through 2.2.1.9 above, in connection with the design and construction

EXHIBIT 1.1.1-2

of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor (the “Final Costs”).  During the construction of the Tenant Improvements, Tenant shall pay its proportionate share of the cost of the Tenant Improvements more than the Tenant Improvement Allowance and, if applicable, the Additional Allowance or Rent Abatement which Tenant elects to convert to Tenant Improvement Allowance (the “Over‑Allowance Amount”).  The Over‑Allowance Amount shall be paid by Tenant pro rata with Landlord’s share of each draw request throughout the construction of the Tenant Improvements.  In the event that, after the Final Costs have been delivered by Landlord to Tenant, the costs relating to the design and construction of the Tenant Improvements shall change, each parties’ share of each draw request will be modified to reflect the change in proportionate shares payable by Landlord and Tenant.

4.2.2Tenant’s Contractors.

4.2.2.1Landlord’s General Conditions for Tenant’s Contractors and Tenant Improvement Work.  Tenant and Tenant’s Contractors construction of the Tenant Improvements shall comply with the following:  (i) the Tenant Improvements shall be constructed in substantial conformance with the Approved Working Drawings; (ii) Tenant and Tenant’s Contractors shall not, in any way, interfere with, obstruct, or delay, the Landlord Work; (iii) Tenant’s Contractors shall submit schedules of all work relating to the Tenant’s Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Contractors shall adhere to such corrected schedule

4.2.2.2Coordination Fee.  Tenant shall pay a construction coordination fee (the “Coordination Fee”) to Landlord in an amount equal to the product of (i) two percent (2%) and (ii) the sum of the total costs of the Tenant Improvements.   The Coordination Fee shall be for services relating to the coordination of the construction of the Tenant Improvements.  The Coordination Fee will be the only amount payable to Landlord in connection with the Tenant Improvements, including the review of Tenant’s plans and drawings as referenced in Section 3 above, which amounts shall be charged against the Tenant Improvement Allowance.

4.2.2.3Indemnity.  Tenant’s indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Contractors, or in connection with Tenant’s non‑payment of any amount arising out of the Tenant Improvements.

4.2.2.4Insurance Requirements.

4.2.2.4.1General Coverages.  All of Tenant’s Contractors shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.

4.2.2.4.2Special Coverages.  Tenant shall carry or cause Contractor to carry “Builder’s All Risk” insurance in an amount reasonably approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may reasonably require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof.  Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.

4.2.2.4.3General Terms.  Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the site.  All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days’ prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance.  In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense.  All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Contractors, and shall include as additional insureds Landlord’s Property Manager, Landlord’s Asset Manager, and all mortgagees and ground lessors of the Building.  All insurance, except Workers’ Compensation, maintained by Tenant’s Contractors shall preclude subrogation claims by the insurer against anyone insured thereunder.  Such insurance shall provide that

EXHIBIT 1.1.1-2

it is primary insurance as respects the owner as it relates to the Tenant Improvements and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder.  The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.3 of this Tenant Work Letter.

4.2.3Governmental Compliance.  The Tenant Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi‑governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.4Inspection by Landlord.  Landlord shall have the right to inspect the Tenant Improvements at all reasonable times with reasonable notice, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same.  Should Landlord reasonably disapprove any portion of the Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved.  Any defects or deviations in the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord reasonably determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life‑safety systems of the Building, the structure or exterior appearance of the Building, Landlord may, take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.

4.2.5Meetings.  Commencing upon the execution of the Lease, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at a location reasonably approved by Landlord (which meetings may be held telephonically whenever approved in advance by Landlord and Tenant), and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Contractors shall attend such meetings.  In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord.  One such meeting each month shall include the review of Contractor’s current request for payment.

4.3Substantial Completion; Ready for Occupancy.  When Substantial Completion of the Premises occurs, the Premises shall be “Ready for Occupancy.” For purposes of this Lease, “Substantial Completion” shall occur upon the completion of the last of the following to occur: (i) the completion of (A) construction of the Landlord Work substantially in conformance with the approved working drawings for the Landlord Work and (B) the Tenant Improvements substantially in conformance with the Approved Working Drawings for such Tenant Improvements (each as reasonably determined by Landlord), with the exception of any punch list items which do not impair Tenant’s ability to occupy the Premises for their contemplated use, (ii) the acquisition of a certificate of occupancy or its legal equivalent allowing occupancy of the Premises (a “Sign Off”), and (iii) all base building systems are operational and fully-commissioned.  In the event that the Sign Off is not a final certificate of occupancy, Landlord shall diligently prosecute the work necessary to achieve a full certificate of occupancy and use commercially reasonable efforts to obtain such full certificate of occupancy as soon as reasonably practicable following Substantial Completion.

4.4Notice of Completion; Copy of “As Built” Plans.  Within ten (10) business days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute and shall furnish a copy thereof to Landlord upon such recordation.  If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense.  At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record‑set” of as‑built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, (C) to deliver to Landlord electronic copies of such as‑built drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (D) to deliver to Landlord a computer disk containing the Approved Working Drawings in AutoCAD format, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

EXHIBIT 1.1.1-2

4.5

Coordination by Tenant’s Contractors with Landlord. Landlord will be constructing the Landlord Work concurrently with Tenant’s buildout of the Premises. Tenant shall furnish Landlord with a schedule setting forth the projected date of the completion of the Tenant Improvements and showing the critical time deadlines for each phase, item or trade relating to the construction of the Tenant Improvements.  Landlord and Tenant shall work together cooperatively to coordinate the respective work schedules of the Landlord’s contractors performing the Landlord Work and the Tenant’s Contractor constructing the Tenant Improvements, avoiding (as much as is reasonably practicable) any interference that might otherwise arise between such contractors.  If requested by either Landlord or Tenant, the parties and their respective Contractors will meet from time to time, as reasonably necessary, to coordinate the respective work schedules of the Landlord’s contractors performing the Landlord Work and the Tenant’s Contractor constructing the Tenant Improvements.

section 5

MISCELLANEOUS

5.1Tenant’s Representative.  Tenant has designated Kirt Gilliland as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2Landlord’s Representative.  Landlord has designated Derek Mouradian and Scott Potter as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3Intentionally Omitted.

5.4Tenant’s Lease Default.  Notwithstanding any provision to the contrary contained in the Lease, if an event of default (after all applicable notice and cure periods) by Tenant of this Tenant Work Letter or the Lease has occurred at any time on or before the substantial completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such inaction by Landlord).

5.5Force Majeure Delays/Landlord Delays.

5.5.1“Force Majeure Delays” (as such term may be used in the Lease or in this Tenant Work Letter) shall mean any actual delay in the performance of the Tenant Improvements experienced by Tenant due to industry-wide lockouts or other labor or industrial disturbance, civil disturbance, future order claiming jurisdiction, act of the public enemy, war, riot, sabotage, blockade, embargo, national or global health crisis (e.g., pandemic), inability to secure supplies or labor through ordinary sources by reason of regulation or order of any government or regulatory body, lightning, earthquake, fire, storm, hurricane, tornado, flood, washout, explosion or any other similar industry-wide causes beyond the reasonable control of Tenant; provided, however, that prior to a claim by Tenant of any Force Majeure Delay due to Tenant’s inability to obtain any materials, supplies or labor, Tenant and its contractors or other representatives, shall use commercially reasonable efforts to obtain substitute alternate materials, supplies or labor and that in any event, Tenant shall act in a commercially reasonable manner to mitigate any Force Majeure Delay.  In addition, Force Majeure Delays shall include any actual delay (not to exceed, in the aggregate, 30 days) in the performance of the Tenant Improvements experienced by Tenant due the inability of Tenant to obtain building permits or any other governmental permit, inspection, consent, or approval (despite Tenant’s commercially reasonable

EXHIBIT 1.1.1-2

and diligent efforts), to the extent caused by the complete cessation of granting or processing of building permits by the appropriate governmental authority or extraordinary delay in obtaining such permit inspection, consent, approval or other action not the fault of the requesting party); provided, however, Tenant acknowledges that the City of San Diego is, as of the date of this Lease, processing working drawings and buildings permits more slowly than it did a few years ago and Landlord has generally taken into account such additional processing time in establishing April 1, 2023, as an outside date for the Lease Commencement Date.  Further, Tenant’s inability to obtain any custom-made or other than customary materials or supplies shall in no event constitute a Force Majeure Delay.

5.5.2“Landlord Delays” (as such term may be used in the Lease or in this Tenant Work Letter) shall mean any actual delay in the completion of the Tenant Improvements which are due to any act or omission of Landlord, its agents or contractors and shall be limited to the following:  (i) delays in the giving of authorizations or approvals by Landlord as required by this Tenant Work Letter, (ii) delays due to the acts or failure to act of Landlord, its agents or contractors, where such acts or failures to act actually delay the completion of the Tenant Improvements, provided that Tenant acts in a commercially reasonable manner to mitigate (provided that the cost of any such mitigation measures shall be borne by Landlord) any such delay, (iii) delays due to the interference of Landlord, its agents or contractors, with the completion of the Tenant Improvements or the failure or refusal of any party thereof to permit Tenant, its agents and contractors, access to and use of the building or any Building facilities or services which are required for the orderly and continuous performance of the work necessary to complete the Tenant Improvements, and (iv) delays due to the failure of the Landlord, its agents or contractors, to complete any of the mechanical, electrical or plumbing (MEP) elements of the Landlord Work that directly causes a delay in the construction of the Tenant Improvements but only to the extent Tenant gives to Landlord prior written notice that such delay will occur due to such failure of the Landlord, its agents or contractors, to complete any such MEP work.  Notwithstanding the foregoing, Landlord shall complete, or cause the completion of, the MEP elements of the Landlord Work at least forty-five (45) days before the Substantial Completion of the Tenant Improvements; accordingly, the Lease Commencement Date shall not occur hereunder until forty-five (45) days after the Landlord Work is substantially completed.

Force Majeure Delays and Landlord Delays shall delay the Rent Commencement Date on a day for day basis in the event that substantial completion of the Tenant Improvements is delayed despite Tenant’s reasonable efforts to adapt and compensate for such delays.  In addition, no Force Majeure Delays or Landlord Delays shall be deemed to have occurred unless Tenant has provided written notice, in compliance with the Lease, to Landlord specifying that a delay shall be deemed to have occurred because of actions, inactions or circumstances specified in the notice in reasonable detail.  If such actions, inactions or circumstances are not cured by Landlord within one (1) business day of receipt of such notice (“Count Date”), and if such actions, inactions or circumstances otherwise qualify as force Majeure Delay or Landlord Delay, then a Force Majeure Delay or Landlord Delay, as applicable, shall be deemed to have occurred commencing as of the Count Date.

5.6

Time of the Essence in this Tenant Work Letter.  Time is the essence in the performance of this Tenant Work Letter.  Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.  If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord

5.7

General.  This Tenant Work Letter shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any additions to the Premises in the event of a renewal or extension of the original Lease Term, whether by any options under the Lease or otherwise.

5.6Surrender.  If unconditionally approved by Landlord in connection with its approval of the Approved Working Drawing in accordance with Section 3.4 above, Tenant shall be entitled to surrender the Tenant Improvements upon the expiration or earlier termination of the Lease.

EXHIBIT 1.1.1-2

ATTACHMENT 1

LANDLORD WORK

Construction Documents for Core/Shell Improvements dated October 19, 2021, prepared by McFarlane Architects Inc. and the following engineers:  Michael Baker International as Civil Engineer, Miyamoto International, Inc. as Structural Engineer, and EXP as Mechanical, Electrical and Plumbing Engineers, for the building located at 10240 Sorrento Valley Road, San Diego, California 92121.  Title page as follows:

LONGFELLOW

MCFARLANE ARCHITECTS

10240 SORRENTO VALLEY RD.
CORE & SHELL IMPROVEMENTS
CONSTRUCTION DOCUMENTS

PROJECT DIRECTORY

CODE ANALYSIS

TABLE 601

DEVELOPMENT SUMMARY

VICINITY MAP

SITE

DEFERRED APPROVALS

SHEET INDEX

LONGFELLOW

TITLE SHEET

TS100

EXHIBIT 1.1.1-2

ATTACHMENT 2

BASE BUILDING MATRIX

EXHIBIT 1.1.1-2

LONGFELLOW

10240 Sorrento Valley Road
SCOPE OF WORK ALLOCATION BETWEEN
LANDLORD'S WORK, EXTERIOR UPGRADES, AND
TENANT IMPROVEMENTS

DESCRIPTION	Base Building	Tenant Improvements
replacement scope of work to be coordinated with tenant's TI scope, if applicable.		
5. Dedicated rooftop space to accommodate tenant lab specialty systems - e.g., auxiliary cooling, satellite dish, etc.	X	
6. Roof-mounted Tenant lab specialty systems - e.g., auxiliary cooling, satellite dish, etc.		X
EXTERIOR		
1. Exterior skin maintenance and repair	X	
2. Exterior caulking and sealants replacement	X	
COMMON AREAS		
1. Existing exterior service entry for loading and unloading. Service area includes a double door that is aligned with the finish floor.	X	
2. Modifications to existing service area entry to accommodate new freight elevator	X	
3. Existing restroom core	X	
4. Main electrical service room.	X	
5. Telecommunications/Data demarcation room (MPOE)	X	
6. Chemical waste storage space, located at the 1st floor service elevator / service entrance lobby	X	
7. Modifications to existing doors, frames, and hardware at building entrances.	X	
8. Lobby, 1st Floor Amenity, and 1st floor Core Restroom Upgrade	X	
ELEVATORS		
1. Passenger elevator	X	
2. Freight Elevator	X	
WINDOW TREATMENT		
1. Window treatments in Tenant areas		X
TENANT AREAS		
1. Modification, installation, and removal of wall partitions		X
2. All finishes in Tenant space		X
3. Electrical closets within Tenant Premises		X

Page 2 of 7

EXHIBIT 1.1.1-2

LONGFELLOW

10240 Sorrento Valley Road
SCOPE OF WORK ALLOCATION BETWEEN
LANDLORD'S WORK, EXTERIOR UPGRADES, AND
TENANT IMPROVEMENTS

DESCRIPTION	Base Building	Tenant Improvements
4. Tele/data rooms for interconnection with Tenant tele/data		X
5. Tenant kitchen areas		X
6. Modifications to common areas to accommodate Tenant requirements		X
7. Modifications to existing tenant improvements to accommodate Tenant Requirements		X
8. Mobile lab casework		X
9. Laboratory equipment		X
10. Chemical fume hoods and bio-safety cabinets		X
11. Shaft enclosure for Base Building system risers	X	
12. Tenant lab specialty equipment - e.g., RODI water, vacuum, compressed air, acid neutralization system, etc.		X
13. Infrastructure and systems for specialty lab gases		X
FIRE PROTECTION		
1. Building sprinkler system and standpipe. Shut-off valve tamper switches, check valves, and flow devices supervised by addressable fire alarm system	X	
2. Core area distribution piping, existing restroom cores.	X	
3. Primary distribution for shell coverage.	X	
4. Modification to primary distribution and sprinkler heads to meet code requirements in Tenant spaces		X
5. Specialized extinguishing systems		X
6. Pre-action dry-pipe systems (if required) in Tenant spaces		X
7. Fire extinguisher cabinets in Tenant Premises		X
PLUMBING		
1. Domestic potable water supply existing restroom core, backflow prevention, Main risers to each floor with isolation valve.	X	
2. (1) New domestic hot water heater, expansion tank, and recirculation pump	X	
3. Tempered water for emergency showers and eye wash stations, if required		X
4. Vertical hot/cold domestic water risers	X	

Page 3 of 7

EXHIBIT 1.1.1-2

LONGFELLOW

10240 Sorrento Valley Road
SCOPE OF WORK ALLOCATION BETWEEN
LANDLORD'S WORK, EXTERIOR UPGRADES, AND
TENANT IMPROVEMENTS

DESCRIPTION	Base Building	Tenant Improvements
5. Domestic hot water and distribution in Tenant Premises		X
6. Domestic cold-water distribution within Tenant Premises		X
7. Tenant toilet room plumbing fixtures compliant with accessibility requirements	X	
8. Tenant metering and sub-metering at Tenant connection		X
9. Sanitary waste/vent for new non-core restrooms and janitor sink		X
10. Sanitary waste and vent pipe distribution within Tenant Premises		X
11. Laboratory waste and vents risers, stubbed to each floor	X	
12. Laboratory waste and vent pipe distribution within Tenant Premises		X
13. Lab waste acid neutralization system		X
14. Lab waste sampling port	X	
15. Low pressure natural gas supply piping, riser to the roof.	X	
16. Natural gas supply piping distribution	X	
17. Lab air compressor	X	
18. Compressed air pipe distribution in Tenant Premises for specific points of use		X
19. Lab vacuum pump	X	
20. Lab vacuum pipe system and distribution in Tenant Premises for specific points of use		X
21. Emergency shower and eye wash stations in labs		X
22. RO/DI (pure) water equipment, generator, and pipe distribution in Tenant Premises for specific points of use including validation and final filters.		X
23. Manifolds, piping, and other requirements not specifically mentioned above including specialty gas cylinders		X
HEATING, VENTILATION, AIR CONDITIONING		
1. Shell and core base building mechanical serving the lab areas include: • (4) New roof mounted 100% OA RTUs with factory VFDs.(10 ACs) • (4) New roof mounted lab exhaust fans.	X	

Page 4 of 7

EXHIBIT 1.1.1-2

LONGFELLOW

10240 Sorrento Valley Road
SCOPE OF WORK ALLOCATION BETWEEN
LANDLORD'S WORK, EXTERIOR UPGRADES, AND
TENANT IMPROVEMENTS

DESCRIPTION	Base Building	Tenant Improvements
• New supply and exhaust risers from roof down shafts to associated floors for lab air and office ventilation	X	
2. Mechanical equipment, infrastructure, and distribution serving tenant office areas		X
3. Roof mounted VRF condensing units with refrigerant down to heat recovery units and VRF fan coil units and associated ductwork in tenant lab spaces		X
4. HVAC equipment required for Tenant special-purpose areas		X
5. Hot water pipe distribution within Tenant Premises		X
6. HHW boiler plant for mechanical system with risers stubbed on to each floor	X	
7. Reheat coils within Tenant Premises		X
8. Core Building Automation System (BAS) with BACnet compatibility. DDC Controls scope covers OA units, boiler, pumps.)	X	
9. BAS within Tenant Premises monitoring Tenant infrastructure		X
10. Tenant required monitoring of systems and spaces outside Tenant's space (Coordinate with Landlord for any Building BAS connections or monitoring)		X
11. Laboratory and office supply air duct distribution, equipment connections, insulation, air terminals, grilles, dampers, hangers, etc. within Tenant Premises.		X
12. Lab exhaust ductwork distribution		X
13. Exhaust air duct distribution, risers, equipment connections, insulation, air terminals, grilles, dampers, hangers, etc. within Tenant Premises.		X
14. Toilet room exhaust for Core area toilet rooms	X	
15. Specialty exhaust, Specialty HVAC requirements including cleanroom space, and humidification solutions for tenant needs		X
16. Ventilation system for the Main Electrical Room if required	X	
17. Electrical room ventilation system for electrical closets within Tenant premises		X
18. Sound attenuation for Tenant equipment to comply with local codes and ordinances		X

Page **5** of **7**

EXHIBIT 1.1.1-2

LONGFELLOW

10240 Sorrento Valley Road
SCOPE OF WORK ALLOCATION BETWEEN
LANDLORD'S WORK, EXTERIOR UPGRADES, AND
TENANT IMPROVEMENTS

DESCRIPTION	Base Building	Tenant Improvements
19. Additional/ dedicated cooling for Tenant requirements		X
20. Roof screen, if required	X	
21. Glass wash and Autoclave		X
ELECTRICAL		
1. Power distribution to Main Electrical Room and roof. 2000 amps at 480V. 25 watts/ sf	X	
2. Non-Core electrical rooms within tenant premises		X
3. Standby generator, minimum service size to provide 5 watts / sf	X	
4. Standby power from main electrical room and distribution for tenant requirements.		X
5. Uninterrupted power supply (UPS) for tenant systems/equipment		X
6. Lighting, power distribution and receptacles within tenant premises		X
7. Building power SDG&E meter at main switchgear	X	
8. Electrical sub-metering equipment and installation for tenant power metering		X
9. Core area life safety emergency lighting/signage	X	
10. Tenant Premises life safety emergency lighting/signage		X
11. Tenant transformers, panels, and power distribution		X
FIRE ALARM		
1. Base Building fire alarm system and associated devices, serving core area and common spaces.	X	
2. Fire alarm sub panels and devices for Tenant Premises with integration into Base Building system		X
3. Alteration to fire alarm system to facilitate Tenant program		X
TELEPHONE/DATA		
1. Telecommunication infrastructure from utility to POC in building.	X	
2. Tenant's telecommunications (IDF) room and associated equipment		X
3. Telecommunication and network connections between MPOE and tenant IDF		X

Page 6 of 7

EXHIBIT 1.1.1-2

LONGFELLOW

10240 Sorrento Valley Road
SCOPE OF WORK ALLOCATION BETWEEN
LANDLORD'S WORK, EXTERIOR UPGRADES, AND
TENANT IMPROVEMENTS

DESCRIPTION	Base Building	Tenant Improvements
4. Tenant's telecommunications/Data cabling and infrastructure		X
5. Provisioning of circuits and service from service providers		X
6. Audio visual systems and support		X
SECURITY		
1. Card access control at building entries 24/7	X	
2. Card access into and within Tenant Premises plus all associated hardware		X
3. Card access control software and/or service monitoring		X
SIGNAGE		
1. Building common area interior signage	X	
2. Tenant entrance ID and signage within Tenant Premises		X

Page 7 of 7

EXHIBIT 1.1.1-2

EXHIBIT 2.1

form of NOTICE OF LEASE TERM DATES

To:	_______________________ _______________________ _______________________ _______________________
Re:

Lease dated ____________, 20__ between ____________________, a _____________________ (“Landlord”), and _______________________, a _______________________ (“Tenant”) concerning the building located at [INSERT BUILDING ADDRESS].

Gentlemen:

In accordance with the Lease (the “Lease”), we wish to advise you and/or confirm as follows:

1.	The Lease Term shall commence on or has commenced on _____________ for a term of _______________ ending on _______________.
2.	The Rent Commencement Date occurred on _____________..
3.	Your rent checks should be made payable to __________ at ______________.

“Landlord”:

, LLC,
a Delaware limited liability company

By:	/s/ Jessica Brock
	Its:	Authorized Signatory

Agreed to and Accepted as
of , 20__.

“Tenant”:

a

By:
Its:

EXHIBIT 2.1

EXHIBIT 5.2

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations.  Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project; provided that if Tenant notifies Landlord of a repeated violation of these Rules and Regulations, Landlord will use commercially reasonable efforts to resolve such violation.  In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.

1.

Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.  If Tenant shall affix additional locks on doors then Tenant shall furnish Landlord with copies of keys or pass cards or similar devices for said locks.  Tenant shall bear the cost of any lock changes or repairs required by Tenant.  Initial keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord.  Upon the termination of this Lease, Tenant shall provide Landlord with all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, Tenant and in the event of the loss of keys, so furnished, Tenant shall pay to Landlord the cost of replacing same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.

2.	All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.
3.

Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the vicinity of the Building.  Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building.  Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register.  Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building.  Landlord will furnish passes to persons for whom Tenant requests same in writing.  Tenant shall be responsible for all persons for whom Tenant requests passes and shall be liable to Landlord for all acts of such persons.  Landlord and its agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person.  In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

4.

All moving activity into or out of the Building which could impact other tenants at the Project shall be scheduled with Landlord and done only at such time and in such manner as Landlord designates.  Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building and also the times and manner of moving the same in and out of the Building.  Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight.   Landlord will not be responsible for loss of or damage to any such safe or property in any case.  Any damage to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.

5.

The requirements of Tenant will be attended to only upon application at the management office for the Project or at such office location designated by Landlord.  Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

6.

No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Premises or the Building visible from outside the Building without the prior written consent of Landlord.  Tenant shall not disturb, solicit, peddle, or canvass any occupant of the Project and shall cooperate with Landlord and its agents of Landlord to prevent same.

EXHIBIT 5.2

7.

The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein.  The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have caused same.

8.

Discharge of industrial sewage to the Building plumbing system shall only be permitted if Tenant, at its sole expense, shall have obtained all necessary permits and licenses therefor, including without limitation permits from state and local authorities having jurisdiction thereof.

9.

Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork or drywall or in any way deface the Premises or any part thereof without Landlord’s prior written consent; provided, however, that Landlord’s prior written consent shall not be required for the hanging of normal and customary office artwork and personal items. Landlord reserves the right to have Landlord’s structural engineer review Tenant’s floor loads on the Building at Landlord’s expense, unless such study reveals that Tenant has exceeded the floor loads, in which case Tenant shall pay the cost of such survey.

10.

Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines other than fractional horsepower office and laboratory machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

11.

Tenant shall not use or keep in or on the Premises, the Building, or the Project any kerosene, gasoline or other inflammable or combustible fluid, chemical, substance or material, except as expressly permitted by the Lease.

12.	Tenant shall not without the prior written consent of Landlord use any method of heating or air conditioning other than that supplied or approved by Landlord.
13.

Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises except as expressly permitted by the Lease, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors, or vibrations, or interfere with other tenants or those having business therein, whether by the use of any musical instrument, radio, phonograph, or in any other way.  Tenant shall not throw anything out of doors, windows or skylights or down passageways.

14.

Tenant shall not bring into or keep within the Project, the Building or the Premises any animals (other than service animals and Permitted Dogs), birds, aquariums, or, except in areas designated by Landlord, bicycles or other vehicles.

15.

The Premises shall not be used for lodging or for any illegal purposes.  Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors, provided that such use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

16.

The Premises shall not be used for the storage of merchandise except as such storage may be incidental to the use of the Premises provided for in the Summary.  Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a messenger-type operation or dispatch office, public stenographer or typist, or for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau without the express prior written consent of Landlord.  Tenant shall not engage or pay any employees on the Premises except those actually working for such tenant on the Premises nor advertise for laborers giving an address at the Premises.

17.

Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

EXHIBIT 5.2

18.

Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, courts, halls, stairways, elevators, vestibules or any Common Areas for the purpose of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises.

19.

Tenant shall store all its trash and garbage within the interior of the Premises.  No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in San Diego, California without violation of any law or ordinance governing such disposal.  All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.

20.	Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.
21.

Any persons employed by Tenant to do janitorial work shall be subject to the prior written approval of Landlord, and while in the Building and outside of the Premises, shall be subject to and under the control and direction of the Building manager (but not as an agent or servant of such manager or of Landlord).

22.

No awnings or other projection shall be attached to the outside walls of the Building without the prior reasonable written consent of Landlord, and no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord standard drapes.  All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and a warm white bulb color approved in advance in writing by Landlord.  Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the prior written consent of Landlord.  Tenant shall abide by Landlord’s regulations concerning the opening and closing of window coverings which are attached to the windows in the Premises, if any, which have a view of any interior portion of the Building or Building Common Areas.

23.

The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.

24.	Tenant must comply with requests by Landlord concerning the informing of their employees of items of importance to Landlord.
25.

No smoking is permitted in the Building or on the Project.  Tenant must comply with the State of California “No-Smoking” law set forth in California Labor Code Section 6404.5, and any local “No-Smoking” ordinance which may be in effect from time to time and which is not superseded by such state law.

26.	Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project.
27.

All non-standard office equipment of any electrical or mechanical nature shall be placed by Tenant in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise and annoyance.

28.	Tenant shall not use in any space or in the public halls of the Building, any hand trucks except those equipped with rubber tires and rubber side guards.
29.	No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Landlord.
30.	No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.

EXHIBIT 5.2

Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s reasonable judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building, the Common Areas and the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein; provided that no new or revised Rules and Regulations will increase Tenant’s obligations or decrease Tenant’s rights hereunder.  Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project.  Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT 5.2

EXHIBIT 5.3.1.1

CREEKISDE LABS

ENVIRONMENTAL QUESTIONNAIRE

ENVIRONMENTAL QUESTIONNAIRE
FOR COMMERCIAL AND INDUSTRIAL PROPERTIES

Property Name:

Property Address:

Instructions:  The following questionnaire is to be completed by the Lessee representative with knowledge of the planned operations for the specified building/location.  Please print clearly and attach additional sheets as necessary.

1.0PROCESS INFORMATION

Describe planned use, and include brief description of manufacturing processes employed.

2.0HAZARDOUS MATERIALS

Are hazardous materials used or stored?  If so, continue with the next question.  If not, go to Section 3.0.

2.1	Are any of the following materials handled on the Property?Yes No

(A material is handled if it is used, generated, processed, produced, packaged, treated, stored, emitted, discharged, or disposed.)  If so, complete this section.  If this question is not applicable, skip this section and go on to Section 5.0.

Explosives	Fuels	Oils
Solvents	Oxidizers	Organics/Inorganics
Acids	Bases	Pesticides
Gases	PCBs	Radioactive Materials
Other (please specify)
22.

If any of the groups of materials checked in Section 2.1, please list the specific material(s), use(s), and quantity of each chemical used or stored on the site in the Table below.  If convenient, you may substitute a chemical inventory and list the uses of each of the chemicals in each category separately.

Material	Physical State (Solid, Liquid, or Gas)	Usage	Container Size	Number of Containers	Total Quantity

EXHIBIT 5.3.1.1

23.	Describe the planned storage area location(s) for these materials. Please include site maps and drawings as appropriate.

3.0HAZARDOUS WASTES

Are hazardous wastes generated?Yes  No

If yes, continue with the next question.  If not, skip this section and go to Section 4.0.

3.1	Are any of the following wastes generated, handled, or disposed of (where applicable) on the Property?

Hazardous wastes	Industrial Wastewater
Waste oils	PCBs
Air emissions	Sludges
Regulated Wastes	Other (please specify)
32.	List and quantify the materials identified in Question 3‑1 of this section.

WASTE GENERATED	RCRA listed Waste?	SOURCE	APPROXIMATE MONTHLY QUANTITY	WASTE CHARACTERIZATION	DISPOSITION

33.	Please include name, location, and permit number (e.g. EPA ID No.) for transporter and disposal facility, if applicable). Attach separate pages as necessary.

Transporter/Disposal Facility Name	Facility Location	Transporter (T) or Disposal (D) Facility	Permit Number

34.	Are pollution controls or monitoring employed in the process to prevent or minimize the release of wastes into the environment?Yes No
35.	If so, please describe.

4.0USTS/ASTS

4.1

Are underground storage tanks (USTs), aboveground storage tanks (ASTs), or associated pipelines used for the storage of petroleum products, chemicals, or liquid wastes present on site (lease renewals) or required for planned operations (new tenants)?Yes___No___

If not, continue with Section 5.0.  If yes, please describe capacity, contents, age, type of the USTs or ASTs, as well any associated leak detection/spill prevention measures.  Please attach additional pages if necessary.

EXHIBIT 5.3.1.1

Capacity	Contents	Year Installed	Type (Steel, Fiberglass, etc.)	Associated Leak Detection / Spill Prevention Measures*

*Note:	The following are examples of leak detection / spill prevention measures:

Integrity testing	Inventory reconciliation	Leak detection system
Overfill spill protection	Secondary containment	Cathodic protection
42.	Please provide copies of written tank integrity test results and/or monitoring documentation, if available.
43.	Is the UST/AST registered and permitted with the appropriate regulatory agencies?Yes No If so, please attach a copy of the required permits.
44.

If this Questionnaire is being completed for a lease renewal, and if any of the USTs/ASTs have leaked, please state the substance released, the media(s) impacted (e.g., soil, water, asphalt, etc.), the actions taken, and all remedial responses to the incident.

45.	If this Questionnaire is being completed for a lease renewal, have USTs/ASTs been removed from the Property?Yes No

If yes, please provide any official closure letters or reports and supporting documentation (e.g., analytical test results, remediation report results, etc.).

46.	For Lease renewals, are there any above or below ground pipelines on site used to transfer chemicals or wastes?Yes No

For new tenants, are installations of this type required for the planned operations?

Yes  No

If yes to either question, please describe.

5.0ASBESTOS CONTAINING BUILDING MATERIALS

Please be advised that an asbestos survey may have been performed at the Property.  If provided, please review the information that identifies the locations of known asbestos containing material or presumed asbestos containing material.  All personnel and appropriate subcontractors should be notified of the presence of these materials, and informed not to disturb these materials.  Any activity that involves the disturbance or removal of these materials must be done by an appropriately trained individual/contractor.

6.0REGULATORY

61.	Does the operation have or require a National Pollutant Discharge Elimination System (NPDES) or equivalent permit?Yes No If so, please attach a copy of this permit.

EXHIBIT 5.3.1.1

62.	Has a Hazardous Materials Business Plan been developed for the site?Yes No If so, please attach a copy.

CERTIFICATION

I am familiar with the real property described in this questionnaire.  By signing below, I represent and warrant that the answers to the above questions are complete and accurate to the best of my knowledge.  I also understand that Lessor will rely on the completeness and accuracy of my answers in assessing any environmental liability risks associated with the property.

Signature:

Name:

Title:

Date:

Telephone:

EXHIBIT 5.3.1.1

EXHIBIT 17

CREEKSIDE LABS

FORM OF TENANT’S ESTOPPEL CERTIFICATE

The undersigned as Tenant under that certain Lease (the “Lease”) made and entered into as of ___________, 20__ by and between _______________ as Landlord, and the undersigned as Tenant, for Premises in the building located at [INSERT BUILDING ADDRESS], San Diego, California, certifies, as of the date hereof, as follows:

1.

Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto.  The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2.

The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on __________, and the Lease Term expires on ___________, and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project.

3.	Base Rent became payable on ____________.
4.	The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.
5.	Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:
6.	Intentionally Omitted.
7.

All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through ___________.  The current monthly installment of Base Rent is $_____________________.

8.

To Tenant’s knowledge, all conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder.  In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder.  The Lease does not require Landlord to provide any rental concessions or to pay any leasing brokerage commissions, except as stated in the Lease.

9.	No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease.
10.	To Tenant’s knowledge, as of the date hereof, there are no existing defenses or offsets, or, claims or any basis for a claim, that the Tenant has against Landlord.
11.

If Tenant is a corporation or partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

12.	To Tenant’s knowledge, there are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.
13.

To Tenant’s knowledge, Tenant is in material compliance with all federal, state and local laws, ordinances, rules and regulations affecting its use of the Premises, including, but not limited to, those laws, ordinances, rules or regulations relating to hazardous or toxic materials.  To Tenant’s knowledge Tenant has never permitted or suffered, nor does Tenant have any knowledge of, the generation, manufacture, treatment, use, storage, disposal or

EXHIBIT 17

discharge of any hazardous, toxic or dangerous waste, substance or material in, on, under or about the Project or the Premises or any adjacent premises or property in violation of any federal, state or local law, ordinance, rule or regulation.

14.

To Tenant’s knowledge, all tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full.  All work (if any) in the common areas required by the Lease to be completed by Landlord has been completed and all parking spaces required by the Lease have been furnished and/or all parking ratios required by the Lease have been met.

Tenant acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.

Executed at ______________ on the ____ day of ___________, 20__.

“Tenant”:

a

By:
Its:

By:
Its:

EXHIBIT 17

EXHIBIT 21

FORM LETTER OF CREDIT

IRREVOCABLE STANDBY LETTER OF CREDIT NO. ______________

DATE: _______________, 20___

BENEFICIARY:

______________________________________

______________________________________

______________________________________

APPLICANT:

______________________________________

______________________________________

______________________________________

AMOUNT: US$__________________ ($___________and 00/100 U.S. DOLLARS)

EXPIRATION DATE: _______________, 20____

LOCATION: AT OUR COUNTERS IN ____________________________________

DEAR SIR/MADAM:

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. ________________ IN YOUR FAVOR AVAILABLE BY YOUR DRAFT IN THE FORM OF “ANNEX 1” ATTACHED DRAWN ON US AT SIGHT AND ACCOMPANIED BY THE FOLLOWING DOCUMENTS:

A DATED STATEMENT SIGNED BY AN AUTHORIZED OFFICER OF THE BENEFICIARY READING AS FOLLOWS:

(A)	WE ARE ENTITLED TO DRAW ON THE LETTER OF CREDIT PURSUANT TO THE TERMS OF THAT CERTAIN LEASE BY AND BETWEEN _______________, AS LANDLORD, AND _____________________, AS TENANT

OR

EXHIBIT 21

(B)_________________ HEREBY CERTIFIES THAT IT HAS RECEIVED NOTICE FROM _____________ THAT THE LETTER OF CREDIT NO. ___________ WILL NOT BE RENEWED, AND THAT IT HAS NOT RECEIVED A REPLACEMENT OF THIS LETTER OF CREDIT FROM ________________________ SATISFACTORY TO _________________ AT LEAST FORTY-FIVE (45) DAYS  PRIOR TO THE EXPIRATION DATE OF THIS LETTER OF CREDIT.

THE LEASE MENTIONED IN THIS LETTER OF CREDIT IS FOR IDENTIFICATION PURPOSES ONLY AND IT IS NOT INTENDED THAT SAID AGREEMENT BE INCORPORATED HEREIN OR FORM PART OF THIS LETTER OF CREDIT.

DRAFT(S) AND DOCUMENTS MUST INDICATE THE NUMBER AND DATE OF THIS LETTER OF CREDIT.  PARTIAL DRAWINGS ARE PERMITTED.

THIS LETTER OF CREDIT SHALL BE AUTOMATICALLY EXTENDED FOR AN ADDITIONAL PERIOD OF ONE YEAR, WITHOUT AMENDMENT OR CONDITION, FROM THE PRESENT OR EACH FUTURE EXPIRATION DATE UNLESS AT LEAST FORTY-FIVE (45) DAYS PRIOR TO THE THEN CURRENT EXPIRATION DATE WE NOTIFY YOU AND THE APPLICANT BY REGISTERED MAIL/OVERNIGHT COURIER SERVICE AT THE ABOVE ADDRESSES THAT THIS LETTER OF CREDIT WILL NOT BE EXTENDED BEYOND THE CURRENT EXPIRATION DATE.

THIS LETTER OF CREDIT MAY BE TRANSFERRED (AND THE PROCEEDS HEREOF ASSIGNED), AT THE EXPENSE OF THE APPLICANT (WHICH PAYMENT SHALL NOT BE A CONDITION TO ANY TRANSFER), ONE OR MORE TIMES BUT IN EACH INSTANCE ONLY IN THE FULL AMOUNT AVAILABLE TO BE DRAWN UNDER THE LETTER OF CREDIT.

ALL DEMANDS FOR PAYMENT SHALL BE MADE BY PRESENTATION OF  THE DATED CERTIFICATION PRIOR TO ______ A.M. ____________ TIME, ON A BUSINESS DAY AT OUR OFFICE (THE “BANK’S OFFICE”) AT: _________________________________, ATTENTION: STANDBY LETTER OF CREDIT SECTION OR BY FACSIMILE TRANSMISSION AT: (___) _____________; AND SIMULTANEOUSLY UNDER TELEPHONE ADVICE TO: (___) __________, ATTENTION: STANDBY LETTER OF CREDIT NEGOTIATION SECTION WITH ORIGINALS TO FOLLOW BY OVERNIGHT COURIER SERVICE.

PAYMENT AGAINST CONFORMING PRESENTATIONS HEREUNDER SHALL BE MADE BY BANK IN IMMEDIATELY AVAILABLE U.S. FUNDS DURING NORMAL BUSINESS HOURS OF THE BANK’S OFFICE WITHIN TWO (2) BUSINESS DAYS AFTER PRESENTATION NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE INTERNATIONAL STANDBY PRACTICES 1998 (ISP98), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 590.

WE HEREBY CERTIFY THAT THIS IS AN UNCONDITIONAL AND IRREVOCABLE CREDIT AND AGREE WITH THE DRAWERS, ENDORSERS AND BONAFIDE HOLDERS THAT THE DRAFTS DRAWN UNDER AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT SHALL BE DULY HONORED UPON PRESENTATION TO THE DRAWEE, IF NEGOTIATED ON OR BEFORE THE EXPIRATION DATE OF THIS CREDIT.

EXCEPT TO THE EXTENT INCONSISTENT WITH THE EXPRESS TERMS HEREOF, THIS LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES 1998 (ISP98), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 590.

AUTHORIZED SIGNATURE	AUTHORIZED SIGNATURE

EXHIBIT 21

ANNEX 1

BILL OF EXCHANGE

                                                                                                           DATE:

AT                                                               SIGHT OF THIS BILL OF EXCHANGE

PAY TO THE ORDER OF

US                                                                           DOLLARS (US $                  )

       DRAWN UNDER

       CREDIT NUMBER NO.                                                     DATED

TO:

...............................................................

            Authorized Signature

EXHIBIT “A”

EXHIBIT 21

DATE:

TO:	RE:	STANDBY LETTER OF CREDIT

NO.

ISSUED BY

LADIES AND GENTLEMEN:

FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:

(NAME OF TRANSFEREE)

(ADDRESS)

ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT UP TO ITS AVAILABLE AMOUNT AS SHOWN ABOVE AS OF THE DATE OF THIS TRANSFER.

BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE. TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS, AND WHETHER NOW EXISTING OR HEREAFTER MADE. ALL AMENDMENTS ARE TO BE ADVISED DIRECT TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.

THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO ENDORSE THE TRANSFER ON THE REVERSE THEREOF, AND

FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER.

SINCERELY,	SIGNATURE AUTHENTICATED

(BENEFICIARY’S NAME)	(Name of Bank)

SIGNATURE OF BENEFICIARY	(authorized signature)

EXHIBIT 21